As filed with the Securities and Exchange Commission on January 12, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

THE RESTAURANT COMPANY

(Exact name of registrant as specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization	5812 (Primary Standard Industrial Classification Bankruptcy Code Number	62-1254388 (I.R.S. Employer Identification Number)

Co-Registrants
See Next Page
c/o The Restaurant Company
6075 Poplar Avenue − Suite 800
Memphis, Tennessee 38119-4709
(800) 877-7375
(Address, Including Zip Code, and
Telephone Number, Including Area
Code, of Registrant's Principal
Executive Offices	Karen L. Young
Acting Senior Financial Director
6075 Poplar Avenue − Suite 800
Memphis, Tennessee 38119-4709
(901) 766-6414
(Name, Address, Including Zip
Code, and Telephone Number,
Including Area Code,
of Agent For Services)

Copies to:

Michael R. Littenberg, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Ph: (212) 756-2000
Fax: (212) 593-5955

Approximate Date of Commencement of Proposed Offer to the Public: As soon as practicable after this registration statement becomes effective.

If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
10% Series B Senior Notes due 2013 and Note Guarantees	$190,000,000	100%	$190,000,000	$20,330.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

(2)	Calculated pursuant to Rule 457(f) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Co-Registrants

Exact Name of Co-Registrant as specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S Employer Identification Number
The Restaurant Company of Minnesota (Guarantor)	Delaware	5812	62-1803999
Perkins Finance Corporation (Guarantor)	Delaware	6199	62-1720081
TRC Realty LLC (Guarantor)	Delaware	6500	*

*	Single member LLC, no EIN issued

SUBJECT TO COMPLETION, DATED January 12, 2006

PRELIMINARY PROSPECTUS

THE RESTAURANT COMPANY

$190,000,000

OFFER TO EXCHANGE

10% Senior Notes due 2013, Series B
for any and all outstanding
10% Senior Notes due 2013, Series A of
THE RESTAURANT COMPANY

The exchange offer will expire at 5:00 p.m., New York City time, on              2006,
which is 20 business days after the commencement of the exchange offer, unless extended.

The Issuer:

•	The Restaurant Company. The Restaurant Company is referred to in this prospectus as the "issuer."

The Offering:

•	Offered securities: the securities offered by this prospectus are senior notes, which are being issued in exchange for senior notes sold by us in our private placement that we consummated on September 21, 2005. The New Notes are substantially identical to the Original Notes and are governed by the same indenture governing the Original Notes. Original Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

•	Expiration of offering: the exchange offer expires at 5:00 p.m., New York City time, on , 2006, which is 20 business days after the commencement of the exchange offer, unless extended.

•	Each broker-dealer that receives New Notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. If the broker-dealer acquired the Original Notes as a result of market making or other trading activities, such broker-dealer must use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the New Notes.

•	Broker-dealers who acquired the Original Notes directly from the issuer through an exemption from registration must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act of 1933, or the Securities Act, in connection with secondary resales and cannot rely on the position of the Securities and Exchange Commission or SEC staff enunciated in the Exxon Capital Holding Corp. no-action letter (available May 13, 1988).

The New Notes:

•	Maturity: October 1, 2013.

•	Interest payment dates: semiannually on each April 1 and October 1, beginning on April 1, 2006.

•	Redemption: we can redeem the New Notes on or after October 1, 2009, except we may redeem up to 35% of the New Notes prior to October 1, 2008 with the net cash proceeds of one or more public equity offerings. We are required to redeem the New Notes under some circumstances involving a change of control and asset sales.

•	Ranking: The New Notes will be senior unsecured obligations, effectively subordinated to all of our existing and future senior secured debt (including borrowings under our senior secured credit facility), to the extent of the value of the assets securing such indebtedness, senior in right of payment with all of our existing and future subordinated debt, and will be equal in right of payment to all of our existing and future senior debt.

•	As of October 2, 2005, we had approximately $192.6 million of senior debt outstanding, of which $2.6 million was secured and we had available to borrow approximately $16.6 million under our senior secured credit facility.

•	Neither an exchange of an Original Note for a New Note nor the filing of a registration statement with respect to the resale of the New Notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing.

See "Risk Factors," beginning on page 12, for a discussion of some factors that should be considered by holders in connection with a decision to tender Original Notes in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2006.

INFORMATION ABOUT THE TRANSACTION

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to the holders of our Original Notes by contacting us at our address, which is 6075 Poplar Avenue, Suite 800, Memphis, TN 38119-4709 or by calling us at (800) 877-7375. To obtain timely delivery of this information, you must request this information no later than five business days before                 , 2006, which is 20 business days after the commencement of the exchange offer, unless extended.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications and other publicly available information. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of information and have not independently verified it. Estimates are inherently uncertain and the estimates contained herein involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors" in this prospectus. See "Risk Factors."

FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements." These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These forward-looking statements include, among others, the following:

•	competitive pressures and trends in the restaurant industry;

•	prevailing prices and availability of food, supplies and labor;

•	relationships with franchisees and financial health of franchisees;

•	general economic conditions and demographic patterns;

•	our development and expansion plans; and

•	statements covering our business strategy.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

TRADEMARKS AND TRADE NAMES

We own or have the rights to various trademarks, copyrights and trade names used in our business, including Perkins, Perkins Restaurant & Bakery and Foxtail Foods. This prospectus also includes trade names and trademarks of other companies. Our use or display of other parties' trade names, trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.

i

PROSPECTUS SUMMARY

This summary highlights important information about our business and about this exchange offer. It likely does not contain all the information that is important to you. You should read this entire prospectus carefully, including "Risk Factors" and the financial information included elsewhere. In this prospectus, unless the context requires otherwise, references to "we," "our," "the Company" or "us" refers, as applicable, to The Restaurant Company and its consolidated subsidiaries. All references in this prospectus to the "issuer" are to The Restaurant Company. Furthermore, unless otherwise noted, references to "our restaurants" refer to Company-operated restaurants only.

Our financial reporting is based on thirteen four-week periods ending on the last Sunday in December. The first quarter includes four four-week periods, with the last three quarters consisting of three four-week periods. References in this prospectus to the years or fiscal years 2002, 2003 and 2004 refer to our fiscal years ended December 29, 2002, December 28, 2003 and December 26, 2004, respectively, unless otherwise expressly stated or the context otherwise requires. We converted to the thirteen four-week fiscal year format effective January 1, 2001.

Our Company

We are a leading operator and franchisor of 487 full-service family dining restaurants located primarily in the Midwest, Florida and Pennsylvania. As of October 2, 2005, we operated 152 full-service restaurants, and franchised 335 full-service restaurants to 115 franchisees in 33 states and in five Canadian provinces. In addition, we operate a bakery goods manufacturing division, Foxtail Foods, or "Foxtail," which manufactures pies, pancake mixes, cookie doughs, muffin batters and other bakery products for both our in-store bakeries and third-party customers. For over 47 years, we have built a loyal customer base by offering a wide menu selection of high-quality, moderately priced food and beverage items consisting of traditional favorites and seasonal specialties. We believe that our established brand name, attractive price/value relationship and focused store level execution have helped us to achieve consistent operating performance. Over 96% of our restaurants produce positive store-level cash flow and our restaurants' footprint extends over 13 states, with a significant number of restaurants in Minnesota and Florida. Our existing restaurants currently generate average annual revenues of $1.82 million, which we believe is among the highest unit averages in the family dining industry.

Founded in 1958, Perkins has continued to adapt its menu, product offerings and building decor to meet changing consumer preferences, while honoring a tradition of high-quality food and friendly service that has been the hallmark of the Perkins brand. The Perkins concept is designed to serve a variety of demographically and geographically diverse customers for a wide range of dining occasions which are appropriate for the entire family. We offer a full menu of over 90 assorted breakfast, lunch, dinner, snack and dessert items ranging in price from $2.99 to $12.59 with an average guest check as of October 2, 2005 of $7.47 for our restaurants. Perkins' signature menu items include our omelettes, secret recipe real buttermilk pancakes, Mammoth Muffins®, Tremendous Twelve® platter, salads, melt sandwiches and Butterball® turkey entrees. Breakfast items, which are available throughout the day, account for approximately half of the entrees sold in our restaurants.

Perkins restaurants are distinguished by our large, comfortable dining rooms, flexible kitchens, extended operating hours, courteous table service and bakery specialties. Our restaurants are open seven days a week, with selected restaurants open 24 hours a day. Perkins restaurants average over 5,000 square feet in size and are primarily located in free-standing buildings with approximately 160 to 180 seats. On average, our restaurants have served 4,814 customers per week per restaurant during the first forty weeks of fiscal 2005. Perkins restaurants are generally concentrated geographically in order to increase operating synergies including purchasing, distribution and advertising. As a result of our focus on execution and loyal customer base, we have grown to be one of the largest family dining chains in the U.S.

Over the past two years, we have undertaken a number of key initiatives to improve our operations, including: (i) upgrading and rationalizing our menu offerings; (ii) refocusing efforts on increasing bakery sales to both our restaurants and franchised restaurants as well as third parties; (iii) emphasizing restaurant-level cost control, with a particular focus on labor productivity; (iv) closing underperforming restaurants; (v) implementing a breakfast-focused marketing program; (vi) developing a new prototype restaurant; and (vii) employing a new system to help us measure and ensure guest satisfaction. We believe that these initiatives, combined with our continued upgrading and remodeling of our restaurants and franchised restaurants, are important steps to maintaining the strength of our business and positioning us to continue to improve our results.

Business Strengths

We believe that the following business strengths are the keys to our success:

•	established, high-value restaurant brand;

•	high-quality family dining experience;

•	stable operating performance;

•	updated, modern restaurants;

•	strong franchise network;

•	efficient operations;

•	proprietary in-house bakery capability; and

•	management expertise.

Growth Strategy

The key objectives of our growth strategy are to grow the base of our restaurants and franchised restaurants, including market share and grow our margins and cash flow. The key elements of our growth strategy are:

•	increase comparable restaurant sales and expand margins;

•	selectively develop new company-operated restaurants;

•	increase franchise revenues;

•	expand third-party and internal business at Foxtail; and

•	pursue complementary acquisitions.

The Transaction

The Acquisition

On September 21, 2005, an affiliate of Castle Harlan, TRC Holding Corp., or the buyer, purchased all of the outstanding capital stock of our parent for a purchase price of $245.0 million (excluding fees and expenses), subject to adjustments including a working capital adjustment and certain other adjustments, inclusive of a potential earnout payment of up to $5.0 million. Approximately 90% of the equity interests of the buyer parent are owned by Castle Harlan Partners IV, L.P. or CHP IV, and its affiliates. In connection with the acquisition, Donald Smith, our former Chairman and Chief Executive Officer, exchanged a portion of his equity interests in our parent for $6.5 million of equity in the buyer parent in lieu of cash consideration in the acquisition. We refer to the foregoing transactions herein as the "acquisition."

The Financings

The net proceeds of the issuance of the Original Notes were used to partially finance the acquisition and to pay related fees and expenses. The balance of the proceeds necessary to consummate the acquisition were funded by an indirect equity contribution to the buyer of $65.7 million by affiliates of CHP IV and $2.6 million of borrowings under our senior secured credit facility. In connection with the acquisition, Donald Smith, our former Chairman and Chief Executive Officer, exchanged a portion of his equity interests in our parent for $6.5 million of equity in the buyer parent in lieu of cash consideration in the acquisition.

In addition, in connection with the acquisition, we entered into a senior secured credit facility that provides for borrowings up to $25.0 million, of which approximately $16.6 million are available for borrowing (after giving effect to borrowings on the closing date of the Transactions and after giving effect to approximately $5.8 million of outstanding letters of credit).

As used in this prospectus, the term "Transactions" means, collectively, the issuance of the Original Notes and the application of the proceeds thereof, the acquisition and the related financings described above.

Our principal executive offices are located at 6075 Poplar Avenue, Suite 800, Memphis, TN 38119-4709. Our telephone number is (800) 877-7375. Our website address is (http://www.perkinsrestaurants.com). We do not incorporate the information on our website into this prospectus and you should not consider it part of this prospectus.

THE EXCHANGE OFFER

Expiration Date	5:00 p.m., New York City time, on , 2006, which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer.

Exchange and Registration Rights	In a registration rights agreement dated September 21, 2005, the holders of the issuer's 10% senior notes due 2013, series A, which are referred to in this prospectus as the "Original Notes," were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the Original Notes that you hold for the issuer's 10% senior notes due 2013, series B, which are referred to in this prospectus as the "New Notes," with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes.

Accrued Interest on the New Notes and Original Notes	The New Notes will bear interest from September 21, 2005. Holders of Original Notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Original Notes accrued to the date of issuance of the New Notes.

Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions which we may waive and upon compliance with securities laws. All conditions to which the exchange offer is subject must be satisfied or waived on or before the expiration of the offer.

Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the exchange offer must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

•	arrange for DTC to transmit required information in accordance with DTC's procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent. Original Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

Special Procedures for Beneficial Holders	If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering if you wish to tender your Original Notes and:

•	time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or

•	you cannot complete the procedure for book-entry transfer on time; or

•	your Original Notes are not immediately available.

Withdrawal Rights	You may withdraw your tender of Original Notes at any time by or prior to 5:00 p.m., New York City time, on the expiration date, unless previously accepted for exchange.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your Original Notes, you will not have further exchange or registration rights, and you will continue to be restricted from transferring your Original Notes. Accordingly, the liquidity of the Original Notes will be adversely affected.

Federal Tax Considerations	We believe that the exchange of the Original Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder's holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged.

Exchange Agent	The Bank of New York, trustee under the indenture under which the New Notes will be issued, is serving as exchange agent.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

SUMMARY TERMS OF NEW NOTES

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Issuer	The Restaurant Company. The Restaurant Company is referred to in this prospectus as the "issuer."

Securities Offered	The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:

•	the New Notes will bear a different CUSIP number from the Original Notes;

•	the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the New Notes.

The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the indenture governing the Original Notes and will be treated under the indenture as a single class with the Original Notes.

Maturity	October 1, 2013.

Interest	The New Notes will bear cash interest at the rate of 10% per annum (calculated using a 360-day year), payable semi-annually in arrears.

Payment frequency: every six months on April 1 and October 1.

First payment: April 1, 2006.

Ranking	The New Notes will be senior unsecured obligations, effectively subordinated to all of our existing and future senior secured debt (including borrowings under our senior secured credit facility), to the extent of the value of the assets securing such indebtedness, senior in right of payment with all of our existing and future subordinated debt, and will be equal in right of payment to all of our existing and future senior debt.

As of October 2, 2005, we had approximately $192.6 million of senior debt outstanding, of which $2.6 million was secured and we had available to borrow approximately $16.6 million under our senior secured credit facility.

Guarantees	Each of our existing and future domestic subsidiaries will guarantee the New Notes. For additional information on the guarantors see the notes to our consolidated financial statements included elsewhere in this registration statement.

Optional Redemption	Prior to October 1, 2009, the issuer may redeem the New Notes, in whole or in part, at a price equal to (a) 100% of the principal amount of the notes plus the applicable premium, which is a component of the redemption price of the notes that is calculated to provide yield protection in the event that certain interest rates are lower than the interest rates on the New Notes at the date of redemption, as more fully described under "Description of New Notes—Certain Definitions" under the defined term "Applicable Premium," plus (b) accrued and unpaid interest and additional interest, or "Special Interest," payable on the outstanding principal amount of any notes that constitute transfer restricted securities in the event we fail to comply with certain obligations under the registration rights agreement, if any, to the redemption date.

After October 1, 2009, the issuer may redeem the notes, in whole or in part, at the applicable redemption prices described under "Description of New Notes—Optional Redemption," plus accrued and unpaid interest and Special Interest, if any, to the redemption date.

Optional Redemption after Public Equity Offerings	The issuer may redeem up to 35% of the aggregate principal amount of the notes at any time prior to
October 1, 2008, with the net cash proceeds of certain equity offerings at a price equal to 110% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the New Notes originally issued remains outstanding and the redemption occurs within 90 days of the closing of the equity offering. See "Description of New Notes—Optional Redemption."

Mandatory Offer to Repurchase	If we sell certain assets without applying the proceeds in a specified manner, or experience certain change of control events, each holder of the New Notes may require us to repurchase all or a portion of its New Notes at the purchase prices set forth in this prospectus, plus accrued and unpaid interest and Special Interest, if any, to the repurchase date. Our senior secured credit facility may restrict us from repurchasing any of the New Notes, including upon any repurchase we may be required to make as a result of a change of control or certain asset sales.

Certain Indenture Provisions	The indenture governing the New Notes contains covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue preferred stock or disqualified stock, which are equity interests that would mature or may be redeemable at the option of the holders, in whole or in part, on or prior to a date that is 91 days after the date the notes mature;

•	make investments;

•	sell assets;

•	create liens;

•	consolidate, merger, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions as described under "Description of the New Notes."

Exchange Offer; Registration Rights	You have the right to exchange the Original Notes for New Notes with substantially identical terms. This exchange offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.

Resales Without Further Registration	We believe that the New Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and

•	you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each broker dealer that receives New Notes pursuant to the Exchange Offer must deliver a prospectus in connection with any resale of the New Notes. If the broker dealer acquired the Original Notes as a result of market making or other trading activities, such broker dealer must use the prospectus for the exchange offer, as supplemented or amended in connection with the resales of the New Notes. We do not intend to list the New Notes on any securities exchange.

Summary Consolidated Historical and Unaudited Pro Forma Financial Data

The following table sets forth our summary consolidated historical financial data for fiscal 2002, 2003 and 2004, and for the unaudited forty week periods ended October 3, 2004 and October 2, 2005. The summary financial data should be read in conjunction with the sections entitled "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

Our financial statements for the period subsequent to September 21, 2005 are referred to as the "successor period" financial statements. All financial statements prior to that date are referred to as the "predecessor period" financial statements. Our summary historical financial data for fiscal 2002, 2003, and 2004 have been derived from our consolidated historical financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The summary consolidated historical financial data for the forty week period ended October 3, 2004, the predecessor period from December 27, 2004 through September 21, 2005 and the successor period from September 22, 2005 through October 2, 2005. have been derived from our consolidated unaudited historical financial statements which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.

The balance sheet detail as of October 2, 2005 gives effect to our acquisition by affiliates of Castle Harlan using the purchase method of accounting in accordance with the Financial Accounting Standards Board Statement No. 141 "Business Combinations." The total purchase price has been allocated based on information available to us at the date of this prospectus to the tangible and intangible assets acquired and liabilities assumed based on management's preliminary assessments of their fair values. These estimates and assumptions of fair values of assets acquired and liabilities assumed are subject to change, which could result in material differences between the actual amounts and those reported.

The pro forma statement of income data for the fiscal year ended December 26, 2004 includes the historical results of operations for fiscal 2004. The pro forma statement of income data for the forty weeks ended October 2, 2005 includes the historical results of operations for the forty weeks ended October 2, 2005 and gives effect to the Transactions as if they had occurred on the first day of the period. The unaudited pro forma financial data does not necessarily reflect what our results of operations or financial position would have been had the Transactions taken place on the date indicated and is not intended to project our results of operations or financial position for any future period or date.

The information set forth below should be read in conjunction with the information under "Capitalization," "Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes and the financial statements included elsewhere in this prospectus.

	Predecessor					Successor
	Year Ended			Forty Weeks Ended	Period from December 27, 2004 through September 21, 2005	Period from September 22, 2005 through October 2, 2005	Pro Forma
	December 29, 2002	December 28, 2003	December 26, 2004	October 3, 2004			Year Ended December 26, 2004	Forty Weeks Ended October 2, 2005
							(unaudited)	(unaudited)
	(in thousands)
Statement of income data: (1)
Revenues:
Food sales	$281,323	$276,860	$281,292	$217,652	$209,242	$8,837	$281,292	$218,079
Foxtail Foods	33,933	34,142	38,445	26,736	34,204	1,374	38,445	35,578
Franchise and other revenues	22,200	21,640	21,604	16,769	16,343	680	21,604	17,023
Total revenues	$337,456	$332,642	$341,341	$261,157	$259,789	$10,891	$341,341	$270,680
Costs and expenses:
Food cost	$87,307	$89,490	$93,439	$70,483	$69,976	$4,434	$93,439	$74,410
Labor and benefits	110,511	110,115	110,312	84,412	82,352	3,307	110,312	85,659
Operating expenses	65,892	64,283	64,397	50,168	53,438	627	78,859	65,189
General and administrative	30,961	29,077	31,395	23,782	23,711	710	33,172	25,788
Depreciation and amortization	24,953	20,184	18,866	14,786	11,816	481	18,408	11,945
(Ben.) prov. for disposition of assets, net	(628)	336	(109)	320	(518)	—	(109)	(518)
Lease termination	—	761	—	—	—	—	—	—
Asset write-down	1,640	455	740	455	248	—	740	248
Operating income	$16,820	$17,941	$22,301	$16,751	$18,766	$1,332	$6,520	$7,959
Net income (loss)	$(595)	$2,000	$5,145	$3,111	($4,140)	($118)	($9,080)	($5,385)
Cash flow data:
Cash from (used in) operating activities	$24,356	$20,361	$23,127	$17,850	($9,541)	$3,866
Cash from (used in) investing activities	($8,052)	($9,711)	($8,384)	$(8,170)	$130,957	($225,249)
Cash from (used in) financing activities	($14,992)	($11,501)	($1,717)	($359)	($134,618)	$220,973
Capital expenditures	($13,418)	($9,740)	($11,874)	($9,947)	($6,271)	($327)
Other financial data:
Net interest expense	$18,119	$16,586	$16,121	$12,436	$13,380	$658
Net rent expense	$9,986	$9,992	$10,319	$7,944	$9,927	$628
Restaurant operating data:
Restaurants open (at period end) (2)
Company-operated	155	156	153	154	152	152
Franchised	343	337	333	333	335	335
Total	498	493	486	487	487	487
Company-operated restaurant data:
Average sales per restaurant (2)	$1,851	$1,795	$1,824	$1,413	$1,377	$58
Comparable restaurant sales increase (3)	(2.1%)	(2.9%)	1.0%	1.4%	1.1%	3.9%
Average check (2)	$6.74	$7.00	$7.28	$7.25	$7.47	$7.60
Franchised restaurant data:
Average royalties per restaurant	$61.2	$61.4	$63.3	$49.3	$47.9	$1.9
Average sales per restaurant	$1,552	$1,560	$1,593	$1,243	$1,192	$50

	As of
	December 26, 2004	October 2, 2005
	(in thousands)
Balance sheet data:
Cash and cash equivalents (4)	$17,988	$4,376
Working capital (5)	(14,753)	(5,442)
Property and equipment, net	113,011	42,542
Total assets	237,785	315,644
Total long-term debt (6)	147,438	190,643
Total shareholders' equity	$(4,429)	$50,500

(1)	For a discussion on the impact on the push down of our parent's cost basis resulting from the series of transactions completed on December 22, 1999, through which our parent acquired 100% of our stock, which is accounted for as a purchase business combination (the "RHC Acquisition"), see note 22 to our annual period financial statements included elsewhere in this prospectus.

(2)	Represents full-service restaurants only and excludes two Company-operated Sage Hen Cafes (closed in 2002) and one franchised Perkins Express.

(3)	Comparable restaurant sales increase for each period is calculated using sales of restaurants that have been open during such period and the entire corresponding period of the prior fiscal year. Comparable restaurant sales data excludes those days and dayparts for which the restaurant was not open in both periods.

(4)	Excludes for all periods restricted cash, which is held for marketing purposes and with respect to our financial position as of October 2, 2005, also excludes the earnout payment of $5.0 million that the sellers may be entitled to receive in connection with the acquisition. The $5.0 million was placed into escrow upon consummation of the acquisition. See "The 2005 Acquisition" for more information about the earnout.

(5)	Working capital consists of current assets, excluding cash, cash equivalents, restricted cash and deferred income taxes, minus current liabilities, excluding current maturities of long-term debt, current portion of capital leases and franchise advertising contributions.

(6)	Long-term debt includes total debt plus capital leases (including current portion).

RISK FACTORS

In addition to the other information set forth in this prospectus, you should carefully consider the following factors before tendering the Original Notes in exchange for the New Notes. The following risks could materially harm our business, financial condition or future results. If that occurs, the value of the New Notes could decline, and you could lose all or part of your investment.

Risks Related to the New Notes and Our Indebtedness

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

As of October 2, 2005, we had approximately $192.6 million of senior debt outstanding, of which $2.6 million was secured and we were available to borrow approximately $16.6 million under our secured credit facility.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the New Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indenture and our senior secured credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Our senior secured credit facility bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection for this risk.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associate with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and our senior secured credit facility do not fully prohibit us or our subsidiaries from doing so. As of October 2, 2005, our senior secured credit facility permitted additional borrowing of up to approximately $16.6 million, and all of those borrowings would be effectively senior to the New Notes and to the guarantees thereof to the extent of the value of the assets securing such indebtedness. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. In addition, the indenture allows us to incur up to an additional $100.0 million of indebtedness, subject to satisfying a consolidated leverage ratio test, in connection with an acquisition consummated within 18 months of the issue date of the Original Notes. The indenture also allows us to increase the amount of debt we can incur under our senior secured credit facility to a maximum of $45.0 million in connection with the consummation of any such acquisition.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Based on our indebtedness and other obligations as of October 2, 2005, we estimate that our remaining contractual obligations including interest associated with our indebtedness and other obligations (assuming that our senior secured credit facility will be undrawn at the close of fiscal 2005) will be $27.2 million and $199.8 million in the aggregate, respectively, for the remaining months of fiscal 2005 and the period between January 1, 2006 through the end of fiscal 2010. Our ability to make payments on and to refinance our indebtedness, including the New Notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including New Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the New Notes, on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and the New Notes, on commercially reasonable terms or at all.

In addition, if for any reason we are unable to meet our debt service obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders under our senior secured credit facility could elect to declare all amounts outstanding under our senior secured credit facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under our senior secured credit facility. In addition, if such a default were to occur, the New Notes would become immediately due and payable. If the amounts outstanding under these debt agreements are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of New Notes.

Your right to receive payments on the New Notes is effectively subordinated to the rights of our and the guarantors' existing and future secured creditors.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the New Notes to the extent of the value of the assets securing that other indebtedness. Notably, we and our subsidiaries, including the guarantors, and our parent will be parties to our senior secured credit facility, which will be secured by liens on substantially all of our assets and the assets of the guarantors. The New Notes will be effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the New Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the New Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the New Notes. As a result, holders of New Notes may receive less, ratably, than holders of secured indebtedness.

The New Notes will be effectively subordinated to the debt of our non-guarantor subsidiaries, if any.

Although the New Notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee other indebtedness, they will not be guaranteed by subsidiaries that do not guarantee our other indebtedness or by any future subsidiaries outside the United States unless, subject to certain limited exceptions, those subsidiaries guarantee our other domestic indebtedness. The New Notes will be effectively subordinated to all debt and other liabilities, including trade payables, of any future subsidiaries that do not guarantee the New Notes. As of the date of this prospectus, all of our subsidiaries will guarantee the New Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the New Notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the New Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior secured credit facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, such as the lenders under our senior secured credit facility, could proceed against the collateral securing the debt. Because the indenture governing the New Notes and the agreements governing our senior secured credit facility will have customary cross-default provisions, if the indebtedness under the New Notes or under our senior secured credit facility or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due. See "Description of Other Indebtedness—Senior Credit Facility" and "Description of New Notes."

The indenture governing the New Notes will impose, and our senior credit facility imposes, significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

The indenture governing the New Notes and our senior secured credit facility contain customary restrictions on our activities, including covenants that restrict us and our restricted subsidiaries from:

•	incurring additional indebtedness and issuing preferred stock;

•	creating liens on our assets;

•	making certain investments or other restricted payments;

•	consolidating or merging with, or acquiring, another business;

•	selling or otherwise disposing of our assets;

•	paying dividends and making other distributions with respect to capital stock, or repurchasing, redeeming or retiring capital stock or subordinated debt; and

•	entering into transactions with our affiliates.

Our senior secured credit facility also requires us to meet certain financial ratios. We may not be able to maintain these ratios, and if we fail to be in compliance with these tests, we will not be able to borrow funds under our senior credit facility, which would make it difficult for us to operate our business.

The restrictions in the indenture governing the New Notes and our senior secured credit facility may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the indenture governing the New Notes or under our senior secured credit facility.

An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase outstanding New Notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of New Notes or that restrictions in our senior secured credit facility will not allow such repurchases. Our failure to purchase tendered New Notes would constitute an event of default under the indenture governing the New Notes which, in turn, would constitute a default under our senior secured credit facility. In addition, the occurrence of a change of control would also constitute an event of default under the agreement governing our senior secured credit facility. A default under our senior secured credit facility would result in a default under the indenture if the lenders accelerate the debt under our senior secured credit facility. A change of control is generally defined in the indenture as:

•	the direct or indirect sale, or other disposition (other than by merger or consolidation) of all or substantially all of our properties or assets to any "person" other than to CHP IV, Castle Harlan Inc. or their respective affiliates;

•	the adoption of a plan relating to our liquidation or dissolution;

•	the consummation of any transaction (including, any merger or consolidation), that would result in a third party other than CHP IV, Castle Harlan Inc. or any of their respective affiliates becoming the beneficial owner of more than 50% of our voting stock;

•	the replacement over a two-year period of a majority of the Board of Directors of our parent (or, if our parent has been liquidated or dissolved, the Company) who constituted the Board of Directors of our parent or the Company, as the case may be, at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the "Continuing Directors," which generally means, as of the date of determination, any member of the Board of Directors of the Company who was a member on the date of the indenture, was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors that were members of such Board of Directors at the time of the nomination or election, or was nominated for election to such Board of Directors by CHP IV, Castle Harlan Inc. or their respective affiliates.

It is possible that we may not have sufficient funds at the time of the change of control to make the required repurchase of New Notes. Moreover, our senior secured credit facility restricts, and any future indebtedness we incur may restrict, our ability to repurchase the New Notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase New Notes unless we first repay all indebtedness outstanding under our senior secured credit facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the New Notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding New Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of New Notes—Change of Control."

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the New Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

There is no existing market for the New Notes, and we do not know if one will develop that will provide you with adequate liquidity.

The New Notes will be a new class of securities for which there currently is no established market, and we cannot be sure if an active or liquid trading market will develop for these notes. The issuer does not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system. The initial purchasers of the Original Notes are not obligated to make a market in the New Notes and any market-making may be discontinued at any time without notice. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including, among other things:

•	changes in the overall market for high-yield debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates.

In addition, the market for non-investment-grade debt has been historically subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of your notes.

Risks Relating to Our Business

Changes in consumer preferences or discretionary spending could adversely affect our operating performance and our ability to generate cash flow to fund our operations and service our debt.

We may be adversely affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends and the impact on consumer eating habits of new information regarding diet, nutrition and health. Our success depends in part on our ability to anticipate and respond to changing consumer preferences and tastes. If we change our concept and/or menu to respond to changes in consumer tastes or dining patterns, we may lose customers who do not prefer the new concept and/or menu, and may not be able to attract a sufficient new customer base to produce the revenue needed to make our restaurants profitable.

We may not be able to compete successfully with other restaurants.

The restaurant industry is intensely competitive with respect to quality of food products, customer service, reputation, restaurant location, attractiveness and maintenance of properties, name recognition and price of meals and beverages. We consider our principal competitors to be mid-priced family dining venues and casual dining operations, including other national and regional chains, as well as locally-owned restaurants. Some of our competitors may be better established in certain of the markets where our restaurants and franchised restaurants are or may be located. Some of our competitors also have substantially greater financial, marketing and other resources than we do. We also compete with other restaurants for experienced management personnel and hourly employees, and with other restaurants and retail establishments for quality restaurant sites. If our restaurants and franchised restaurants are unable to compete successfully with other restaurants in new and existing markets, our business could be adversely affected, and, as a result, we may not be able to generate sufficient cash flow to service our debt obligations, including the New Notes.

We depend upon frequent deliveries of food and other supplies and price increases by our suppliers could harm our business.

Our ability to maintain consistent quality throughout our restaurants and franchised restaurants depends in part upon our ability to acquire fresh food products and related items from reliable sources in accordance with our specifications. We have contracts for the distribution of most food and other supplies for our restaurants. If any of these suppliers do not perform adequately or otherwise fail to distribute products or supplies to our restaurants, we may be unable to replace the suppliers in a short period of time on acceptable terms. Our inability to replace suppliers in a short period of time on acceptable terms could increase our costs and could cause shortages at our restaurants of food and other items that may cause us to remove certain items from a restaurant's menu. If we temporarily remove popular items from a restaurant's menu, that restaurant may experience a significant reduction in revenue during the time affected by the shortage or thereafter, as our customers may change their dining habits as a result.

In addition, we may experience inflation in the prices of certain of our key food ingredients that we purchase. If we were to raise our prices due to inflation, we could lose customers.

Food-borne illness incidents, claims of food-borne illness and adverse publicity could adversely affect our future operating performance.

Claims of illness or injury relating to food quality or food handling are common in the food service industry, and a number of these claims may exist at any given time. We cannot guarantee that our internal controls and training will be effective in preventing all food-borne illnesses. Some food-borne illness incidents could be caused by third-party food suppliers and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, such as e-coli, that could give rise to claims or allegations on a retroactive basis. We could be adversely affected by negative publicity resulting from food quality or handling claims at one or more of our restaurants. Food-borne illnesses spread at restaurants have generated significant negative publicity at other restaurant chains in the past, which has had a negative impact on their results of operations. One or more instances of food-borne illness in one of our restaurants could negatively affect our restaurants' image and sales. These risks exist even if it were later determined that an illness was wrongly attributed to one of our restaurants.

In addition, the impact of adverse publicity relating to one of our restaurants or franchised restaurants may extend beyond that restaurant to affect some or all of our other restaurants. We believe that the risk of negative publicity is particularly great with respect to our franchised restaurants because we have limited ability to control their operations, especially on a real-time basis. A similar risk may exist with respect to unrelated food service businesses if customers mistakenly associate them with our operations.

Our operations are concentrated in five states.

As of October 2, 2005, 57% of our restaurants and franchised restaurants were located in the states of Florida, Minnesota, Ohio, Pennsylvania and Wisconsin. Given our geographic concentrations, regional occurrences such as hurricanes, snow and ice storms or other natural disasters, unfavorable economic conditions, negative publicity or terrorist attacks may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

Our expansion plans present risks.

We currently plan to open additional Company-operated and franchised restaurants. We review additional sites for potential future restaurants on an ongoing basis. There is a "ramp-up" period of time before we expect a new restaurant to achieve our targeted level of performance. This is due to higher operating costs caused by start-up and other temporary inefficiencies associated with opening new restaurants, such as lack of market familiarity and acceptance when we enter a new market, and training of staff. Furthermore, our ability, and our franchisees' ability, to open new restaurants is dependent upon a number of factors, many of which are beyond our and our franchisees' control, including, but not limited to, the ability to:

•	find quality locations;

•	reach acceptable agreements regarding the lease or purchase of locations;

•	comply with applicable zoning, land use and environmental regulations;

•	raise or have available an adequate amount of money for construction and opening costs;

•	timely hire, train and retain the skilled management and other employees necessary to meet staffing needs;

•	obtain, for an acceptable cost, required permits and approvals;

•	efficiently manage the amount of time and money used to build and open each new restaurant; and

•	general economic conditions.

We may enter new markets in which we have limited or no operating experience. These new markets may have different demographic and competitive conditions, consumer tastes and discretionary spending patterns than our existing markets and may not be able to attract enough customers to new restaurants because potential customers may be unfamiliar with our restaurants or the atmosphere or menu of our restaurants might not appeal to them. As a result, the revenue and profit generated at new restaurants may not equal the revenue and profit generated at our existing restaurants. New restaurants may even operate at a loss, which may have an adverse effect on our overall profits. In addition, opening a new restaurant in an existing market could reduce the revenue of our existing restaurants in that market.

Our existing senior personnel levels, restaurant management systems, financial controls, information systems and other systems and procedures may be inadequate to support our expansion. This could place a strain on our business or require us to incur substantial expenditures, which may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

A majority of our restaurants are owned and operated by independent franchisees over whom we do not have as much control and as a result the financial performance of franchisees can adversely affect our future operating performance.

As of October 2, 2005, 335 of our 487 restaurants were owned and operated by franchisees. As a result, we rely in part on our franchisees and the manner in which they operate their locations to develop and promote our business. Franchise royalties and fees represented approximately 6% of our revenues during fiscal 2004. While we try to ensure that the quality of our brand is maintained by all of our franchisees, we cannot be certain that franchisees will not take actions that adversely affect the value of our intellectual property or reputation. In addition, although we have developed criteria to evaluate and screen prospective franchisees, there can be no assurance that franchisees will have the business acumen or financial resources necessary to operate successful franchises in their franchise areas, and state franchise laws may limit our ability to terminate or modify these franchise arrangements. As of October 2, 2005, three franchisees unaffiliated with us owned 92 of the 335 franchised restaurants operating 41, 29 and 22 restaurants, respectively. If any of these franchisees were to experience financial difficulties our business could be adversely affected. In addition, a majority of our franchises can terminate their agreements with us on twelve months notice without cause. The failure of franchisees to operate franchised restaurants successfully or to the extent a significant number of franchisees elect to terminate their agreements with us could have a material adverse effect on us, our reputation, our brand and our ability to attract prospective franchisees.

Franchisees may not have access to the financial or management resources that they need to open the restaurants contemplated by their franchise agreements with us, or be able to find suitable sites on which to develop them. In addition, franchisees may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and government approvals or meet construction schedules. Any of these problems could slow our growth and reduce our franchise revenues. Additionally, many of our franchisees depend on financing from banks and other financial institutions in order to construct and open new restaurants. Some of our franchisees are highly leveraged, and if they are unable to service their indebtedness, such failure could adversely affect their ability to maintain their operations, and/or meet their contractual obligations to us, which may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

Labor shortages could slow our growth and adversely impact existing restaurants.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and servers, necessary to accommodate our expansion plans and meet the needs of our restaurants and franchised restaurants. A sufficient number of qualified individuals of the requisite caliber to fill these positions may be in short supply in some areas. Any future inability to recruit and retain qualified individuals may delay the planned openings of new restaurants and could adversely impact our existing Company-operated restaurants and franchised restaurants. Any such delays, any material increases in employee turnover rates in existing restaurants or any widespread employee dissatisfaction could have a material adverse effect on us. Additionally, competition for qualified employees could require us to pay higher wages, which could result in higher labor costs, which may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

Increased labor costs could adversely affect our future operating performance.

We have a substantial number of employees who are paid wage rates at or slightly above the minimum wage. As federal and state minimum wage rates increase, we may be required to increase not only the wages of our minimum wage employees but also the wages paid to employees whose wage rates are above minimum wage. If competitive pressures or other factors prevent us from offsetting the increased costs by increases in prices, our profitability may decline. In addition, various proposals that would require employers to provide health insurance for all of their employees are being considered from time-to-time in Congress and various states. The imposition of any requirement that we provide health insurance to all employees on terms materially different from our existing programs could may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

Because we currently produce all of our bakery products at facilities in the same city, we are vulnerable to natural disasters and similar disruptions.

We depend on Foxtail's ability to reliably produce our bakery products, which include pies, cookies, muffins and mixes and syrups, and deliver them to restaurants and foodservice distributors on a regular schedule. We currently produce all of our bakery products in three manufacturing facilities in Cincinnati, Ohio. As a result, Foxtail is vulnerable to damage or interruption from fire, severe drought, flood, power loss and energy shortages, telecommunications failure, break-ins, snow and ice storms and similar events. Any such damage or failure could disrupt some or all of our Foxtail operations and result in the loss of sales and current and potential customers if we are unable to quickly recover from such events. Our business interruption insurance may not be adequate to compensate us for our losses if any of these events occur. In addition, business interruption insurance may not be available to us in the future on acceptable terms or at all. Even if we carry adequate insurance, such events may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

We depend on the services of key executives, the loss of whom may adversely affect our future operating performance.

Some of our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities and arranging necessary financing. Losing the services of any of these individuals may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes, until a suitable replacement could be found. Except for Mr. Trungale, none of our executives are bound by employment agreements with us. See "Management."

The locations of our restaurants may cease to be attractive as demographic patterns change.

The success of our restaurants and franchised restaurants is significantly influenced by location. Current locations may not continue to be as attractive as demographic patterns change. It is possible that the neighborhood or economic conditions where our restaurants and franchised restaurants are located could decline in the future, potentially resulting in reduced sales in those locations. In addition, the performance of individual restaurants may be adversely affected by local factors such as traffic patterns.

Increased energy costs could negatively impact our business.

We purchase electricity, oil and natural gas to operate our restaurants and suppliers purchase gasoline in connection with the transportation of food and other supplies to us. Any significant increase in energy costs could adversely affect our business through higher rates charged by providers of electricity, oil and natural gas and the imposition of fuel surcharges by our suppliers. Additionally, significant increases in gasoline prices could result in a decrease of customer traffic at our restaurants.

We may be locked into long-term and non-cancelable leases that we want to cancel, and may be unable to renew leases that we want to extend at the end of their terms.

Many of our current leases are non-cancelable and typically have an initial term ranging from 15 to 20 years and renewal options for terms ranging from ten to 20 years. The average remaining life of our current leases is approximately 13 years. Leases that we enter into in the future likely will also be long-term and non-cancelable and have similar renewal options. On June 29, 2005, we entered into a sale leaseback agreement under which we sold 67 of our restaurants and leased back the properties for an initial term of 20 years. If we close a restaurant, we may remain committed to perform our obligations under the applicable lease, which would include, among other things, payment of the base rent for the balance of the lease term. Additionally, the potential losses associated with our inability to cancel leases may result in our keeping open restaurant locations that are performing significantly below targeted levels. As a result, ongoing lease operations at closed or underperforming restaurant locations could impair our results of operations.

In addition, at the end of the lease term and any renewal period for a restaurant, we may be unable to renew the lease without substantial additional cost, if at all. As a result, we may be required to close or relocate a restaurant, which could subject us to construction and other costs and risks, and may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

Our controlling stockholder may take actions that conflict with your interests.

Affiliates of Castle Harlan control the power to elect our directors, to appoint members of management and to approve all actions requiring the approval of the holders of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, acquisitions or sales of all or substantially all of our assets. The interests of our controlling stockholder could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling stockholder as a holder of equity might conflict with your interests as a holder of the New Notes. Our controlling stockholder also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to you, as holders of the New Notes.

The failure to enforce and maintain our intellectual property rights could adversely affect our ability to maintain brand awareness.

The success of our business strategy depends on our continued ability to use our existing trade names, trademarks and service marks. We have registered the names Perkins and Perkins Restaurant & Bakery and certain other names used by our restaurants as trade names, trademarks or service marks with the United States Patent and Trademark Office and in Canada. However, our trademarks could be imitated in ways that we cannot prevent. In addition, we rely on trade secrets, proprietary know-how, concepts and recipes. Our methods of protecting this information may not be adequate, however, and others could independently develop similar know-how or obtain access to our trade secrets, know-how, concepts and recipes.

Moreover, we may face claims of misappropriation or infringement of third parties' rights that could interfere with our use of our proprietary know-how, concepts, recipes or trade secrets. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future and may result in a judgment or monetary damages.

We may decide to close one or more restaurants.

We have in the past closed, and may in the future close, certain of our restaurants. The decision to close a restaurant generally involves an analysis of revenue and earnings trends, competitive ability, strategic factors and other considerations. Closing a restaurant would reduce the sales that such restaurant would have contributed to our revenues, and could subject us to various costs, including severance, legal costs and the write-down of leasehold improvements, equipment, furniture and fixtures.

We may make acquisitions, which present additional risks.

Part of our growth strategy includes pursuing acquisitions, although no acquisitions are currently contemplated. We cannot assure you that we will be able to consummate acquisitions in the future on terms acceptable to us, if at all. In addition, we cannot assure you that the integration of any future acquisitions will be successful or that the anticipated strategic benefits of any future acquisitions will be realized. Acquisitions may involve a number special risks, including, but not limited to:

•	adverse short-term effects on our reported operating results;

•	diversion of management's attention;

•	difficulties assimilating and integrating the operations of the acquired company with our own; and

•	unanticipated liabilities or contingencies relating to the acquired company.

We currently have no agreements to acquire any restaurant companies although, as part of our acquisition strategy, we have identified several restaurant companies as potential acquisition candidates, including Marie Callender's restaurant chain, a Castle Harlan portfolio company. In the event that we were to consider the combining of our operations with those of the Marie Callender's restaurant chain, and such a combination were consummated, such a combination would be material. To the extent that we consummate any such transaction prior to March 21, 2007, we will, under the indenture, be able to incur up to an additional $100.0 million of indebtedness and we will have the ability to increase the amount of indebtedness that we may incur under our senior secured credit facility to a maximum of $45.0 million. See "Risk Factors—Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt."

We are subject to extensive government regulations.

Our restaurants and franchised restaurants are subject to extensive federal, state and local governmental regulations, including those relating to the preparation and sale of food, those relating to building and zoning requirements and those relating to access for the disabled, including the Americans with Disabilities Act. We and our franchisees also are subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards and liquor licenses (with respect to our 20 restaurants that serve alcoholic beverages) and to laws governing our relationships with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements. The inability to obtain or maintain such licenses or publicity resulting from actual or alleged violations of such regulations could have an adverse effect on us. Furthermore, changes in, and the cost of compliance with, government regulations may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

We also are subject to Federal Trade Commission regulations and various state and foreign laws which govern the offer and sale of franchises. Some states require that certain materials be registered before franchises can be offered or sold in that state. We also must comply with a number of state and foreign laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor's ability to: terminate or not renew a franchise without good cause; interfere with the right of free association among franchisees; enforce noncompetition provisions in its franchise agreements; disapprove the transfer of a franchise; discriminate among franchisees with regard to charges, royalties and other fees, or place new restaurants near existing restaurants. The failure to obtain or retain licenses or approvals to sell franchises may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

In addition, as is the case with any owner or operator of real property, we are subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by governmental agencies or courts of law, which could adversely affect us. We do not have environmental liability insurance and no material amounts have been or are expected to be expensed to comply with environmental protection regulations.

The requirements of complying with the Exchange Act and the Sarbanes-Oxley Act may strain our resources and distract management.

Upon registration of the New Notes, we will be subject to the Sarbanes-Oxley Act of 2002, including Section 404. These requirements may place a strain on our systems and resources. The Sarbanes-Oxley Act will require that we maintain and certify that we have effective disclosure controls and procedures and internal control over financial reporting. Pursuant to Section 404 of the Sarbanes-Oxley Act, starting with our fiscal 2007 annual report on Form 10-K, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting and an attestation report of our auditors on our management's assessment of and operating effectiveness of such internal control. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required as we may need to devote additional time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with the public company reporting requirements. We might not be able to complete the documentation and management assessment required by Section 404 of the Sarbanes-Oxley Act when it becomes applicable to us. In addition, the effort to prepare for these obligations may divert management's attention from other business concerns, which could adversely affect our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff and might not be able to do so in a timely fashion.

Restaurant chains face the risk of litigation in connection with operations.

We are subject to a variety of claims arising in the ordinary course of our business brought by or on behalf of our customers or employees, including personal injury claims, contract claims, discriminatory claims and employment-related claims. In recent years, a number of restaurant chains have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace, employment and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by chains. Regardless of whether any claims against us are valid or whether we are ultimately determined to be liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims, or adverse publicity resulting from any allegations, may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

In addition, 19 of our restaurants located in Florida and one restaurant located in Minnesota serve beer and wine. These restaurants may be subject to "dram shop" laws in Florida and Minnesota, which allow a person to sue us if that person was injured by a legally intoxicated person who was wrongfully served alcoholic beverages at one of our restaurants. A judgment against us under a dram shop law could exceed our liability insurance coverage policy limits and could result in substantial liability for us and may have an adverse effect on our operating performance and accordingly, we may generate insufficient cash flow to service our debt obligations, including the New Notes.

THE 2005 ACQUISITION

The Acquisition

On September 2, 2005, an affiliate of Castle Harlan, TRC Holding Corp., or the buyer, a wholly owned subsidiary of TRC Holding LLC, or the buyer parent, which is majority owned by CHP IV and its affiliates, agreed to acquire all of the outstanding equity interests of our parent. The closing of the acquisition was September 21, 2005.

Closing Purchase Price and Adjustments

The purchase price for the acquisition was $245.0 million in cash (excluding fees and expenses), subject to adjustment, including the working capital and other adjustments described below. The purchase price included a potential earnout of up to $5.0 million, as discussed below.

The purchase price payable by the buyer for the equity of our parent at the closing for the acquisition was adjusted upward in the amount of $1.2 million, which was our parent's consolidated unrestricted cash-on-hand as of September 21, 2005, and downward in the amount of $4.7 million, which was our parent's consolidated indebtedness. The total cash consideration payable for the equity of our parent was reduced by an amount reflecting the value of a portion of the equity of our parent held by Donald Smith, our former Chairman and Chief Executive Officer, who elected to receive $6.5 million of equity in the buyer parent in lieu of cash, as described below in "Rollover of Equity; Management Equity Incentive Plan."

The purchase price payable to the sellers is subject to a post-closing upward or downward adjustment based on the actual adjusted working capital as of September 21, 2005, as determined by a review of our parent's balance sheet that the buyer conducted following completion of the acquisition. In addition, the purchase price payable to the sellers is subject to a post-closing upward or downward adjustment based on the amount of our parent's consolidated cash-on-hand as of September 21, 2005, compared to the estimate provided by our parent prior to closing. On November 20, 2005, the buyer provided the sellers' representatives with a schedule regarding the adjustment to the purchase price based upon the working capital of our parent as of September 21, 2005 and the amount of consolidated cash-on-hand as of September 21, 2005. The buyer does not believe there should be any adjustment to the purchase price, but the buyer and sellers' representatives are engaged in negotiations.

In addition, $5.0 million of the cash consideration in the acquisition was deposited into escrow, which may be payable, based on whether our EBITDA, as determined in the stock purchase agreement, for the third fiscal quarter of 2005 exceeds certain specified levels. In accordance with the terms of the stock purchase agreement, on November 20, 2005, the buyer delivered to the sellers' representatives our consolidated statement of income for the earnout period and a certificate setting forth the calculation of our adjusted EBITDA for the earnout period. The amount of the earnout payment will be between zero and $5.0 million, and the exact amount of the payment has not been determined. Any earnout payment will be made within 10 business days after our adjusted EBITDA is finally determined from the escrow established for this purpose, as described below. Approximately $1.0 million of the earnout payments, if the full amount is earned, will be deposited into The Restaurant Company Supplemental Executive Retirement Plan I ("SERP I") for the benefit of certain of our employees, including certain of our executive officers.

Rollover of Equity; Management Equity Incentive Plan

In connection with the acquisition, Donald Smith, our former Chairman and Chief Executive Officer, exchanged a portion of his equity interests in our parent for $6.5 million of equity in the buyer parent in lieu of cash consideration in the acquisition. We expect the buyer parent to establish an equity incentive plan that will allow members of our management, consultants and members of our board of directors or the boards of directors of buyer or buyer parent, to acquire a yet to be determined percentage of the issued and outstanding common equity interests of the buyer parent, which interests will be subject to vesting. See "Management," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" for additional information concerning equity ownership and potential transactions involving management.

Stock Purchase Agreement

The stock purchase agreement contained customary representations and warranties, covenants and indemnities by and for the benefit of the buyer and the sellers. The sellers' indemnification obligations, which are several and not joint (except with respect to Donald Smith and his affiliates, which are joint and several as to each other), for breaches of representations and warranties generally survive for one year following the closing of the acquisition, except for representations and warranties relating to certain title matters which survive indefinitely, certain tax and environmental matters which survive for the applicable statute of limitations, certain employee benefit matters which survive for three years following the closing of the acquisition and certain corporate matters which survive for six years following the closing of the acquisition. The sellers' obligations to indemnify the buyer and the buyer's obligation to indemnify the sellers are not triggered, subject to the certain exceptions, until the other suffers losses in the aggregate of more than $1.5 million (and then only for 50.0% of the losses between $1.5 million and $2.5 million and 100.0% of the losses in excess of 2.5 million), and are subject to a small claims exemption such that claims or series of related claims for which damages do not exceed $25,000 are not recoverable by either the buyer or the sellers. The buyer's and the sellers' aggregate indemnification obligations are generally capped at $21.8 million in the aggregate, respectively, subject to certain exceptions.

At the closing of the acquisition, the buyer deposited a portion of the purchase price with a third party escrow agent to satisfy any working capital and net cash adjustment payments required by the sellers, to satisfy general indemnification obligations of the sellers, to satisfy our tax liability associated with the recently completed Sale Leaseback Transaction and $5.0 million was deposited to satisfy the buyer's earnout payment obligations. Funds remaining in escrow, if any, will be distributed to the sellers as follows: (i) in the case of the escrow agreements relating to the earnout, working capital and net cash adjustment matters, upon resolution of any dispute relating to these adjustments, (ii) in the case of the escrow agreement relating to general indemnity claims, on a specified anniversary of the closing of the acquisition and (iii) in the case of the escrow agreement relating to sale/leaseback tax payments, on a specified date, except that if any dispute between the buyer and the sellers' representatives exists on such dates as to any claim of the buyer to any escrowed funds (other than with respect to the escrow agreement described in clauses (i) and (iii) of this paragraph), the amount in dispute will continue to be held in escrow until the dispute is resolved either by agreement of the buyer and the sellers' representatives or by a final, non-appealable order of a court of competent jurisdiction.

The stock purchase agreement also provides that the buyer is entitled to indemnification from the sellers, without regard to any deductible, cap or time limitation, for any losses incurred by the buyer or its affiliates in connection with (i) an action brought against Friendly Ice Cream Corporation and Donald Smith and for which the plaintiffs are currently seeking to add us as a defendant and an action brought against us by Kildonan/Pembina Restaurant involving a dispute with a franchisee, (ii) all tax liabilities relating to our recent Sale Leaseback Transaction to the extent the tax liabilities exceed the amounts held in the applicable escrow agreement, (iii) certain other tax liabilities, including tax liabilities (other than tax liabilities related to the Sale Leaseback Transaction) relating to any taxable period ending on or prior to the closing of the acquisition, (iv) any breach of any covenant or agreement by the sellers and us contained in the stock purchase agreement, (v) any breach of representations relating to, among other things, ownership and authorization by the sellers and capitalization and authorization by us, (vi) any liability relating to broker's fees or expenses arising out of the acquisition by any person engaged by the sellers, the sellers' representatives or us, (vii) the exercise of any rights under certain make whole agreements entered into by us in connection with the Sale Leaseback Transaction and (viii) matters relating to the August 2005 restatement of our financial statements.

The stock purchase agreement also includes customary covenants by the sellers to maintain the confidentiality of our non-public information for a period of two years and Donald Smith and certain other sellers not to compete with us in the family dining segment of our business within two miles of any of our existing or currently contemplated Perkins restaurants for a period of two years after the closing of the acquisition, subject to certain exceptions, and not to solicit for employment or hire certain of our employees for a period of two years after the closing of the acquisition. The stock purchase agreement also contains a release by Donald Smith and the Donald N. Smith Living Trust in favor of us, our parent, and our subsidiaries, subject to certain exceptions.

The stock purchase agreement also provides that, subject to certain exceptions, the sellers are entitled to indemnification from the buyer for any losses incurred by the sellers and their affiliates in connection with any liability of us arising after the closing of the acquisition relating to the financing of the acquisition and, under certain conditions, the termination of any of our employees. The stock purchase agreement also includes a covenant by the buyer to cause us to maintain for a period of one year following the closing of the acquisition, subject to certain exceptions, compensation and benefits for our current employees with an aggregate cost (determined on a per-employee basis) substantially similar to the compensation and benefits of our employees prior to the closing of the acquisition.

The Financings

The net proceeds of the Original Notes were used to partially finance the acquisition and to pay related fees and expenses. The balance of the proceeds necessary to consummate the acquisition were funded by an indirect equity contribution to the buyer of $65.7 million by affiliates of CHP IV and $2.6 million of borrowings under our senior secured credit facility. In connection with the acquisition, Donald Smith, our former Chairman and Chief Executive Officer, elected to exchange a portion of his equity interests in our parent for $6.5 million of equity in the buyer parent in lieu of cash consideration in the acquisition.

In addition, in connection with the acquisition, we entered into a senior secured credit facility that provides for borrowings up to $25.0 million, of which approximately $16.6 million was immediately available for borrowing as of October 2, 2005.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the Original Notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Original Notes with like original principal amount. The form and terms of the Original Notes are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our outstanding debt.

The net proceeds of the issuance of the Original Notes, net of fees, were approximately $187.5 million and were used to pay the consideration for, and fees and expenses relating to, the acquisition and to pay certain fees and expenses related to the offering of the Original Notes.

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis as of October 2, 2005. This table should be read in conjunction with "Use of Proceeds," "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

As of October 2, 2005
Actual
(in thousands)
Cash and cash equivalents(1)	$4,376
Long-term debt, including current portion:
Capital lease obligations	614
Senior secured credit facility	2,600 (2)
Original notes (less initial issuance discount of $2,571)	187,429
Total long-term debt, including current portion	190,643
Total shareholders' equity	50,500
Total capitalization	$241,143

(1)	Excludes the earnout payment of $5.0 million that the sellers may be entitled to receive in connection with the acquisition. The $5.0 million was placed into escrow upon consummation of the acquisition. See "The 2005 Acquisition" for more information about the earnout.

(2)	Our senior secured credit facility provides for borrowings of up to $25.0 million. We had $16.6 million available for additional borrowings under our senior secured credit facility upon consummation of the Transactions, giving effect to borrowings on the closing date of the Transactions and after giving effect to $5.8 million in letters of credit outstanding as of October 2, 2005 that were issued under our senior secured credit facility upon consummation of the Transactions. See "Description of Certain Indebtedness." We may fund payments in respect of the working capital adjustment from cash on hand or through additional borrowing under our senior secured credit facility.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been derived from our audited historical financial statements included elsewhere in this prospectus, adjusted to give pro forma effect to (i) the Transactions, (ii) the Sale Leaseback Transaction and (iii) the repayment of our 10.125% Unsecured Senior Notes, due December 15, 2007 (the "Senior Notes"), and our 11.25% Unsecured Senior Discount Notes, due May 15, 2008 (the "Discount Notes"), which were redeemed on August 1, 2005, which we collectively refer to as the "Combined Transactions." For a discussion of the Transactions, see "The 2005 Transaction", for a discussion of the Sale Leaseback Transaction, see note 12 to our unaudited consolidated financial statements for the forty week period ended October 2, 2005 and for a discussion of the repayment of the Senior Notes and Discount Notes, see note 13 to our unaudited consolidated financial statements for the forty week period ended October 2, 2005.

The unaudited pro forma condensed consolidated statements of income information presented herein give pro forma effect to the Combined Transactions as if they occurred on December 29, 2003, the first day of our 2004 fiscal year. The unaudited pro forma condensed consolidated balance sheet data at October 2, 2005 is not presented in the following unaudited pro forma condensed consolidated financial statements because the Combined Transactions occurred before October 2, 2005.

The unaudited pro forma financial data is not necessarily indicative of our operations or financial position had the Combined Transactions taken place on the dates indicated and are not intended to project our results of operations or financial position for any future period or date.

The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and certain assumptions are described in the accompanying notes. The acquisition has been accounted for using the purchase method of accounting. As of the date of this document the Company (with the assistance of an independent appraiser) has not yet performed the detailed final valuation studies necessary to arrive at the final estimates of the fair market value of the assets acquired and liabilities assumed in the Transactions and the related final allocation of the purchase price. However, we have made certain adjustments to the historical book values of the assets and liabilities acquired to reflect preliminary estimates of the fair value of tangible and intangible assets acquired with the residual excess of the purchase price over the historical net assets acquired recorded as goodwill. Actual results may differ from those reflected in the pro forma financial statements and the final allocation of the purchase price could differ materially from the pro forma allocation reflected herein. In particular, if additional value is granted to certain tangible or definite lived intangible assets, the pro forma amortization expense would be increased.

The unaudited pro forma condensed consolidated financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result as a consequence of the Combined Transactions.

The unaudited pro forma financial statements set forth below should be read in conjunction with our financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

THE RESTAURANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIOD ENDED DECEMBER 26, 2004
(in Thousands)

	As Reported	Adjustments		Pro Forma
REVENUES:
Food sales	$319,737	$—		$319,737
Franchise and other revenue	21,604	—		21,604
Total Revenues	341,341	—		341,341
COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below):
Food cost	93,439	—		93,439
Labor and benefits	110,312	—		110,312
Operating expenses	64,397	14,462	(1)	78,859
General and administrative	31,395	1,777	(2)	33,172
Depreciation and amortization	18,866	(458)	(3)	18,408
Benefit from the disposition of assets, net	(109)	—		(109)
Asset write-down	740	—		740
Interest, net	16,121	4,993	(4)	21,114
Other, net	(469)	—		(469)
Total Costs and Expenses	334,692	20,774		355,466
INCOME (LOSS) BEFORE INCOME TAXES	6,649	(20,774)		(14,125)
(PROVISION FOR) BENEFIT FROM INCOME TAXES	(1,504)	6,549	(5)	5,045
NET INCOME (LOSS)	$5,145	$(14,225)		$(9,080)

THE RESTAURANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIOD ENDED OCTOBER 2, 2005
(in Thousands)

	Successor September 22, 2005 – October 2, 2005	Predecessor December 27, 2004 – September 21, 2005	Adjustments		Pro Forma
REVENUES:
Food sales	$10,211	$243,446	$—		$253,657
Franchise and other revenue	680	16,343	—		17,023
Total Revenues	10,891	259,789	—		270,680
COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below):
Food cost	4,434	69,976	—		74,410
Labor and benefits	3,307	82,352	—		85,659
Operating expenses	627	53,438	11,124	(1)	65,189
General and administrative	710	23,711	1,367	(2)	25,788
Transaction costs	867	4,632	(5,499)	(6)	—
Stock compensation	—	8,925	(8,925)	(6)	—
Depreciation and amortization	481	11,816	(352)	(3)	11,945
Interest, net	658	13,380	3,841	(4)	17,879
Provision for disposition of assets, net	—	(518)	—		(518)
Asset write-down	—	248	—		248
Other, net	40	(214)	—		(174)
Total Costs and Expenses	11,124	267,746	1,556		280,426
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(233)	(7,957)	(1,556)		(9,746)
BENEFIT FROM INCOME TAXES	115	3,817	429	(5)	4,361
NET LOSS	$(118)	$(4,140)	$(1,127)		$(5,385)

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands)

The unaudited pro forma condensed consolidated statements of operations include adjustments necessary to reflect the estimated effect of the Combined Transactions as if they had occurred at December 29, 2003. For a discussion of the Transactions, see "The 2005 Transaction," for a discussion of the Sale Leaseback Transaction, see note 12 to our unaudited consolidated financial statements for the forty week period ended October 2, 2005 and for a discussion of the repayment of the Senior Notes and Discount Notes, see note 13 to our unaudited consolidated financial statements for the forty week period ended October 2, 2005.

(1) Represents pro forma adjustments to increase operating expenses at Company-operated restaurants as a result of increased rent from the Sale Leaseback Transaction. For the fiscal year ended December 26, 2004, the adjustment of $14,462 represents one year of incremental rent expense based on the terms of the leases executed in the Sale Leaseback Transaction. For the fiscal year-to-date period ended October 2, 2005, the adjustment of $11,124 represents three fiscal quarters of incremental rent expense based on the terms of the leases executed in the Sale Leaseback Transaction.

(2) Represents pro forma adjustments to increase our general and administrative expenses related to the management agreement with Castle Harlan. This agreement provides for an annual fee of 3% of the equity contributed by our equity sponsor.

Equity Sponsor Contribution	$59,230
Management Fee	3%
$1,777

For the fiscal year-to-date period ended October 2, 2005, the adjustment of $1,367 represents three fiscal quarters of the incremental general and administrative expense related to the management fee. For a discussion of the management agreement, see "Certain Relationships and Related Transactions—Management Agreement."

(3) Represents the estimated decrease in depreciation expense of $3,675 for the period ended December 26, 2004 and $2,827 for the period ended October 2, 2005 as a result of the disposal of owned assets in the Sale Leaseback Transaction and increase of $3,217 for the period ended December 26, 2004 and $2,475 for the period ended October 2, 2005 due to amortization of intangible assets. The effect of a $1,000 increase or decrease to the carrying value of identifiable intangible assets would impact amortization expense by $70 per year.

(4) Represents pro forma adjustments related to interest expense reducing the interest expense incurred related to retirement of the $130,000 Senior Notes and the $18,009 Discount Notes and increasing the interest expense incurred related to the issuance of the $190,000 Original Notes, $2,600 of senior secured credit facility borrowings and the related amortization of deferred financing costs and note discount over the terms of the corresponding debt.

For the fiscal period ended:

	December 26, 2004	October 2, 2005
Interest on the $130,000 Senior Notes	$(13,090)	$ (10,069)
Interest on the $18,009 Discount Notes	(2,015)	(1,550)
Amortization of Bond Costs	(662)	(509)
Interest on the $190,000 Original Notes(a)	19,000	14,615
Amortization of Bond Costs(b)	1,224	941
Amortization of Discount	321	247
Interest on senior secured credit facility borrowings(c)	215	166
Total Pro Forma Adjustment	$4,993	$3,841

(a)	The fixed rate of interest on the $190,000 Original Notes is 10% per annum until maturity.

(b)	Debt issuance costs are amortized over the corresponding term of the loan, which is 8 years for our $190,000 Original Notes and 5 years for our senior secured credit facility.

(c)	The interest rate on the senior secured credit facility is based upon the Prime Rate plus 2.0%. The interest rate at October 2, 2005 was 8.75%. A 0.125% decrease or increase in the assumed weighted average interest rate would change the pro forma interest rate by $2.

(5) Represents the pro forma tax effect on the adjustments assuming an effective tax rate of 27.6% for the fiscal year-to-date period ended October 2, 2005 and 31.5% for the year ended December 26, 2004.

(6) Represents pro forma adjustment to eliminate one time costs associated with consummation of the Transactions and with payments under the 2002 Stock Option Plan.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The selected consolidated historical financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

Our financial statements for the period subsequent to September 21, 2005 are referred to as the "successor period" financial statements. All financial statements prior that date are referred to as the "predecessor period" financial statements. The consolidated historical financial data set forth below as of and for fiscal 2000, 2001, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements and are included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, except the outside independent auditor for fiscal 2000 and 2001 was Arthur Andersen LLP. The consolidated historical financial data for the forty week period ended October 3, 2004, the predecessor period from December 27, 2004 through September 21, 2005 and the successor period from September 22, 2005 through October 2, 2005 have been derived from our consolidated unaudited historical financial statements which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.

	Predecessor							Successor
	Year ended					Forty Weeks Ended October 3, 2004	Period from December 27, 2004 through September 21, 2005	Period from September 22, 2005 through October 2, 2005
	December 31, 2000	December30, 2001	December 29, 2002	December 28, 2003	December 26, 2004
				(in thousands)
Statement of income data: (1)
Revenues:
Food sales	$280,499	$273,512	$281,323	$276,860	$281,292	$217,652	$209,242	$8,837
Foxtail Foods	32,546	33,342	33,933	34,142	38,445	26,736	34,204	1,374
Franchise and other revenues	23,199	23,650	22,200	21,640	21,604	16,769	16,343	680
Total revenues	$336,244	$330,504	$337,456	$332,642	$341,341	$261,157	$259,789	$10,891
Costs and expenses:
Food cost	$87,581	$86,855	$87,307	$89,490	$93,439	$70,483	$69,976	$4,434
Labor and benefits	109,161	107,355	110,511	110,115	110,312	84,412	82,352	3,307
Operating expenses	62,196	66,145	65,892	64,283	64,397	50,168	53,438	627
General and administrative	30,491	31,051	30,961	29,077	31,395	23,782	23,711	710
Depreciation and amortization	27,650	28,676	24,953	20,184	18,866	14,786	11,816	481
(Ben.) prov. for disposition of assets, net	10	(1,093)	(628)	336	(109)	320	(518)	—
Lease termination	—	—	—	761	—	—	—	—
Asset write-down	1,537	1,467	1,640	455	740	455	248	—
Operating income	$17,618	$10,048	$16,820	$17,941	$22,301	$16,751	$18,766	$1,332
Net income	$620	($4,355)	$(595)	$2,000	$5,145	$3,111	($4,140)	($118)
Other financial data:
Net interest expense	$18,276	$18,387	$18,119	$16,586	$16,121	$12,436	$13,380	$658
Net rent expense	8,719	8,753	$9,986	$9,992	$10,319	$7,944	$9,927	$628
Cash flow data:
Cash from (used in) operating activities	$26,609	$20,211	$24,356	$20,361	$23,127	$17,850	($9,541)	$3,866
Cash from (used in) investing activities	($28,190)	($22,255)	($8,052)	($9,711)	($8,384)	($8,170)	$130,957	($225,249)
Cash from (used in) financing activities	$4,034	$1,184	($14,992)	($11,501)	($1,717)	($359)	($134,618)	$220,973
Capital expenditures	($23,677)	($24,129)	($13,418)	($9,740)	($11,874)	($9,947)	($6,271)	($327)
Restaurant operating data:
Restaurants open (at period end) (2)
Company-operated	145	153	155	156	153	154	152	152
Franchised	345	344	343	337	333	333	335	335
Total	490	497	498	493	486	487	487	487
Company-operated restaurant data:
Average sales per restaurant (2)	$1,937	$1,910	$1,851	$1,795	$1,824	$1,413	$1,377	$58
Comparable restaurant sales increase (3)	1.5%	(2.5%)	(2.1%)	(2.9%)	1.0%	1.4%	1.1%	3.9%
Average check (2)	6.51	6.56	$6.74	$7.00	$7.28	$7.25	$7.47	$7.60
Franchised restaurant data:
Average royalties per restaurant	$63.8	$62.1	$61.2	$61.4	$63.3	$49.3	$47.9	$1.9
Average sales per restaurant	1,563	1,589	$1,552	$1,560	$1,593	$1,243	$1,192	$50

	Predecessor					Successor
	As of
	December 31, 2000	December 30, 2001	December 29, 2002	December 28, 2003	December 26, 2004	October 2, 2005
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$5,361	$4,501	$5,813	$4,962	$17,988	$4,376
Working capital (4)	(19,160)	(15,473)	(15,321)	(14.131)	(14,753)	(5,442)
Property and equipment, net	152,940	150,665	126,985	122,779	113,011	42,542
Total assets	261,396	256,605	198,334	232,060	237,785	315,644
Total long-term debt (5)	170,795	174,668	160,838	147,249	147,438	190,643
Total shareholders' equity	(5,448)	(9,803)	$(1,014)	$2,383	$(4,429)	$50,500

(1)	For a discussion of the impact of the push down of our parent's cost basis resulting from the RHC Acquisition, see note 22 to our annual period financial statements, included elsewhere in this prospectus.

(2)	Represents full-service restaurants only and excludes two Company-operated Sage Hen Cafes (closed in 2002) and one franchised Perkins Express.

(3)	Comparable restaurant sales increase for each period is calculated using sales of restaurants that have been open during such period and the entire corresponding period of the prior fiscal year. Comparable restaurant sales data excludes those days and dayparts for which the restaurant was not open in both periods.

(4)	Working capital consists of current assets, excluding cash, cash equivalents, restricted cash and deferred income taxes, minus current liabilities, excluding current maturities of long-term debt, current portion of capital leases and franchise advertising contributions.

(5)	Long-term debt includes total debt plus capital leases (including current portion).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and accompanying notes of The Restaurant Company included elsewhere in this prospectus. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties, including but not limited to, those described in the "Risk Factors" section of this prospectus. Future results could differ materially from those discussed below. See discussion under the caption "Cautionary Note Regarding Forward-Looking Statements." The period from December 27, 2004 through September 21, 2005 is referred to as the "predecessor period" and the period from September 22, 2005 through October 2, 2005 is referred to as the "successor period."

Overview

Our Company

We are a leading operator and franchisor of full-service family dining restaurants located primarily in the Midwest, Florida and Pennsylvania. As of October 2, 2005, we operated 152 full-service restaurants, and franchised 335 full-service restaurants to 115 franchisees in 33 states and in five Canadian provinces. In addition, we operate a bakery goods manufacturing division, Foxtail, which manufactures pies, pancake mixes, cookie doughs, muffin batters and other bakery products for both our in-store bakeries and third-party customers. For over 47 years, we have built a loyal customer base by offering a wide menu selection of high-quality, moderately priced food and beverage items consisting of traditional favorites and seasonal specialties. We believe that our established brand name, attractive price/value relationship and focused store level execution have helped us to achieve consistent operating performance. Over 96% of our restaurants produce positive store-level cash flow and our restaurants' footprint extends over 13 states, with a significant number of restaurants in Minnesota and Florida. Our existing restaurants currently generate average annual revenues of $1.82 million, which we believe is among the highest unit averages in the family dining industry.

Founded in 1958, Perkins has continued to adapt its menu, product offerings and building decor to meet changing consumer preferences, while honoring a tradition of high-quality food and friendly service that has been the hallmark of the Perkins brand. The Perkins concept is designed to serve a variety of demographically and geographically diverse customers for a wide range of dining occasions which are appropriate for the entire family. We offer a full menu of over 90 assorted breakfast, lunch, dinner, snack and dessert items ranging in price from $2.99 to $12.59 with an average guest check as of October 2, 2005 of $7.47 for our restaurants. Perkins' signature menu items include our omelettes, secret recipe real buttermilk pancakes, Mammoth Muffins®, Tremendous Twelve® platter, salads, melt sandwiches and Butterball® turkey entrees. Breakfast items, which are available throughout the day, account for approximately half of the entrees sold in our restaurants.

The Acquisition

On September 21, 2005, an affiliate of Castle Harlan, TRC Holding Corp., or the buyer, purchased all of the outstanding capital stock of our parent for a purchase price of $245.0 million (excluding fees and expenses), subject to a working capital adjustment and certain other adjustments. The purchase price included a potential earnout payment of up to $5.0 million. As of the date of this prospectus, approximately 90% of the equity interests of the buyer parent is owned by CHP IV and its affiliates, and Donald Smith, our former Chairman and Chief Executive Officer, owns the remaining equity interests of the buyer parent through his participation in the rollover in which he exchanged a portion of his equity interests in our parent for $6.5 million of equity in the buyer parent in lieu of cash consideration in the acquisition. For more information about the acquisition, see "The 2005 Acquisition."

Sale Leaseback Transaction

On June 29, 2005, we sold 67 of our restaurant properties to a subsidiary of Trustreet Properties, Inc., or Trustreet, and simultaneously entered into a lease with Trustreet for each property for an initial term of 20 years and option terms for up to an additional 20 years. In conjunction with this transaction, we received net proceeds of $137,212,000. The total net book value of the assets sold was $62,042,000. One restaurant property was sold at a loss of $100,000, which is recorded in Provision for Disposition of Assets on the accompanying Consolidated Statements of Income. The remaining properties were sold for a gain of $75,270,000, which was deferred and amortized to income until September 21, 2005. The balance of the deferred gain as of September 21, 2005, was eliminated in connection with recording purchase accounting adjustments described in note 6 to our unaudited condensed consolidated financial statements as of and for the successor period and the predecessor period. At October 2, 2005, a current tax liability of approximately $4,228,000 was recorded in accrued income taxes on our consolidated balance sheets.

Key Factors Affecting Our Results

The key factors that affect our operating results are comparable restaurant sales, which are driven by comparable customer counts and check average, and our ability to manage operating expenses such as food cost, labor and benefits and other costs. Comparable restaurant sales is a measure of the percentage increase or decrease of the sales of restaurants open at least one full fiscal year. We do not use new restaurants in our calculation of same unit sales until they are open for at least one full fiscal year in order to allow a new restaurant's operations and sales time to stabilize and provide more meaningful results. Our restaurant count has remained relatively stable over the last three years.

Like much of the restaurant industry, we view comparable restaurant sales as a key performance metric, at the individual restaurant level, within regions and throughout our Company. With our information systems, we monitor same restaurant sales on a daily, weekly and monthly period basis on a restaurant by restaurant basis. The primary drivers of same restaurant sales performance are changes in the average per-person check and changes in the number of customers, or customer count. Average check performance is primarily affected by menu price increases and changes in the purchasing habits of our customers. We also monitor entree count, exclusive of take-out business, and sales of whole pies, which we believe is indicative of overall customer traffic patterns. To increase average restaurant sales, we focus marketing and promotional efforts on increasing customer visits and sales of particular products. Same restaurant sales performance is also affected by other factors, such as food quality, the level and consistency of service within our restaurants and franchised restaurants, the attractiveness and physical condition of our restaurants and franchised restaurants, as well as local and national economic factors. From fiscal 2003 through fiscal 2004, we have attained comparable annual sales growth of 1.0%.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to adopt accounting policies and make significant judgments and estimates to develop amounts reflected and disclosed in the financial statements. In many cases, there are alternative policies or estimation techniques that could be used. We maintain a thorough process to review the application of our accounting policies and to evaluate the appropriateness of the estimates that are required to prepare the financial statements of a corporation. However, even under optimal circumstances, estimates routinely require adjustment based on changing circumstances and the receipt of new or better information.

Revenue Recognition

Revenue at our restaurants is recognized as customers pay for products at the time of sale. The earnings reporting process is covered by our system of internal controls and generally does not require significant management judgments and estimates. However, estimates are inherent in the calculation of franchisee royalty revenue. We calculate an estimate of royalty income each period and adjust royalty income when actual amounts are reported by franchisees. Historically, these adjustments have not been material.

Concentration of Credit Risk

Financial instruments, which potentially expose us to concentrations of credit risk, consist principally of franchisee and Foxtail accounts receivable. We perform ongoing credit evaluations of our franchisee and Foxtail customers and generally require no collateral to secure accounts receivable. The credit review is based on both financial and non-financial factors. Based on this review, we provide for estimated losses for accounts receivable that are not likely to be collected. Although we maintain good relationships with our franchisees, if average sales or the financial health of significant franchisees were to deteriorate, we may have to increase our reserves against collection of franchise revenues.

Insurance Reserves

We are self-insured up to certain limits for costs associated with workers compensation claims, property claims and benefits paid under employee health care programs. As of October 2, 2005 and December 26, 2004, we had total self-insurance accruals reflected in our balance sheet of approximately $5,800,000 and $5,700,000, respectively. The measurement of these costs required the consideration of historical loss experience and judgments about the present and expected levels of cost per claim. We account for the workers' compensation costs primarily through actuarial methods, which develop estimates of the undiscounted liability for claims incurred, including those claims incurred but not reported. These methods provide estimates of future ultimate claim costs based on claims incurred as of the balance sheet date. We account for benefits paid under employee health care programs using historical lag information as the basis for estimating expenses incurred as of the balance sheet date. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals. However, the use of any estimation technique in this area is inherently sensitive given the magnitude of claims involved and the length of time until the ultimate cost is known. We believe that our recorded obligations for these expenses are consistently measured on an appropriate basis. Nevertheless, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities.

Long-Lived Assets

The restaurant industry is capital intensive. We capitalize only those costs that meet the definition of capital assets under generally accepted accounting principles. Accordingly, repairs and maintenance costs that do not extend the useful life of the asset are expensed as incurred.

The depreciation of our capital assets over their estimated useful lives (or in the case of leasehold improvements, the lesser of their estimated useful lives or lease term), and the determination of any salvage values, requires management to make judgments about future events. Because we utilize many of our capital assets over relatively long periods (20-30 years for our restaurant buildings), we periodically evaluate whether adjustments to our estimated lives or salvage values are necessary. The accuracy of these estimates affects the amount of depreciation expense recognized in a period and, ultimately, the gain or loss on the disposal of the asset. Historically, gains and losses on the disposition of assets have not been significant. However, such amounts may differ materially in the future based on restaurant performance, technological obsolescence, regulatory requirements and other factors beyond our control.

Due to the fact that we have invested a significant amount in the construction or acquisition of new restaurants, we have risks that these assets will not provide an acceptable return on our investment and an impairment of these assets may occur. The accounting test for whether an asset held for use is impaired involves first comparing the carrying value of the asset with its estimated future undiscounted cash flows. If these cash flows do not exceed the carrying value, the asset must be adjusted to its current fair value. We periodically perform this test on each of our restaurants to evaluate whether impairment exists. Factors influencing our judgment include the age of the restaurant (new restaurants have significant start up costs which impede a reliable measure of cash flow), estimation of future restaurant performance and estimation of restaurant fair value. Due to the fact that we can specifically evaluate impairment on a restaurant-by-restaurant basis, we have historically been able to identify impaired restaurants and record the appropriate adjustment.

During fiscal 2004, we determined that impairment existed with respect to three company owned restaurants. This determination was made based on our projections that the future cash flows of these restaurants would not exceed the present carrying value of the assets. Accordingly, we recorded an impairment charge of approximately $604,000 to adjust the assets of these restaurants to fair value. Additionally, we recorded an impairment charge of $136,000 related to intangible assets on specifically identifiable franchise locations that are no longer in operation.

We utilize operating leases to finance a significant number of our restaurant properties. Over the years, we have found these leasing arrangements to be favorable from a cash flow and risk management standpoint. Such arrangements typically shift the risk of loss on the residual value of the assets at the end of the lease period to the lessor.

The future commitments for operating leases are not reflected as a liability in our balance sheet because the leases do not meet the accounting definition of capital leases. The determination of whether a lease is accounted for as a capital lease or an operating lease requires management to make estimates primarily about the fair value of the asset and its estimated economic useful life. We believe that we have a well-defined and controlled process for making this evaluation.

As of October 2, 2005, we had approximately $202 million of goodwill and intangible assets on our balance sheet resulting from the acquisition. Prior to the acquisition, we had goodwill and intangible assets recorded on our balance sheet from previous acquisitions. New accounting standards adopted in fiscal 2002 require that we review these intangible assets for impairment on an annual basis and cease all goodwill amortization. The adoption of these new rules did not result in an impairment of our recorded intangible assets. The annual evaluation of intangible asset impairment, performed in the period following our year end, requires the use of estimates about the future cash flows of each of our reporting units to determine their estimated fair values. Changes in forecasted operations and changes in discount rates can materially affect these estimates. However, once an impairment of intangible assets has been recorded, it cannot be reversed.

Deferred Income Taxes

We record income tax liabilities utilizing known obligations and estimates of potential obligations. A deferred tax asset or liability is recognized whenever there are future tax effects from existing temporary differences and operating loss and tax credit carryforwards. We record a valuation allowance to reduce deferred tax assets to the balance that is more likely than not to be realized. In evaluating the need for a valuation allowance, we must make judgments and estimates on future taxable income, feasible tax planning strategies and existing facts and circumstances. When we determine that deferred tax assets could be realized in greater or lesser amounts than recorded, the asset balance and income statement reflect the change in the period such determination is made. We believe that the valuation allowance recorded is adequate for the circumstances. However, changes in facts and circumstances that affect our judgments or estimates in determining the proper deferred tax assets or liabilities could materially affect the recorded amounts.

Results of Operations

Overview

Our revenues for the forty week period ended October 2, 2005 were derived primarily from the operation of restaurants, the sale of bakery products produced by Foxtail and franchise royalties. In order to ensure consistency and availability of Perkins' proprietary products to each unit in the system, Foxtail offers cookie doughs, muffin batters, pancake mixes, pies and other food products to our restaurants and franchised restaurants through food service distributors. Sales to our restaurants are eliminated in the accompanying statements of operations. For the forty weeks ended October 2, 2005, revenues from our restaurants, Foxtail, and franchise royalties and other accounted for 80.6%, 13.1% and 6.3% of total revenue, respectively, as compared with 83.3%, 10.2% and 6.5% for the forty week period ended October 3, 2004.

Our fiscal 2004 results reflect improved overall performance that was consistent with the recovery in the economy. However, we still face continued challenges due to the slower economic recovery in certain Midwest states and increased competition in certain key markets. Since the beginning of fiscal 2004, our available cash has increased primarily through our continued focus on cost control and restaurant management efforts as well as reduced capital expenditures. We believe that this strategy will allow us to begin to expand our number of restaurants once the economy, particularly the tourism and hospitality sectors, experiences sustained growth.

The following table sets forth all revenues, costs and expenses as a percentage of total revenues for the periods indicated:

	December 29, 2002	December 28, 2003	December 26, 2004	Forty Weeks Ended October 3, 2004	Predecessor December 27, 2004 – September 21, 2005	Successor September 22, 2005 – October 2, 2005
Revenues:
Food sales	93.4%	93.5%	93.7%	93.6%	93.7%	93.8%
Franchise and other revenue	6.6	6.5	6.3	6.4	6.3	6.2
Total revenues	100.0	100.0	100.0	100.0	100.0	100.0
Costs and expenses:
Cost of sales (excluding depreciation shown below):
Food cost	25.9	26.9	27.4	27.0	26.9	40.7
Labor and benefits	32.7	33.1	32.3	32.3	31.7	30.4
Operating expenses	19.5	19.3	18.9	19.2	20.6	5.8
General and administrative	9.2	8.7	9.2	9.1	9.1	6.5
Transaction costs	0.0	0.0	0.0	0.0	1.8	8.0
Stock compensation	0.0	0.0	0.0	0.1	3.4	0.0
Depreciation and amortization	7.4	6.1	5.5	5.7	4.5	4.4
Interest, net	5.4	5.0	4.7	4.8	5.2	6.0
(Benefit from) provision for disposition of assets	(0.2)	0.1	0.0	0.1	(0.2)	0.0
Loss on lease termination	0.0	0.2	0.0	0.0	0.0	0.0
Asset write-down	0.5	0.1	0.2	0.2	0.1	0.0
Other, net	(0.2)	0.0	(0.1)	(0.2)	0.0	0.3
Total costs and expenses	100.2	99.5	98.1	98.3	103.1	102.1
(Loss) income before income taxes	(0.2)	0.5	1.9	1.7	(3.1)	(2.1)
Benefit from (provision for) income taxes	0.4	0.1	(0.4)	(0.5)	1.5	1.1
Net income (loss)	0.2%	0.6%	1.5%	1.2%	(1.6)%	(1.1)%

Net loss for the forty weeks ended October 2, 2005 was $4.3 million compared to net income of $3.1 million for the forty weeks ended October 3, 2004. Income from continuing operations for fiscal 2004 was $5.1 million versus $2.1 million in 2003 and $0.6 million in fiscal 2002. Pre-tax income from continuing operations for fiscal 2004 included a net loss of $0.6 million related to asset dispositions and write-downs. Pre-tax income from continuing operations for fiscal 2003 included a net loss of $1.6 million related to asset dispositions, write-downs and a lease termination. Pre-tax income from continuing operations for fiscal 2002 included a net loss of $1.0 million related to asset dispositions and write-downs.

Successor Period From September 22, 2005 Through October 2, 2005 And The Predecessor Period From December 27, 2004 Through September 21, 2005 Compared To The Forty Weeks Ended October 3, 2004.

Revenues

For the predecessor period we recorded revenue of $259,789,000 and for the successor period we recorded revenue of $10,891,000. Year-to-date total revenues for the predecessor and successor periods was $270,680,000, as compared to total revenues for the forty weeks ended October 3, 2004 of

$261,157,000, which was a 3.6% increase over the prior year-to-date period primarily due to increased Foxtail sales to third parties. Total restaurant sales increased 0.2% primarily due to increased same store comparable sales. The increase in same store comparable sales is attributable to an increase in the average guest check.

For the predecessor period, we recorded revenue from Foxtail of $34,204,000, and for the successor period, we recorded revenue of $1,374,000. The combined revenues from Foxtail for the predecessor and successor periods were $35,578,000, as compared to total revenues from Foxtail of $26,736,000 for the forty weeks ended October 3, 2004, which represents a 33.1% increase over the prior year-to-date period and constituted approximately 13.1% of our total revenues. The increase in Foxtail revenue over the prior year is primarily due to production contracts associated with Foxtail's new pie manufacturing line that began production during the second half of 2004.

For the predecessor period we recorded franchise revenue, which is composed primarily of franchise royalties and initial license fees, of $16,343,000 and for the successor period, we recorded revenue of $680,000. The combined franchise revenues for the predecessor and successor periods were $17,023,000, as compared to franchise revenues of $16,769,000 for the forty weeks ended October 3, 2004, which represents a 1.5% increase over the prior year-to-date period. The increase is primarily due to increased royalty revenues of 1.2% due to increased performance of newly opened stores. Since October 3, 2004, our franchisees have opened 12 restaurants and have closed 12 restaurants.

Costs and Expenses

Food cost.    For the predecessor period, we recorded food cost of $69,976,000 and for the successor period, we recorded food cost of $4,434,000. The combined food cost for the predecessor and successor periods was $74,410,000, as compared to food cost of $70,483,000 for the forty weeks ended October 3, 2004, which as a percentage of total revenues represents an increase of .5% over the prior year-to-date period. Restaurant food cost, as a percentage of restaurant sales, decreased 0.8 percentage points for the year-to-date period primarily due to system wide menu price increases of 3.1% combined with stable commodity costs. As a percentage of Foxtail sales, Foxtail food cost increased 1.3 percentage points for the year-to-date period. The year-to-date increase is primarily due to a shift in the production mix to items with a higher food cost component of the sales price. Production contracts associated with the new pie line, which began production during the second half of 2004, have an average sales price that is lower than the sales prices of our legacy products. As a result, this decreased sales price per case has negatively impacted our costs as a percentage of Foxtail revenue.

Labor and benefits.    For the predecessor period, we recorded labor and benefits expense of $82,352,000 and for the successor period, we recorded labor and benefits expense of $3,307,000. The combined labor and benefits expense for the predecessor and successor periods was $85,659,000, as compared to labor and benefits expense of $84,412,000 for the forty weeks ended October 3, 2004, which as a percentage of total revenues represents a decrease of .5% over the prior year-to-date period. The year-to-date decrease is primarily due to the favorable impact of increased menu prices partially offset by an increase in the average wage rate driven by minimum wage increases in two key markets. On May 1, 2005, Florida increased its minimum wage rate from $5.15 to $6.15. On August 1, 2005, Minnesota increased its minimum wage rate from $5.15 to $6.15. Foxtail labor costs, as a percentage of Foxtail sales, decreased 0.2% for the year-to-date period. Federal and state minimum wage laws impact the wage rates of the our hourly employees. Certain states do not allow tip credits for servers which results in higher payroll costs as well as greater exposure to increases in minimum wage rates. In the past, we have been able to offset increases in labor costs through selective menu price increases and improvements in labor productivity. However, there is no assurance that future increases can be mitigated through raising menu prices or improvements in labor productivity.

Operating expenses.    For the predecessor period, we recorded operating expenses of $53,438,000 and for the successor period, we recorded operating expenses of $627,000. The combined operating expenses for the predecessor and successor periods was $54,065,000, as compared to a operating expenses of $50,168,000 for the forty weeks ended October 3, 2004. Expressed as a percentage of total revenues, operating expenses increased 0.9 percentage points compared to the year-to-date period of 2004 primarily due to increased rent expense at Company-operated restaurants as a result of the Sale Leaseback Transaction. Franchise operating expenses decreased slightly while Foxtail operating expenses increased approximately 0.2% due to increased overhead and indirect plant expenses.

The following expenses are impacted by the acquisition and the Sale Leaseback Transaction and, therefore, may not be comparable for the forty-week periods.

General and administrative.    General and administrative expenses were $23,711,000 for the predecessor period and $710,000 for the successor period. The combined general and administrative expenses for the predecessor and successor periods were $24,421,000, as compared to general and administrative expenses of $23,782,000 for the forty weeks ended October 3, 2004. This decrease of 0.1% as a percentage of total revenues was primarily due a decrease in corporate home office expenses partially offset by management fees to Castle Harlan incurred during the successor period.

Transaction costs and stock compensation.    Transaction costs represent internal and external expenses related to our efforts to sell the common stock of our parent, including the completion of the Sale Leaseback Transaction and the acquisition. Transaction costs were $4,632,000 for the predecessor period and $867,000 for the successor period. The combined transactions costs for the predecessor and successor periods were $5,499,000, and consisted of administrative, consultative and legal expenses associated with our efforts to sell the common stock. There were no transaction costs recorded for the forty week period ended October 3, 2004. During the predecessor period, we incurred $7,433,000 of compensation expense related to payouts under our stock option plan in addition to $1,492,000 accrued in the first two quarters of 2005.

Depreciation and amortization.    Depreciation and amortization expense was $11,816,000 for the predecessor period and $481,000 for the successor period. The combined depreciation and amortization expense for the predecessor and successor periods was $12,297,000, as compared to depreciation and amortization expense of $14,786,000 for the forty weeks ended October 3, 2004. Depreciation and amortization expense decreased from 5.7 percent of sales to 4.5 percent of sales for the combined predecessor and successor periods as compared to the forty weeks ended October 3, 2004. This decrease is primarily due to the reduction of assets owned by us as a result of the Sale Leaseback Transaction as well as our continued reduction in capital spending since 2001.

Interest, net.    Interest expense, net, was $13,380,000 for the predecessor period was $658,000 for the successor period. The combined interest expense, net, for the predecessor and successor periods was $14,038,000, as compared to interest expense, net, of $12,436,000 for the forty weeks ended October 3, 2004. Interest expense, net, as a percentage of total revenue, increased 0.4 percentage points from the prior year year-to-date period primarily due to the premium paid and the write off of certain unamortized bond issuance costs associated with the redemption of the Senior Notes and the Discount Notes. This increase was partially offset by an increase in interest income of $400,000 on cash and cash equivalents and the reduction of average debt outstanding for the combined predecessor and successor periods.

Provision for disposition of assets and asset write-down.    During the predecessor period, we moved one leased Company-operated restaurant to a new facility in conjunction with an exchange transaction consummated by our landlord. In conjunction with the move, we recorded a loss of approximately $262,000 on assets abandoned at the old location.

During the predecessor period, we also subleased one restaurant to a franchisee and sold the franchisee the equipment at the restaurant and we recorded a net gain of approximately $126,000 on the sale of the equipment. We also incurred an impairment loss of $248,000 to write down the net book value of a property to its net realizable value. We have been negotiating the sale of this property and have reduced the net book value to the estimated sales price.

During the predecessor period, with respect to the Sale Leaseback Transaction, we recorded a loss of $100,000 related to one property sold and have amortized approximately $754,000 of the $75,270,000 gain deferred in conjunction with completion of the transaction. The balance of the deferred gain as of September 21, 2005, was eliminated in connection with recording purchase accounting adjustments described in note 6 to our unaudited condensed consolidated financial statements as of and for the forty weeks ended October 2, 2005.

Other, net.    Other, net, was income of $214,000 for the predecessor period and was expense of $40,000 for the successor period. The combined other, net, for the predecessor and successor periods was income of $174,000, as compared to other income, net, of $365,000 for the forty weeks ended October 3, 2004. Other, net, as a percentage of total revenue, decreased slightly during the predecessor and successor periods compared to the 2004 year-to-date period primarily due to increased expenses associated with our excess properties.

Provision for income taxes.    The 2005 year-to-date effective tax benefit rate is 48.0% as compared to an effective tax expense rate of 28.4% for the 2004 year-to-date period. The increase in the effective rate is primarily due to the taxable losses incurred in executing the sale of our parent to the buyer parent, partially offset by the taxable gains recognized in conjunction with the Sale Leaseback Transaction.

Fiscal Year Ended December 26, 2004 Compared To Year Ended December 28, 2003

Revenues

Total revenues increased 2.6% over fiscal 2003 due primarily to increased restaurant food sales and increased Foxtail sales outside the Perkins system.

Food sales at our restaurants increased 1.6%. The increase can be attributed to an increase in comparable restaurant sales. Comparable restaurant sales increased primarily due to an increase in check average, partially offset by a decrease in comparable customer visits. Slower than expected economic recovery in key Midwestern states and increased competition in certain key markets contributed to the decrease in comparable customer visits. The decrease in comparable customer visits was partially offset by an increase in the guest check average due to menu mix shifts and cumulative price increases.

Revenues from Foxtail increased approximately 12.6% over fiscal 2003 and constituted 11.3% of our total fiscal 2004 revenues.    In order to ensure consistency and availability of our proprietary products to each restaurant in the system, Foxtail offers cookie doughs, muffin batters, pancake mixes, pies and other food products to our restaurants and franchised restaurants through food service distributors. Additionally, it produces a variety of non-proprietary products for sale in various retail markets. Sales to our restaurants are eliminated in the accompanying statements of operations. The increase noted above can be attributed to growth in sales outside of the Perkins system.

Franchise revenues, which consist primarily of franchise royalties and initial license fees, increased 1.3% from the prior year.    Royalty revenues increased due to an increase in comparable sales, partially offset by a decline in the average number of franchise restaurants by 6.7 restaurants. Initial franchise license fees increased as a result of nine franchise restaurants opening in fiscal 2004 versus eight in fiscal 2003.

Costs and Expenses

Food cost.    In terms of total revenues, food cost increased 0.5 percentage points from fiscal 2003. Restaurant division food cost expressed as a percentage of restaurant division sales decreased 0.7 percentage points. The current year decrease was primarily due to the impact of selective menu price increases and decreased discounting, which was partially offset by increased commodity costs. Commodity costs during fiscal 2004 increased 1.3 percentage points over fiscal 2003, primarily due to increases in beef, pork, dairy and eggs. Overall menu price increases realized during fiscal 2004 were approximately 3.2%, which positively impacted food cost by 0.8 percentage points. The cost of Foxtail sales, in terms of total Foxtail revenues, increased approximately 4.5 percentage points, as a result of production inefficiencies associated with the start up of the expanded pie plant and continued increases in raw materials costs. As a manufacturing operation, Foxtail typically has higher food costs as a percent of revenues than the company's restaurants.

Labor and benefits.    Labor and benefits expense, as a percentage of total revenues, decreased 0.8 percentage points over fiscal 2003. Increased productivity partially offset by an increase in wage rates and employee insurance costs favorably impacted restaurant labor and benefits. Foxtail labor and benefits increased 1.7% from fiscal 2003 primarily due to production inefficiencies associated with the start up of the expanded pie plant.

Operating expenses.    Operating expenses, expressed as a percentage of total revenues, decreased 0.4 percentage points from fiscal 2003. Restaurant division operating expenses expressed as a percentage of restaurant sales decreased 0.5 percentage points, primarily the result of a decrease in restaurant supplies, repairs and maintenance and local store marketing expenses. Foxtail expenses, expressed as a percentage of Foxtail revenue, increased 1.2 percentage points, primarily due to increased utility costs. Franchise division operating expenses, expressed as a percentage of franchise revenues, decreased 1.5 percentage points compared to the prior year. Reduced expenses under franchise service fee agreements, investment spending for advertising in select franchised markets and other franchise related spending contributed to the decrease.

General and administrative.    General and administrative expenses increased to 9.2% of total revenues in fiscal 2004 from 8.7% of total revenues in fiscal 2003. The increase is primarily attributable to increased incentive costs.

Depreciation and amortization.    Depreciation and amortization decreased approximately 6.5% from fiscal 2003 due to our continued reduction in capital spending since fiscal 2001.

Provision for/Benefit from disposition of assets.    During fiscal 2004, we recorded a net gain of $109,000 related to the disposition of assets.

Asset write-down.    During fiscal 2004, we determined that impairment existed with respect to three Company-operated restaurants. This determination was made based on our projections that the future cash flows of these restaurants would not exceed the present carrying value of the assets. Accordingly, we recorded an impairment charge of approximately $604,000 to adjust the assets of these restaurants to net realizable value. Additionally, we recorded an impairment charge of $136,000 related to intangible assets on specifically identifiable franchise locations that ceased operations.

Interest.    Net interest expense decreased from 5.0% to 4.7% of revenues. The decrease is the result of our reduced average borrowings during fiscal 2004.

Provision for income taxes.    The provision for income taxes in fiscal 2004 was $1.5 million. Our effective tax rate attributable to continuing operations was 22.6% in fiscal 2004 and a benefit of 13.4% in fiscal 2003. The effective tax rate in fiscal 2004 was higher than in fiscal 2003 because federal income tax credits were relatively flat as compared to fiscal 2003 yet fiscal 2004 operating income was higher than in fiscal 2003. The fiscal 2004 effective tax rate was favorably impacted primarily by credits resulting from excess FICA taxes paid on server tip income that exceeds minimum wage. The effective tax rate is lower than the statutory U.S. federal tax rate primarily due to the utilization of these credits.

Year Ended December 28, 2003 Compared To Year Ended December 29, 2002

Revenues

Total revenues decreased 1.4% over fiscal 2002 due primarily to decreased restaurant food sales. Food sales at our restaurants decreased 1.6%. The decrease can be attributed to a decline in comparable restaurant sales. Comparable restaurant sales decreased primarily due to a decrease in comparable customer visits, partially offset by an increase in check average. Economic weakness prevalent throughout fiscal 2003 and increased competition in certain key markets contributed to the decrease in comparable customer visits. The decrease in comparable customer visits was partially offset by an increase in the guest check average due to a menu mix shift and cumulative price increases. The menu mix shift resulted from the introduction of a new menu with a focus on lunch and dinner items, which have a higher menu price than breakfast items.

Revenues from Foxtail increased approximately 0.6% over fiscal 2002 and constituted 10.3% of our total fiscal 2003 revenues.    In order to ensure consistency and availability of our proprietary products to each restaurant in the system, Foxtail offers cookie doughs, muffin batters, pancake mixes, pies and other food products to our restaurants and franchised restaurants through food service distributors. Additionally, it produces a variety of non-proprietary products for sale in various retail markets. Sales to our restaurants are eliminated in the accompanying statements of operations. The increase noted above can be attributed to growth in sales outside of the Perkins system.

Franchise revenues, which consist primarily of franchise royalties and initial license fees, decreased 1.9% from the prior year.    Royalty revenues decreased due to a decrease in comparable sales and a decline in the average number of franchise restaurants by 5.4 restaurants. Initial franchise license fees decreased as a result of eight franchise restaurants opening in fiscal 2003 versus seventeen in fiscal 2002.

Costs and Expenses

Food cost.    In terms of total revenues, food cost increased 1.0 percentage points from fiscal 2002. Restaurant division food cost expressed as a percentage of restaurant division sales increased 1.1 percentage points. The current year increase was primarily due to increased commodity costs and the introduction of a new menu which resulted in a menu mix shift to higher food cost lunch and dinner items. These increases were partially offset by the impact of selective menu price increases. Commodity costs during fiscal 2003 increased 0.9 percentage points over fiscal 2002, primarily due to increases in eggs, red meat, oils and pork. The introduction of a new menu during fiscal 2003 negatively impacted food costs by 0.4 percentage points as compared to fiscal 2002. Overall price increases realized during fiscal 2003 were approximately 1.8%, which positively impacted food cost by 0.4 percentage points. The cost of Foxtail sales, in terms of total Foxtail revenues, increased approximately 0.4 percentage points, as a result of continued increases in raw materials costs. As a manufacturing operation, Foxtail typically has higher food costs as a percent of revenues than the company's restaurants.

Labor and benefits.    Labor and benefits expense, as a percentage of total revenues, increased 0.4 percentage points over fiscal 2002. Increased employee insurance and workers' compensation costs, a moderate increase in wage rates and a drop in productivity impacted restaurant labor and benefits. Foxtail labor and benefits were flat compared to fiscal 2002.

Operating expenses.    Operating expenses, expressed as a percentage of total revenues, decreased 0.2 percentage points from fiscal 2003 to fiscal 2002. Restaurant division operating expenses expressed as a percentage of restaurant sales increased 0.1 percentage points. The increase is primarily the result of increased utility cost due to the rise in natural gas prices. This increase is partially offset by a slight decrease in administrative costs and store marketing expenses. Foxtail expenses, expressed as a percentage of Foxtail revenue, decreased 1.5 percentage points. The decrease is primarily due to decreased freight, plant maintenance and utility costs. Franchise division operating expenses, expressed as a percentage of franchise revenues, decreased 2.8 percentage points compared to the prior year. Franchise opening costs decreased due to the opening of nine fewer restaurants than in the prior year. Reduced expenses under franchise service fee agreements, investment spending for advertising in select franchised markets and other franchise related spending also contributed to the decrease.

General and administrative.    General and administrative expenses declined to 8.7% of total revenues in fiscal 2003 from 9.2% of total revenues in fiscal 2002. The decrease is primarily attributable to reductions in corporate home office expenses and decreased incentive costs.

Depreciation and amortization.    Depreciation and amortization decreased approximately 19.1% from fiscal 2002 due to our continued reduction in capital spending since fiscal 2001.

Provision for/Benefit from disposition of asset.    During fiscal 2003, we recorded a net loss of $336,000 related to the disposition of assets, including $190,000 related to the termination of the lease on the corporate aircraft.

Lease termination.    We recorded a net loss of $761,000 on the termination of the lease related to the corporate aircraft.

Asset write-down.    We recorded charges totaling $455,000 to write down the carrying value of two of our restaurants to their estimated fair values.

Interest. Net interest expense decreased from 5.4% to 5.0% of revenues. The decrease is the result of reduced average borrowings by us during fiscal 2003, primarily due to the payment of $8.4 million of accreted interest on our Discount Notes, at a redemption price of 105.625% and reduced borrowings on the old credit facility. Our Discount Notes were redeemed on August 1, 2005.

Other.    Other income decreased approximately $100,000. This decrease is due primarily to a reduction in rental income from properties subleased to others.

Benefit for income taxes.    The benefit for income taxes attributable to continuing operations in fiscal 2003 was $247,000. Our effective tax rate attributable to continuing operations was a benefit of 13.4% in fiscal 2003 versus 185.2% in 2002. The 13.4% effective tax rate in fiscal 2003 was higher than in fiscal 2002 due to the fact that fiscal 2003 operating income was higher and federal income tax credits were relatively flat as compared to fiscal 2002. Also, we experienced a $140,000 reduction in state deferred tax assets due to jurisdiction tax changes. The fiscal 2003 effective tax rate was favorably impacted primarily by credits resulting from excess FICA taxes paid on server tip income that exceeds minimum wage. The effective tax rate is lower than the statutory U.S. federal tax rate and the fiscal 2002 effective tax rate primarily due to the utilization of these credits.

Liquidity and Capital Resources

Our principal liquidity requirements are to service our debt and meet our working capital and capital expenditure needs. As of October 2, 2005, we had approximately $190 million of senior debt outstanding, of which $2.6 million is secured and we had available to borrow approximately $16.6 million under our senior secured credit facility. Subject to our performance, which, if adversely affected, could adversely affect the availability of funds, we expect to be able to meet our liquidity requirements for the next twelve months through cash provided by operations and through borrowings available under our senior secured credit facility. We cannot assure you, however, that this will be the case. See "Risk Factors – Risks Relating to the New Notes and Our Indebtedness."

On June 29, 2005, we sold 67 of our restaurant properties to a subsidiary of Trustreet and simultaneously entered into a lease with Trustreet for each property for an initial term of 20 years and option terms for up to an additional 20 years. In conjunction with this transaction, we received net proceeds of $137,212,000. The total net book value of the assets sold was $62,042,000. One restaurant property was sold at a loss of $100,000, which is recorded in Provision for Disposition of Assets on the quarterly period Consolidated Statements of Income included elsewhere in this prospectus. The remaining properties were sold for a gain of $75,270,000. The balance of the deferred gain as of September 21, 2005 was eliminated in connection with recording purchase accounting adjustments. At October 2, 2005, a current tax liability of approximately $4,228,000 was recorded in accrued income taxes on the consolidated balance sheets included elsewhere in this prospectus.

Working Capital and Cash Flows

Although we presently have a positive working capital balance of approximately $2.2 million, we have in the past and may again in the future have negative working capital balances. A negative working capital balance is primarily due to the fact that any excess cash not needed immediately to pay for food and supplies or to finance receivables and inventory has typically been used for capital expenditures and/or payments of long-term debt balances.

Operating Activities:

Cash used in operating activities during the predecessor period totaled $9.5 million while cash provided by operating activities totaled $3.9 million for the successor period. For the combined predecessor and successor periods, cash used in operating activities totaled $5.6 million compared to cash provided by operating activities of $17.9 million for the forty week period ended October 3, 2004. The decrease in cash flows from operating activities is primarily due to changes in prepaid expenses and other current assets and decreases in other liabilities.

Investing Activities:

Cash flows provided by investing activities for the predecessor period were $131.0 million while cash flows used in investing activities were $225.2 million for the successor period. The cash flows used in investing activities for the combined predecessor and successor periods were $94.3 million compared to cash used in investing activities of $8.2 million for the forty-week period ended October 3, 2004. During the predecessor period, the primary cash outflows from investing activities related to $6.2 million of capital expenditures and the primary cash inflows from investing activities related to $137.2 million of proceeds from the sale of assets in conjunction with the Sale Leaseback Transaction. During the successor period, the primary cash outflows from investing activities related to $225.0 million of payments made in conjunction with the acquisition.

Financing Activities:

Cash flows used in financing activities for the predecessor period were $134.6 million while cash flows provided by financing activities for the successor period were $221.0 million. The cash flows provided by financing activities for the combined predecessor and successor periods were $86.3 million compared to cash flows used in financing activities of $0.3 million for the forty week period ended October 3, 2004. During the predecessor period, the primary cash flows used in financing activities included $148.0 million of payments on our long-term debt, $4.0 million of proceeds from our revolving credit facility and $9.6 million of proceeds provided for stock option redemption in conjunction with the acquisition. During the successor period, the primary cash flows included $190.0 million of debt proceeds, $9.2 million of debt issuance costs, $4.0 million of payments on our revolving credit facility and a $44.1 million capital contribution from our parent.

The following table sets forth cash flow data for the forty weeks ended October 3, 2004 for the predecessor as compared to the period from September 22, 2005 through October 2, 2005 for the successor and the period from December 27, 2004 through September 21, 2005 for the predecessor, and for the fiscal years ended December 29, 2002, December 28, 2003 and December 26, 2004:

	Predecessor					Successor
	As of December 29, 2002	As of December 28, 2003	As of December 26, 2004	Forty Weeks Ended October 3, 2004	December 27, 2004 - September 21, 2005	September 22, 2005 - October 2, 2005
	(in thousands)
Cash flows provided by (used for) operating activities	$24,356	$20,361	$23,127	$17,850	($9,541)	$3,866
Cash flows used for investing activities	(8,052)	(9,711)	(8,384)	(8,170)	130,957	(225,249)
Cash flows provided by (used for) financing activities	(14,992)	(11,501)	(1,717)	(359)	(134,618)	220,973

Our senior secured credit facility consists of a $25.0 million revolving credit facility of which approximately $16.6 million was available for borrowing. Our senior secured credit facility will mature on September 21, 2006. See "Description of Certain Indebtedness."

Prior to the acquisition, the principal uses of cash during the year were capital expenditures and a distribution to our parent. Capital expenditures consisted primarily of equipment purchases for Foxtail, capital improvements and costs related to remodels of existing restaurants. The following table summarizes capital expenditures for each of the past three years (in thousands):

	Predecessor					Successor
	2002	2003	2004	Forty Weeks Ended October 3, 2004	December 27, 2004 - September 21, 2005	September 22, 2005 - October 2, 2005
New restaurants	$2,781	$32	—	—	—	—
Capital improvements	5,214	5,053	3,944	3,041	3,247	169
Remodeling and reimaging	3,510	1,378	920	627	1,041	54
Manufacturing	389	1,107	3,549	3,272	655	34
Other	1,524	2,170	3,461	3,007	1,328	70
Total capital expenditures	$13,418	$9,740	$11,874	$9,947	$6,271	$327

Our capital expenditure budget for fiscal 2005 is $12.6 million. The primary source of funding for these expenditures is expected to be cash provided by operations. Capital spending could vary significantly from planned amounts as certain of these expenditures are discretionary in nature. As of October 2, 2005, we have spent $6.6 million for capital expenditures during fiscal 2005.

Contractual Obligations and Off-Balance Sheet Arrangements

Cash Contractual Obligations

The following table represents our contractual commitments associated with our debt and other obligations as of October 2, 2005:

Contractual Obligations	Remainder of Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009	Fiscal 2010	Thereafter	Total
Original notes	—	—	—	—	—	—	$190,000	$190,000
Senior secured credit facility	2,600	—	—	—	—	—	—	2,600
Capital lease obligations	94	312	166	113	—	—	—	685
Operating leases	4,725	19,111	19,014	18,901	18,467	19,114	227,858	327,190
Interest on indebtedness(1)	5,053	19,000	19,000	19,000	19,000	19,000	52,250	152,303
Purchase commitments	12,375	685	—	—	—	—	—	13,060
Management fee(2)	2,369	1,777	1,777	1,777	1,777	1,777	2,270	13,524
Total contractual obligations	$27,216	$40,885	$39,957	$39,791	$39,244	$39,891	$472,378	$699,362

(1)	Represents pro forma interest expense calculated using the interest rate of 10% on the $190.0 million of Original Notes offered in connection with the consummation of the Transactions and 8.75%, which was the rate on October 2, 2005, on the $2.6 million drawn under our senior secured credit facility upon consummation of the Transactions. Excludes fees or any letters of credit that were issued under our senior secured credit facility upon consummation of the Transactions.

(2)	For additional information on the management fee, see "Certain Relationships and Related Party Transactions—Management Agreement."

Upon consummation of the Transactions, we issued letters of credit under our senior secured credit facility which replaced approximately $5.8 million of existing letters of credit in place immediately prior to the consummation of the Transactions. These letters of credit are primarily utilized in conjunction with our workers' compensation program.

Total minimum lease payments under capital leases are $685,500, of which approximately $71,000 represents interest.

For a discussion of our indebtedness see "Description of Certain Indebtedness."

Off-Balance Sheet Arrangements

In accordance with the definition under SEC rules, the following qualify as off-balance sheet arrangements:

•	Any obligation under certain guarantees or contracts;

•	A retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

•	Any obligation under certain derivative instruments;

•	Any obligation under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or research and development services with the registrant.

Based on the above, the following represent the off-balance sheet arrangements for our company that were incurred prior to the acquisition.

In fiscal 1999, TRC Realty LLC leased an aircraft for use by both us and Friendly Ice Cream Corporation ("FICC"). Our former chairman and chief executive officer is also the chairman of FICC. The operating lease expires in November 2009. During the third quarter of 2003, TRC Realty terminated its lease for the corporate aircraft. In accordance with the terms of the lease, TRC Realty was required to pay a termination value to the lessor upon termination of the lease. As a result, we incurred a loss of approximately $950,000 on the termination of the lease and disposal of assets related to the aircraft. Concurrently, TRC Realty entered into a new lease for a smaller and less expensive aircraft, which is used solely by us.

On June 9, 2000, we entered into an agreement to guarantee 50% of borrowings up to a total guarantee of $1,500,000 for use by a franchisee to remodel and upgrade existing restaurants. Immediately prior to September 21, 2005, there was $3,000,000 in borrowings outstanding under this agreement of which we guaranteed $1,5000,000. In conjunction with the acquisition, Donald N. Smith assumed all liability and responsibilities related to this guarantee. Under the provisions of FASB Interpretation No. 46, Consolidation of Variable Interest Entities, this guarantee was determined by us not to be a variable interest in the franchisee.

Our predecessors entered into arrangements with several different parties which have reserved territorial rights under which specified payments are to be made by us based on a percentage of gross sales from certain restaurants and for new restaurants opened within certain geographic regions. During fiscal 2004, we paid an aggregate of approximately $2.7 million under such arrangements. Three such agreements are currently in effect. Of these, one expires in the year 2075, one expires upon the death of the beneficiary and the remaining agreement remains in effect as long as we operate Perkins Restaurants and Bakeries in certain states.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 154, Accounting Changes and Error Corrections, which changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not believe that implementation of this statement will have a material effect on our financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal." In addition, the statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for fiscal years beginning after June 15, 2005. We do not believe that the implementation of this statement will have a material effect on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. This statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. This statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and shall be applied on a prospective basis. We have evaluated the impact of implementing SFAS No. 153 and have concluded that implementation of the statement will not have a material effect on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123, Share Based Payments (revised 2004). This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. It requires entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. However, this statement provides certain exceptions to that measurement method if it is not possible to reasonably estimate the fair value of an award at the grant date. A nonpublic entity also may choose to measure its liabilities under share-based payment arrangements at intrinsic value. The statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from nonemployees in share-based payment transactions. This statement is effective for us with the beginning of fiscal 2006. Currently, we do not anticipate that the implementation of the statement will have a material effect on our financial position or results of operations.

Impact of Inflation

We do not believe that our operations are affected by inflation to a greater extent than are the operations of others within the restaurant industry. In the past, we have generally been able to offset the effects of inflation through selective menu price increases.

Quantitative And Qualitative Disclosure About Market Risk

Interest Rate Risk.    We are subject to changes in interest rates, foreign currency exchange rates and certain commodity prices. Our primary market risk is interest rate exposure with respect to our floating rate debt. Our senior secured credit facility may require us to employ a hedging strategy through derivative financial instruments to reduce the impact of adverse changes in interest rates. We do not plan to hold or issue derivative instruments for trading purposes. In the future, we may enter into other interest rate swaps to manage the risk of our exposure to market rate fluctuations. As of October 2, 2005, our senior secured credit facility permitted borrowings of up to approximately $16.6 million. For the forty weeks ended October 2, 2005, which carries a variable interest rate, a 100 basis points change in interest rate (assuming $25.0 million was outstanding under this facility) would have impacted us by $250,000.

Exchange Rate Risk.    We conduct foreign operations in Canada. As a result, we are subject to risk from changes in foreign exchange rates. These changes result in cumulative translation adjustments, which are included in accumulated and other comprehensive income (loss). We do not consider the potential loss resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates, as of October 2, 2005, to be material.

Commodity Price Risk.    Many of the food products and other operating essentials purchased by us are affected by commodity pricing and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors that are beyond our control. Our supplies and raw materials are available from several sources and we are not dependent upon any single source for these items. If any existing suppliers fail, or are unable to deliver in quantities required by us, we believe that there are sufficient other quality suppliers in the marketplace that our sources of supply can be replaced as necessary. At times we enter into purchase contracts of one year or less or purchase bulk quantities for future use of certain items in order to control commodity-pricing risks. Certain significant items that could be subject to price fluctuations are beef, pork, coffee, eggs, dairy products, wheat products and corn products. We believe that we will be able to pass through increased commodity costs by adjusting menu pricing in most cases. However, we believe that any changes in commodity pricing that cannot be offset by changes in menu pricing or other product delivery strategies would not be material.

THE EXCHANGE OFFER

General

The issuer issued and sold the Original Notes on September 21, 2005, or the Closing Date, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

In connection with the sale of Original Notes to the initial purchasers, the holders of the Original Notes became entitled to the benefits of a registration rights agreement dated the Closing Date between the issuer, our domestic subsidiaries that guaranteed the Original Notes and the initial purchasers, or Registration Rights Agreement.

Under the Registration Rights Agreement, the issuer became obligated to file a registration statement in connection with an exchange offer within 120 days after the Closing Date and use its reasonable best efforts to cause the exchange offer registration statement to become effective within 210 days after the Closing Date. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy the issuer's obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to the issuer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuer will accept all Original Notes properly tendered and not withdrawn on or prior to the expiration date. The issuer will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the exchange offer. Holders may tender some or all of their Original Notes pursuant to the exchange offer.

Based on no-action letters issued by the staff of the SEC to third parties, the issuer believes that holders of the New Notes issued in exchange for Original Notes may offer for resale, resell and otherwise transfer the New Notes, other than any holder that is an affiliate of the issuer within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes pursuant to the exchange offer must deliver a prospectus in connection with the resale of the New Notes. If the broker-dealer acquired the Original Notes as a result of market-making or other trading activities, such broker-dealer must use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of New Notes. Broker-dealers who acquired the Original Notes directly from the issuer must, in the absence of an exemption from registration, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales and cannot rely on the position of the SEC staff enunciated in the Exxon Capital Holding Corp. no-action letter (available May 13, 1998). See "Plan of Distribution" for additional information. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The issuer will be deemed to have accepted validly tendered Original Notes when, as and if it had given oral or written notice of the acceptance of those notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from the issuer and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, the issuer will promptly deliver the New Notes upon consummation of the exchange offer or return the Original Notes if the exchange offer is withdrawn.

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "—Conditions" without waiver by the issuer, certificates or any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes promptly upon expiration or termination of the exchange offer.

Holders of Original Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes, pursuant to the exchange offer. The issuer will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See "—Fees and Expenses."

Shelf Registration Statement

If (1) because of any change in law or in currently prevailing interpretations of the staff of the Securities and Exchange Commission, or SEC, the issuer is not permitted to effect the exchange offer; or (2) the exchange offer has not been completed within 245 days following the closing date; or (3) certain holders of the Original Notes are prohibited by law or SEC policy from participating in the exchange offer; or (4) in certain circumstances, certain holders of the registered New Notes so request; or (5) in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then the issuer will, in lieu of or in addition to conducting the exchange offer, file a shelf registration statement covering resales of the notes under the Securities Act as soon as reasonably practicable, but no later than 45 days after the time of such obligation to file arises. The issuer agrees to use all commercially reasonable efforts to (a) cause the shelf registration statement to become or be declared effective no later than 150 days after the shelf registration statement is filed and (b) use its reasonable best efforts to keep the shelf registration statement effective (other than during any blackout period) until the earlier of two years after the shelf registration becomes effective or such time as all of the applicable notes have been sold thereunder.

The issuer will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. The issuer agrees to supplement or make amendments to the shelf registration statement as and when required by the registration form used for the shelf registration statement or by the Securities Act or rules and regulations under the Securities Act for shelf registrations. The issuer agrees to furnish to certain holders copies of any such supplement or amendment prior to its being used or promptly following its filing. A holder that sells notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the notes, the issuer may suspend use of the prospectus included in any Shelf Registration statement in the event that and for a period of time, or blackout period, not to exceed an aggregate of 60 days in any twelve-month period (1) the issuer's board of directors or our parent's board of directors determines, in good faith, that the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on the business, operations or prospects of us and our subsidiaries or (2) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and the issuer's board of directors or our parent's board of directors determines, in good faith, that any such disclosure would jeopardize the success of the transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

Special Interest

If the issuer fails to meet the targets listed in the three paragraphs immediately following this paragraph, then additional interest, which we refer to as Special Interest, shall accrue and become payable in respect of the notes at the rates set forth in the three numbered paragraphs immediately following this paragraph as follows (each event referred to in clauses (A) and (B) of each of the numbered paragraphs below constituting a registration default, and each period during which the registration default(s) has occurred and is continuing is a registration default period):

1.    if (A) a registration statement on an appropriate registration form with respect to the exchange offer, or the Exchange Offer Registration Statement, is not filed with the SEC on or prior to 120 days after the Closing Date or (B) notwithstanding that the issuer has consummated or will consummate an exchange offer, the issuer is required to file a shelf registration statement and if such shelf registration statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Special Interest shall accrue on the principal amount of the notes at a rate of 0.5% per annum for the first 90 days of the registration default period, will increase by an additional 0.5% for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.5% per year over the interest rate of the Original Notes; or

2.    if (A) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to 210 days after the Closing Date or (B) notwithstanding that the issuer has consummated or will consummate an Exchange Offer, the issuer is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Special Interest shall accrue on the principal amount of the notes at a rate of 0.5% per annum for the first 90 days of the registration default period, will increase by an additional 0.5% for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.5% per year over the interest rate of the Original Notes; or

3.    if (A) the exchange offer has not been completed within 45 business days after the initial effective date of the Exchange Offer Registration Statement relating to the exchange offer or (B) any exchange registration statement or shelf registration statement required under the Registration Rights Agreement is filed and declared effective but thereafter is either withdrawn by the issuer or becomes subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement and including any blackout period permitting therein), then Special Interest shall accrue on the principal amount of the notes at a rate of 0.5% per annum for the first 90 days of the registration default period, will increase by an additional 0.5% for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.5% per year over the interest rate of the Original Notes;

provided, however, (x) that the Special Interest rate on the notes may not accrue under more than one of the foregoing clauses (1) – (3) at any one time and at no time shall the aggregate amount of Special Interest accruing exceed 1.5% per annum and (y) Special Interest shall not accrue under clause (3)(B) above during the continuation of a Blackout Period; provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (2) above), or (c) upon the exchange of New Notes for all notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3) (B) above), Special Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

No Additional Interest shall accrue with respect to notes that are not Registrable Notes, as defined in the Registration Rights Agreement.

Any amounts of Additional Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

Expiration Date; Extensions; Amendment

The term "expiration date" means 5:00 p.m., New York City time, on                      , 2006, which is 20 business days after the commencement of the exchange offer, unless the issuer extends the exchange offer, in which case, the term "expiration date" means the latest date to which the exchange offer is extended.

In order to extend the expiration date, the issuer will notify the exchange agent of any extension by oral or written notice and will issue a press release of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The issuer reserves the right:

(a)    to delay accepting of any Original Notes, to the extent in a manner compliant with Rule 14e-1(c) of the Exchange Act, to extend the exchange offer or to terminate the exchange offer and not accept Original Notes not previously accepted if the exchange offer violates any applicable law or interpretation by the staff of the SEC and such conditions shall not have been waived by them, if permitted to be waived by them, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

(b)    to amend the terms of the exchange offer in any manner deemed by them to be advantageous to the holders of the Original Notes.

The issuer will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by the issuer to constitute a material change, the issuer will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment. Depending upon the significance of the amendment, the issuer may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

Without limiting the manner in which the issuer may choose to publicly announce any extension, amendment or termination of the exchange offer, the issuer will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Original Notes and any other required documents.

To be validly tendered, the documents must reach the exchange agent by or before 5:00 p.m., New York City time, on the expiration date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

The tender by a holder of Original Notes will constitute an agreement between that holder and the issuer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of deliver by mail,

it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or Original Notes should be sent to the issuer.

Only a holder of Original Notes may tender Original Notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name Original Notes are registered on the issuer's books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible guarantor institution" that is a member or participant in the Security Transfer Agent Medallion Program ("Stamp") or such other "signature guarantor program," unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case, signed as the name of the registered holder or holders appears on the Original Notes.

If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing and, unless waived by the issuer, submit evidence satisfactory to the issuer of their authority to act with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Original Notes will be determined by the issuer in its sole discretion. This determination will be final and binding. The issuer reserves the absolute right to reject any Original Notes not properly tendered or any Original Notes their acceptance of which, in the opinion of counsel for the issuer, would be unlawful. The issuer interpretations of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes, must be cured within such time as the issuer shall determine. None of the issuer, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have been made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Original Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, the issuer reserves the right in its sole discretion to:

(a)    purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date or, as set forth under "—Conditions," to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

(b)    to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering Original Notes pursuant to the exchange offer, each holder will represent to the issuer that, among other things,

(a)    the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

(b)    the holder is not engaged in and does not intend to engage in a distribution of the New Notes;

(c)    the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

(d)    the holder is not an "affiliate" of the issuer, as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

The issuer understands that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at the depository trust company, or DTC, for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account with respect to the Original Notes in accordance with DTC's procedures for transfers. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent's account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to the DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their Original Notes and

(a)    whose Original Notes are not immediately available or

(b)    who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

(1)    the tender is made through an eligible institution;

(2)    on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of the Original Notes and the principal amount of Original Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)    the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time by or prior to 5:00 p.m., New York City time, on the expiration date, unless previously accepted for exchange.

To withdraw a tender of Original Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(a)    specify the name of the depositor, who is the person having deposited the Original Notes to be withdrawn;

(b)    identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(c)    be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

(d)    specify the name in which any such Original Notes are being registered if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by the issuer, and its determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time on or prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, the issuer will not be required to accept for exchange, or exchange, any New Notes for any Original Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

If the issuer determines in its reasonable discretion that the foregoing condition exists, it may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the exchange offer and retain all Original Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their tendered Original Notes; or

•	waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

If a waiver constitutes a material change to the exchange offer, the issuer will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and it will extend the exchange offer as required by applicable law.

Pursuant to the Registration Rights Agreement, the issuer is required to use its reasonable best efforts to file with the SEC a shelf registration statement with respect to the Original Notes on or prior to the 30th day after the time such obligation to file arises, as per Section 3(b) of the

Registration Rights Agreement, and thereafter use its reasonable best efforts to cause the shelf registration statement declared effective on or prior to the 150th day after the shelf registration is filed, if:

(1)    because of any change in law or in currently prevailing interpretations of the staff of the SEC, the issuer is not permitted to effect the exchange offer; or

(2)    the exchange offer has not been completed within 180 days following the Closing Date; or

(3)    certain holders of the Original Notes are prohibited by law or SEC policy from participating in the exchange offer; or

(4)    in certain circumstances, certain holders of the registered New Notes so request; or

(5)    in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws.

Exchange Agent

The Bank of New York has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York, addressed as follows:

For information by Telephone:
(212) 815-

By Mail: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, NY 10286 Attn:	By Hand or Overnight Delivery Service: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, NY 10286 Attn:

By Facsimile Transmission:
(212) 298-1915

(Telephone Confirmation)
(212) 815-

Fees and Expenses

The issuer has agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. The issuer has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The issuer, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

The issuer will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of The Bank of New York as exchange agent, accounting and legal fees, and printing costs, among others.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

Holders of Original Notes who are eligible to participate in the exchange offer but who do not tender their Original Notes will not have any further registration rights, and their Original Notes will continue to be restricted for transfer. Accordingly, such Original Notes may be resold only:

(a)    to the issuer, upon redemption of the Original Notes or otherwise;

(b)    so long as the Original Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

(c)    in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to the issuer;

(d)    outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(e)    under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

The issuer does not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

Participation in the exchange offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

Company Overview

We are a leading operator and franchisor of 487 full-service family dining restaurants located primarily in the Midwest, Florida and Pennsylvania. As of October 2, 2005, we operated 152 full-service restaurants, and franchised 335 full-service restaurants to 115 franchisees in 33 states and in five Canadian provinces. In addition, we operate a bakery goods manufacturing division, Foxtail, which manufactures pies, pancake mixes, cookie doughs, muffin batters and other bakery products for both our in-store bakeries and third-party customers. For over 47 years, we have built a loyal customer base by offering a wide menu selection of high-quality, moderately priced food and beverage items consisting of traditional favorites and seasonal specialties. We believe that our established brand name, attractive price/value relationship and focused store level execution have helped us to achieve consistent operating performance. Over 96% of our restaurants produce positive store-level cash flow and our restaurants' footprint extends over 13 states, with a significant number of restaurants in Minnesota and Florida. Our existing restaurants currently generate average annual revenues of $1.85 million, which we believe is among the highest unit averages in the family dining industry.

Founded in 1958, Perkins has continued to adapt its menu, product offerings and building decor to meet changing consumer preferences, while honoring a tradition of high-quality food and friendly service that has been the hallmark of the Perkins brand. The Perkins concept is designed to serve a variety of demographically and geographically diverse customers for a wide range of dining occasions which are appropriate for the entire family. We offer a full menu of over 90 assorted breakfast, lunch, dinner, snack and dessert items ranging in price from $2.99 to $12.59 with an average guest check as of October 2, 2005 of $7.47 for our restaurants. Perkins' signature menu items include our omelettes, secret recipe real buttermilk pancakes, Mammoth Muffins®, Tremendous Twelve® platter, salads, melt sandwiches and Butterball® turkey entrees. Breakfast items, which are available throughout the day, account for approximately half of the entrees sold in our restaurants.

Perkins restaurants are distinguished by our large, comfortable dining rooms, flexible kitchens, extended operating hours, courteous table service and bakery specialties. Our restaurants are open seven days a week, with selected restaurants open 24 hours a day. Perkins restaurants average over 5,000 square feet in size and are primarily located in free-standing buildings with approximately 160 to 180 seats. On average, our restaurants have served 4,814 customers per week per restaurant during the first forty weeks of fiscal 2005. Perkins restaurants are generally concentrated geographically in order to increase operating synergies, including purchasing, distribution and advertising. As a result of our focus on execution and loyal customer base, we have grown to be one of the largest family dining chains in the U.S.

Over the past two years, we have undertaken a number of key initiatives to improve our operations, including: (i) upgrading and rationalizing our menu offerings; (ii) refocusing efforts on increasing bakery sales to both our restaurants and franchised restaurants as well as third parties; (iii) emphasizing restaurant-level cost control, with a particular focus on labor productivity; (iv) closing underperforming restaurants; (v) implementing a breakfast-focused marketing program; (vi) developing a new prototype restaurant; and (vii) employing a new system to help us measure and ensure guest satisfaction. We believe that these initiatives, combined with our continued upgrading and remodeling of our restaurants and franchised restaurants, are important steps to maintaining the strength of our business and positioning us to continue to improve our results.

Industry Overview

The restaurant industry is among the largest industries in the United States. According to the National Restaurant Association, or NRA, a restaurant industry trade association, the U.S. restaurant industry experienced its thirteenth consecutive year of real sales growth in 2004, with total 2004 sales estimated to have reached approximately $453.5 billion. The NRA projects restaurant industry sales will continue to increase in 2005, reaching approximately $475.8 billion. We believe this growth can be attributed to several key lifestyle and demographic trends, including the continued increase in spending on food consumed away from home and restaurant dining, and the continued growth in disposable incomes and key age groups of the population.

The restaurant industry can be divided into two primary operating segments: full service restaurants, or FSR, limited service restaurants, or LSR. Restaurants operating in the FSR segment present broad menu choices that are served to patrons by a waitstaff, while restaurants operating in the LSR segment serve customers at a counter or through a drive-thru window. The NRA estimates sales at FSRs in the United States grew approximately 4.0% from 2003 to 2004, reaching $157.0 billion in 2004. In addition, the NRA projects sales in the full-service segment of the U.S. restaurant industry will increase approximately 5.0% in 2005 to approximately $164.8 billion.

Perkins operates in the "family dining" category of the FSR segment. According to Technomic Information Services ("Technomic"), the family dining category is the second largest category in the FSR segment, with approximately $32.5 billion in sales in 2004. Family-dining sales are projected to grow at a compound annual growth rate ("CAGR") of 2.5% for the period from 2004 to 2009, according to Technomic. We believe the family-dining category has a loyal customer base, stable characteristics and offers consumers a consistent dining experience with quality food at a lower cost per check than other FSR dining options.

Business Strengths

We believe that the following business strengths are the keys to our success:

Established, High-Value Restaurant Brand

Over our 47-year operating history, Perkins has developed a well-established, highly recognized brand in the geographic areas we serve. In our core markets of Florida, Iowa, Minnesota, Pennsylvania and Wisconsin, Perkins has a brand awareness of over 90%, and we have received numerous "Best Breakfast" awards from our customers. We strive to consistently provide a fast, high-quality dining experience to our customers in order to generate frequent visit patterns and brand loyalty. In our core markets, the average Perkins customer visits a Perkins restaurant approximately two times per month, which we believe is at the high end of the family dining industry. We intend to locate new restaurants in our existing markets to capitalize on our strong brand awareness and loyal customer base.

High-Quality Family Dining Experience

We offer our guests a wide variety of reasonably priced menu items, including fresh bakery products, served in an inviting, updated and pleasant dining environment with the convenience of extended operating hours. Our customers can enjoy our menu selections in the comfortable, service-oriented atmosphere of our restaurants with entree prices ranging from $2.99 to $9.59 for breakfast and $3.99 to $12.59 for lunch and dinner. We believe that a key business strength is our test kitchen in Memphis, Tennessee, led by our in-house Certified Master Chef, which develops and tests new menu items. Recipes are engineered to ensure efficient and profitable store-level execution while maintaining superior quality and taste. We also are committed to continually improving guest service for our customers. We recently shifted to a guest survey program from a mystery shopper program, in order to increase and improve the qualitative statistics we use to measure guest satisfaction. This new program offers guests the opportunity to rate Perkins restaurants in key areas such as food quality, image and cleanliness, service and hospitability, and speed of service, as well as provide comments for improvement. Customer commentary allows us to better analyze the perceived strengths and weaknesses of our operations and respond appropriately in order to improve the dining experience for our guests.

Stable Operating Performance

Our revenues and cash flow have demonstrated stability historically due to many factors including our proven restaurant concept, our strong franchise network and the consistent performance from Foxtail. Our revenues increased from $221.9 million in fiscal 1994 to $341.3 million in fiscal 2004, a CAGR of 4.4%, and we have maintained stable operating profits during that time frame.

The diversity of our operations is exemplified by the balanced revenue and profit contribution from our various business segments. Unlike many of our competitors, we derive a significant portion of our segment profit from our franchise royalties and our manufacturing operations, which together represented 47% of our segment profit for the forty weeks ended October 2, 2005. The remaining portion of our segment profit is derived from our strong base of Company-owned restaurants. Additionally, we have developed successful lunch, dinner and late night product offerings to diversify our business. During fiscal 2004, the revenue breakdown by daypart for our restaurants was 28% breakfast, 32% lunch, 31% dinner and 9% late night (10:00 p.m. to 6:00 a.m.). Because of our diverse menu, no single commodity accounts for more than 8% of our purchases. In the event of an increase in the cost of a particular food product, we are able to alter our promotional activity to highlight other food items in order to help preserve profit margins.

Updated, Modern Restaurants

We have consistently invested in our restaurants in accordance with a strict periodic remodeling program to uphold our image as an attractive, well-maintained concept. We employ an ongoing program of prototype development, testing and remodeling to maintain operationally efficient, cost-effective, and inviting interior and exterior facility design and decor. Our remodeled facilities feature a modern, distinctive interior and exterior layout that enhances operating efficiencies and guest appeal. As of October 2, 2005, approximately 72% of our restaurants were either new or had been remodeled within the past five years. To promote a consistent and updated image throughout the entire Perkins system, we also encourage our franchise operators to remodel their restaurants, and 40% of franchised restaurants have been remodeled since fiscal 2000. We also recently upgraded substantially all of our restaurants with state-of-the-art point of sale systems.

Strong Franchise Network

As of October 2, 2005, we had a strong and growing franchise network, representing nearly 70% of the restaurants in the Perkins system. Our franchise system provides us with a predictable source of cash flow and has delivered approximately $21.0 million in royalties every year since 1999. Our franchise network also allows us to effectively expand the Perkins system without substantial capital investment and provides us with an additional outlet for Foxtail. We maintain excellent relations with our franchisees and provide them with significant services, including accounting functions, IT support, extensive assistance with new store development and the opening of new restaurants and valuable operational advice on existing restaurants. We have developed the required infrastructure to support a strong franchise growth initiative.

Efficient Operations

We use a combination of current technology, ongoing real-time operational analyses, food cost and waste analysis, hourly employee performance programs and the operating experience of both our own field management and our franchisees to continuously improve the quality, efficiency and execution of our operating plan. Our information systems not only provide detailed financial statements for each restaurant, but also capture daily operating statistics such as unit sales levels, labor productivity, guest check averages, average table turns and other control items typical to the restaurant industry that allow us to quickly identify performance trends and key profitability drivers. Utilizing this information helped us to recently implement programs in our restaurants to improve labor efficiency, lower food costs and improve facility utilization during peak periods.

We also leverage our purchasing power to increase our efficiency. With respect to restaurant supplies and food, we aggregate the purchasing requirements of over 90% of our restaurants and our franchised restaurants to obtain purchasing economies of scale for food items, cleaning supplies, equipment, maintenance services and regional distribution agreements. Together with our franchisees, we typically make significant purchases of commodity products, such as chicken, steak and eggs, which provide the basis for several product-driven marketing programs throughout the year.

Proprietary In-House Bakery Capability

We source key bakery items through our rapidly growing in-house branded bakery goods and manufacturing business, Foxtail. Foxtail uses quality ingredients to produce pies, pancake mixes,

cookie doughs, muffin batters and other bakery products for both our restaurants and franchised restaurants as well as third-party customers. Foxtail sells to numerous outside accounts, with food services, institutional and retail chains currently accounting for over half of its sales. Foxtail operates three production facilities in Cincinnati, Ohio, and in fiscal 2004, we invested significant capital to expand Foxtail's production capacity. The expanded capacity will enable the division, with limited new investment, to continue to grow the business, including through internal expansion, which requires no incremental selling expense and limited additional overhead costs. For fiscal 2004, Foxtail accounted for 11% of our revenues. Revenue for the division has grown over 33% year to date through October 2, 2005 over the same period last year.

Management Expertise

We have an experienced management team of highly motivated career restaurant executives with an average tenure with us of over 11 years and average restaurant industry experience of over 26 years. Joseph Trungale, our President and Chief Operating Officer, has 40 years of restaurant experience and has served as our President since March 8, 2004 and as our Chief Executive Officer since September 2005. Prior to joining our company, Mr. Trungale served as Chief Executive Officer and President of VICORP Restaurants, Inc. Other key members of our senior management team have long tenures with us, including James Barrasso (Executive Vice President, Food Service Development of Perkins and President of Foxtail Foods, 22 years) and Robert Winters (Vice President of Franchise Operations and Development, 16 years). In addition, our Company Area Directors average over 15 years with us, and our Franchise Area Directors average over 11 years with us.

Growth Strategy

The key objectives of our growth strategy are to grow the base of our restaurants and franchised restaurants, increase market share and grow our margins and cash flow. The key elements of our growth strategy are to:

Increase Comparable Restaurant Sales And Expand Margins

We are focused on growing our comparable restaurant sales and margins through operational initiatives at the restaurant level. These initiatives include:

•	Targeted marketing programs. We recently implemented an enhanced marketing campaign that focuses on at least six food-specific promotions per year. We have also recently refocused our marketing efforts on our heritage breakfast meal, emphasizing a new lineup of items, including our breakfast platters, scramblers, benedicts and potato crepes. Our total advertising spending over the past three fiscal years represented 3.8% of our annual sales on average.

•	Improved menu engineering. Since the summer of 2004, we have focused on reducing the number of menu items, which has declined from 122 items to approximately 90, in order to improve efficiency and customer service. A more focused menu also better enables us to continue to upgrade our food quality and freshness. In fiscal 2004, we also focused on improving our preparation and presentation of hot entrees. Although we have reduced the number of permanent menu items, we continue to emphasize limited time product promotions to meet the evolving preferences of our customers. Recent product promotions include breakfast platters, French toast and bakery items.

•	Focus on store level costs. We intend to continue to refine our operations, with a focus on increasing our labor productivity and food cost management while continuing to offer exceptional customer service and high quality menu items. As a result of our increased focus on efficiency, restaurant level cash flow has improved from approximately $35.6 million in fiscal 2003 to approximately $42.7 million in fiscal 2004.

•	Continuous focus on service. In the past year we have placed renewed emphasis on improving our customer service, including reducing wait times and increasing service speeds. As a result, we have been able to reduce year to date service times by approximately one and a half minutes. Our commitment to improved service is reflected in our incentive plan, as store-level bonus programs are tied to the achievement of various service metrics.

•	Continuous focus on an updated and fresh appearance. We continually maintain and periodically upgrade the interior and exterior of our restaurants at regular intervals. We believe a fresh exterior design, including well maintained landscaping, heightens curb appeal and makes our restaurants and franchised restaurants more attractive to our customers. Additionally, in the last few years, we have placed particular emphasis on the interior appeal of our restaurants, including the modernization of lighting, as we focus on providing a fresh, clean, and inviting environment that will enhance our guests' dining experience.

Selectively Develop New Company-Operated Restaurants

Our presence within our existing markets provides us with an opportunity to open additional Company-operated restaurants in these areas with relatively lower risk and higher efficiencies than in areas where we do not have an established market position. By opening restaurants in existing markets, we are able to leverage costs and gain efficiencies, including regional supervision, marketing, purchasing, recruiting and training. We have recently developed a new store prototype that we believe will reduce upfront investment and generate increased cash returns, with a smaller size and kitchen area that permits a greater seating capacity. We will also seek where possible to focus on conversions in our markets due to the lower cost and risk profile and the reduced lead time to opening. We and our franchisees have also built restaurants within non-traditional sites such as hotels and travel plazas. We believe the development of successful Company-operated restaurants will serve to support the continued development of our franchise system. We currently intend to open five new, full-service Company-operated restaurants in fiscal 2006.

Increase Franchise Revenues

Franchised restaurants have been an effective way to add new restaurants and extend the Perkins brand with minimal capital investment. We plan to leverage our strong relationships with our franchisees to continue to add franchised restaurants in existing and new geographic markets. In addition, we intend to target multi-unit operators with experience in the family dining industry to accelerate the growth of our franchise base. In order to drive strong unit volumes at existing franchise restaurants, Perkins will continue to encourage franchisees to remodel and renovate restaurants where appropriate. Our franchisees opened a total of ten restaurants in fiscal 2005.

Expand Third-Party And Internal Business At Foxtail

We plan to grow Foxtail sales to third-party distributors utilizing the increased capacity at our production facilities enabled by our recent expansion. We intend to grow by furthering our relationships with strategic customers and through selective new product introductions. By continuing to develop new and high-quality products, as well as expanding our existing product portfolio, we expect to find new outlets for our bakery products. The growth in the number of our restaurants and franchised restaurants will also serve to increase sales at Foxtail. As part of our recent Foxtail expansion, we invested approximately $3.5 million to double the size of one of our three plants, increasing our annual production capacity at this facility. We believe that we can expand capacity and utilization in our manufacturing system that can be used to grow our Foxtail sales with limited new investment capital.

Pursue Complementary Acquisitions

We continually evaluate potential acquisition opportunities of existing franchised Perkins restaurants and other restaurant chains as they arise, although we have no current acquisition plans. We believe that our existing human resources, technology, marketing, purchasing and training programs are capable of facilitating the integration of acquisitions. Targeted acquisitions can provide significant synergies, including the ability to increase purchasing scale, enhance marketing spending, increase brand awareness and spread fixed costs over a larger revenue base. We currently have no agreements to acquire any restaurant companies although, as part of our acquisition strategy, we have identified several potential acquisition candidates.

Restaurant Operations And Management

We strive to maintain the quality and consistency of our restaurants and achieve customer satisfaction through the training and supervision of personnel in our restaurants and franchised restaurants. We have established uniform operating standards and specifications relating to the quality and preparation of menu items, maintenance of our facilities and employee conduct. We utilize several quality control systems. All our restaurants and franchised restaurants are reviewed periodically throughout the year in quality assurance audits conducted by multi-unit management-level personnel. Additionally, guest and employee comments are collected through toll-free telephone and internet lines specifically dedicated to employee and guest feedback. Outside providers also manage our on-line service surveys and conduct a separate formal quarterly consumer-tracking study covering both our restaurants and franchised restaurants, which is monitored by management. Aspects of each of these programs are utilized in performance evaluation and incentive compensation determination for all levels of field management personnel.

Our Restaurants

Each restaurant is managed by one general manager, at least one associate manager and one food production manager. On average, general managers possess approximately nine years with us. Each of our general managers has primary responsibility for day-to-day operations in one of our restaurants, including hiring and firing, scheduling, cleanliness of the restaurant and store cash flows. Restaurant managers are supported by regional managers, area directors and the corporate office. A portion of each general manager's compensation depends directly on their restaurant's profitability over plan. Regional managers are also responsible for enforcing strict adherence to our strategies, policies and standards of quality.

We maintain an operations-based training department, that develops training materials and implements training programs. These programs are designed to create on-the-job learning, utilizing a combination of learning approaches, including point-of-work visuals, workbooks, manuals, videos and interactive CDs. The management training program for restaurants consists of a formal 6-12 week immersion style experience at a certified regional training store, with topics ranging from foodservice sanitation and customer service to profit and loss management and leadership. In addition, continued development of employees is a focus of our training department to provide career path learning opportunities at each level, with special emphasis and formalized development plans for the top 10% of managers and supervisors in each category.

Franchise Restaurants

We support franchised restaurants with our franchise operations department, which is comprised of two area directors and 11 franchise consultants. This team works with franchisees to insure compliance to standards and to provide training for further franchise growth. The team helps in site selection and evaluation and coordinates all new franchise restaurant openings. Our franchise operations department strives to ensure open and continuous communications between us and our franchisees. We also host a franchisee conference every 18 months to share best practices and to promote strong working relationships with our franchisees. Our expanding franchise network allows us to effectively grow our system without substantial capital investment and provides us with an additional outlet for Foxtail. We believe we maintain excellent relations with our franchisees and provide them with significant services, including accounting functions, IT support, extensive assistance with new restaurant development and operational advice on existing restaurants.

For new franchised restaurants, we have a new restaurant opening team with significant experience. Our new restaurant opening team provides training support for the management and staff of a new franchised restaurant. We maintain a dedicated core group of key training coordinators and supplement each team with experienced new restaurant opening consultants. A full new restaurant opening team consists of 14 members, each on site for 17 days. The new restaurant opening team's wages and expenses are included as part of the franchise fee. The franchisee incurs travel, lodging and local transportation expenses for the team.

Foxtail Manufacturing Business

Foxtail was founded in 1986 and in fiscal 2004 revenues were $38.4 million. Foxtail sells cookie dough, muffin batters, pancake mixes, pies and other food products. Foxtail's customers include our restaurants and franchised restaurants as well as foodservice distributors which deliver to restaurant chains, hospitals, casinos and entertainment venues. Customers include Harrah's, Publix, Rich's and American Pie LLC, a national retail pie brand. We ensure consistency and control of flavor profile of all products manufactured by Foxtail with proprietary recipes.

Sales of bakery products to outside third parties currently account for approximately half of Foxtail's sales. Foxtail operates three manufacturing and research and development facilities in Cincinnati, Ohio.

Foxtail's central location enables us to accommodate orders from all regions of the country. As part of our recent Foxtail expansion, last year we invested approximately $3.5 million to double the size of one of our three plants, increasing our annual production capacity at this facility and installing new packaging equipment and new refrigeration systems. We believe that we can expand capacity and utilization in our manufacturing system that can be used to grow our Foxtail sales with limited new investment capital.

Purchasing

We negotiate directly with suppliers for food and beverage products and raw materials to ensure consistent quality and freshness of products and to obtain competitive prices. Essential restaurant supplies and products are available from several sources and we are not dependent upon any one source for our supplies and products. All of our restaurants are supplied with food ingredients by two national distributors. We have not experienced any significant delays in receiving restaurant products, supplies or equipment.

All franchisees have the opportunity to benefit from our purchasing economies of scale, and we aggregate the purchasing requirements of all of our restaurants and over 90% of our restaurants and franchised restaurants to obtain better prices for food items, cleaning supplies, equipment and maintenance services. We do not require franchisees to purchase their requirements through us. In addition, we utilize outside consultants for information regarding purchases of commodity items and, together with our franchisees, make significant purchases of commodity products, such as chicken, steak and eggs, which provide the basis for several product-driven marketing programs throughout the year. Additionally, we offer a diverse menu that currently features over 90 items, which we believe minimizes our exposure to commodity risk. In fiscal 2004, no single commodity accounted for over 8% of our purchases.

All of our restaurants and franchised restaurants purchase Foxtail bakery goods including cookie doughs, muffin batters, pancake mixes and pies, for sale to customers.

Research And Development

We believe that our frequent introduction of new menu items is an integral component of our success. Our research and development team is headed by a certified master chef. Each year, we develop and test a wide variety of products in our 3,000-square-foot test kitchen in Memphis, Tennessee. We formulate, test and evaluate over 50 new menu items at any given time. New products undergo extensive development and consumer testing to determine acceptance. While this effort is an integral part of our overall operations, it was not a material expense in fiscal 2004. In addition, we spent approximately $389,000 conducting consumer research in fiscal 2004. As of October 2, 2005 we had spent approximately $177,000 in fiscal 2005 to conduct consumer research.

Marketing

We utilize a variety of marketing techniques to maintain and build our guest base, increase guest traffic and maintain and enhance our brand image. Primarily, we focus our advertising and marketing efforts on at least six food-specific promotions each year. Several commodity buys each year enable us to offer attractive price points on popular products such as steak and eggs or fried shrimp. Some of our most popular recent promotions have been breakfast platters and french toast promotions. We also advertise on a regional and local basis, utilizing primarily television, radio and print media.

In fiscal 2004, we spent in excess of 3% of revenues from restaurants on advertising, which develops and funds specific system-wide promotions. Substantially all franchisees are also required to contribute 3% of their revenues to the advertising fund. The remainder of our advertising expenditures are focused on local advertising in areas with our restaurants and franchised restaurants.

Franchising Programs

Our franchise base provides us with the ability to grow our brand with a minimal commitment of capital by us. As of October 2, 2005, we had 335 franchised restaurants, operated by 115 franchisees. Our franchise system also provides us with a predictable and growing source of cash flows. We believe we have excellent working relationships with our franchisees and provide them with significant services, including accounting functions, IT support, extensive assistance with new store development and the opening of new restaurants and operational advice on existing restaurants. We have developed the required infrastructure to support a strong franchise growth initiative.

Each potential franchisee is evaluated on its financial position and the expertise of the proposed management team. Franchised restaurants operate pursuant to license agreements generally having an initial term of 20 years, and pursuant to which a royalty fee (4% of gross sales) and an advertising contribution (3% of gross sales) are paid. Franchisees pay a non-refundable one-time license fee of $40,000 for each of their first two restaurants. Franchisees opening their third and subsequent restaurants pay a one-time license fee of between $25,000 and $50,000 depending on the level of assistance provided by us in opening the restaurant. Typically, franchisees may terminate license agreements upon a minimum of 12 months prior notice and upon payment of specified liquidated damages. Franchisees do not typically have express renewal rights. In fiscal 2004, average annual royalties earned per franchised restaurant were approximately $63,000. The following number of license agreements are scheduled to expire in the years indicated: 2005 - eight; 2006 - seven; 2007 - 13; 2008 - 12; 2009 - 14. Upon the expiration of license agreements, franchisees typically apply for and receive new license agreements. Franchisees pay a license agreement renewal fee of $5,000 to $7,500.

Our franchise agreements allow us to exercise control over the menu and appearance of our franchises. Aside from pancake mixes, which must be purchased through Foxtail, franchisees are not required to purchase food products or other supplies through us or our suppliers so long as they meet our quality standards. However, our franchise agreements afford us the right to approve or disapprove any third party suppliers.

As of October 2, 2005, our three largest franchisees owned 92 of our 335 franchised restaurants. These franchisees operated 41, 29 and 22 restaurants, respectively. Thirty-eight of these restaurants are located in Pennsylvania; 26 are located in Ohio; and the remaining 28 are located across Wisconsin, Nebraska, Florida, Tennessee, New Jersey, Minnesota, South Dakota, Kentucky, Maryland, New York, Virginia, North Dakota, South Carolina and Michigan. During fiscal 2004, these three franchisees provided royalties and license fees of $2,431,000, $1,561,000 and $1,476,000, respectively.

Competition

The restaurant industry is highly competitive and fragmented, and the number, size and strength of our competitors vary widely by city and region. We believe that restaurant competition is based on, among other things, quality of food products, customer service, reputation, restaurant location, name recognition and menu price points. We consider our principal competitors to be full-service, family dining operators, including national and regional chains such as Denny's, IHOP, Village Inn, Bakers Square, Bob Evans and, to a lesser extent, Country Kitchen, Cracker Barrel, Shoney's, Waffle House, Marie Callender's and Embers. We also face competition from independents and local establishments. Some of our competitors are corporations that are much larger than us and have substantially greater capital resources at their disposal. Marie Callender's is owned by Castle Harlan Partners III, L.P., an affiliate of Castle Harlan.

Intellectual Property

We believe that our trademarks and service marks, especially the marks "Perkins," "Perkins Restaurant and Bakery" and "Foxtail Foods," are of substantial economic importance to our business. These include signs, logos and marks relating to specific menu offerings in addition to marks relating to the Perkins name. Certain of these marks are registered in the U.S. Patent and Trademark Office and in Canada. Common law rights are claimed with respect to other menu offerings and certain promotions and slogans. We have copyrighted architectural drawings for Perkins restaurants and claim copyright protection for certain manuals, menus, advertising and promotional materials. We do not have any patents.

Management Information Systems

Our information systems provide detailed monthly financial statements for each restaurant, and daily operating statistics such as sales, labor, guest check and average table-turns. The systems also generate weekly restaurant profit and loss statements and food and labor variance analyses. We maintain a computerized labor scheduling and administrative system called PRISM in all restaurants to improve operating efficiency. PRISM is also available to franchisees and is currently utilized in approximately 78% of franchised restaurants. In late 2004, we upgraded our restaurants to the Micros 3700 POS system, which is a more efficient system that we believe will reduce costs and increase our flexibility.

Employees

As of October 2, 2005, we employed approximately 9,600 persons. Approximately 424 of these were administrative and manufacturing personnel and the balance were restaurant personnel. Approximately 53% of the restaurant personnel are part-time employees. We compete in the job market for qualified restaurant management and operational employees. We maintain ongoing restaurant management training programs and have on our staff full-time restaurant training managers and a training director. We believe that our restaurant management compensation and benefits package compares favorably with those offered by our competitors. None of our employees are represented by a union.

Properties

As of October 2, 2005, we operated 152 restaurants and 335 franchised restaurants with 115 franchisees in 33 states and in five Canadian provinces. The following map and table indicate our restaurants in the United States by state:

	Number of Restaurants
	Company- operated	Franchised	Total
Arizona	—	1	1
Arkansas	—	4	4
Colorado	8	4	12
Delaware	—	1	1
Florida	36	24	60
Georgia	—	1	1
Idaho	—	8	8
Illinois	7	—	7
Indiana	—	5	5
Iowa	16	3	19
Kansas	3	4	7
Kentucky	—	4	4
Maryland	—	3	3
Michigan	7	2	9
Minnesota	37	35	72
Missouri	7	1	8
Montana	—	9	9
Nebraska	—	10	10

	Number of Restaurants
	Company- operated	Franchised	Total
New Jersey	—	14	14
New York	—	14	14
North Carolina	—	3	3
North Dakota	3	5	8
Ohio	—	44	44
Oklahoma	2	—	2
Pennsylvania	7	50	57
South Carolina	—	4	4
South Dakota	—	10	10
Tennessee	4	11	15
Virginia	—	4	4
Washington	—	6	6
West Virginia	—	2	2
Wisconsin	15	28	43
Wyoming	—	4	4
Canada	—	17	17
Total	152	335	487

The above map and chart exclude one limited service Perkins Express in Utah.

Most of the restaurants feature a distinctively styled brick or stucco building. Our restaurants are predominantly single-purpose, one-story, free-standing buildings averaging over 5,000 square feet, with a capacity of approximately 160 to 180 seats.

The following table contains a breakdown of our restaurants and other properties that we own and lease, as of October 2, 2005:

Use	Number of Properties(1)
	Owned	Leased	Total
Offices and Manufacturing Facilities(2)	1	10	11
Perkins Restaurant and Bakery(3)	0	152	152

(1)	In addition, we lease nine properties, all of which are subleased to others. We also own four properties, two of which are leased to others and two that are vacant.

(2)	Our principal office is located in Memphis, Tennessee, and currently comprises approximately 50,000 square feet under a lease expiring on May 31, 2013, subject to a renewal by us for a maximum of 60 months. We also own a 25,149 square-foot manufacturing facility in Cincinnati, Ohio, and lease two other properties in Cincinnati, Ohio, consisting of 36,000 square feet and 120,000 square feet, for use as manufacturing facilities.

(3)	The average term of the remaining leases is approximately 13 years, excluding renewal options. The longest lease term will mature in approximately 40 years and the shortest lease term will mature in less than one year, assuming the exercise of all renewal options. Total minimum lease payments under capital leases are $780,000 of which approximately $90,000 represents interest. For additional information on our capital leases, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Contractual Obligations."

Government Regulation

Each of our locations is subject to extensive federal, state and local licensing and regulation, including regulations related to the preparation and sale of food, the sale of alcoholic beverages, zoning and building codes, land use, public health, sanitation, and safety matters. We also are subject to laws and regulations governing our relationships with employees, including the Fair Labor Standards Act, the Immigration Reform and Control Act, minimum wage requirements, overtime, reporting of tip income and work and safety conditions.

Nineteen of our restaurants located in Florida and one restaurant located in Minnesota serve alcoholic beverages and are subject to state alcoholic beverage control regulation. Typically our restaurants' licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause. Alcoholic beverage control regulations relate to various aspects of daily operations of our restaurants, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing and investor control, handling and storage. In addition, our restaurants are subject to "Dram Shop" statutes in both Florida and Minnesota, which allow a person to sue us if that person was injured by an intoxicated person who wrongfully serves alcoholic beverages at one of our restaurants.

Our franchise operations are subject to Federal Trade Commission, or FTC, regulation and various state laws, which regulate the offer and sale of franchises. The FTC requires us to furnish to prospective franchisees a franchise offering circular containing prescribed information. A number of states in which we might consider franchising also regulate the sale of franchises and require registration of the franchise offering circular with state authorities. Several state laws also regulate substantive aspects of the franchisor-franchisee relationship.

As of October 2, 2005, we franchised 17 restaurants in Canada. Two Canadian provinces, Ontario and Alberta, have franchise regulations that require disclosure to prospective franchisees and have remedies available to franchisees that are similar to those in the United States. In addition, a third Canadian province, Prince Edward Island, recently enacted legislation governing the sale of franchises but regulations have not yet been promulgated.

Legal Matters

In the normal course of business, we are also involved in various claims and lawsuits involving personal injury and other matters. We do not expect that the resolution of these matters will have a materially adverse affect on us.

MANAGEMENT

The following table sets forth certain information regarding our board of directors, the board of directors of our parent and the board of directors of the buyer parent. In addition, the table sets forth information regarding our executive and/or officers. Each of the individuals has served as a member of the applicable board of directors and/or as an officer, as the case may be, since the dates indicated below in their biographical data.

Executive Officer	Age	Position
Joseph F. Trungale	63	Chief Executive Officer, President and Chief Operating Officer;
		Member of our board of directors and the board of directors of our buyer parent
James F. Barrasso	55	Executive Vice President, Food Service Development
Robert Winters	53	Vice President, Franchise Operations and Development
Allen J. Bernstein	59	Member of the board of directors of our buyer parent
John K. Castle	64	Member of the board of directors of our buyer parent
Dr. John J. Connolly	65	Member of the board of directors of our buyer parent
David B. Pittaway	53	Member of the board of directors of our buyer parent
William M. Pruellage	32	Member of the board of directors of our buyer parent

Joseph F. Trungale became our Chief Executive Officer on September 21, 2005. Mr. Trungale has been our President and Chief Operating Officer, and a member of our board since March 8, 2004. Previously, Mr. Trungale was Chief Executive Officer and Director of VICORP Restaurants, Inc. from November 1999 through September 2003, after serving as the President of the Bakers Square concept since August 1998. From July 1997 through August 1998, Mr. Trungale served in various positions with operational responsibility over VICORP's Bakers Square restaurants. From September 1995 through July 1997, Mr. Trungale operated a family-owned real estate business. For eight years preceding that, he was Vice President of Operations for Whataburger, Inc.

James F. Barrasso has been our Executive Vice President, Food Service Development since February 1999. Mr. Barrasso has also been the President of Foxtail Foods since February 1999. For more than five years prior, he was our Vice President, Food Service Development. Mr. Barrasso has served in various executive positions with us since September 1983.

Robert Winters has been our Vice President of Franchise Relations and Development since October 2002. From April 1993 to November 1996, Mr. Winters was our Senior Director of Franchise Development and from November 1996 to October 2002 he was our Vice President of Franchise Relations. Before joining us, Mr. Winters worked in sales of all aspects of fixed income financial markets for Carty & Co. Inc., a Memphis, Tennessee company for four years. Prior to that, Mr. Winters was director of company operations for Shoney's South Inc., where he controlled operations of 50 restaurants.

Allen J. Bernstein is a member of our buyer parent's board of directors. Mr. Bernstein is the Chairman Emeritus of Morton's Restaurant Group, Inc. Mr. Bernstein has worked in various aspect of the restaurant industry since 1970. Mr. Bernstein is also a director of CB Holding Corp. and Dave & Busters, Inc. and a director of Wilshire Restaurant Group., Inc. and BKH Acquisition Corp., which are affiliates of Castle Harlan, Inc.

John K. Castle is a member of our buyer parent's board of directors. Mr. Castle is the Chairman and Chief Executive Officer of Castle Harlan, Inc. Prior to forming Castle Harlan in 1987, Mr. Castle was President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., one of the nation's leading investment banking firms. At that time, he also served as director of the Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of CHAAS Holdings LLC (the parent of Advanced Accessory Holdings Corporation, which is a parent of CHAAS Acquisitions LLC), CHATT Holdings LLC (an indirect parent of ATT Holding Co., which is the parent of Ames True Temper, Inc.), Wilshire Restaurant Group, Inc., Morton's Holdings, LLC (the parent of Morton's Restaurant Group, Inc.), and Horizon Lines, Inc. Mr. Castle has also been elected to serve as a Life Member of the Corporation of the Massachusetts Institute of Technology. He has served for 22 years as a Trustee of New York Medical College, including 11 of those years as Chairman of the Board. He is a member of the Board of the Whitehead Institute for Biomedical Research, and was Founding Chairman of the Whitehead Board of Associates. He is also a member of The New York Presbyterian Hospital Board of Trustees. Mr. Castle received his bachelors degree from the Massachusetts Institute of Technology, his M.B.A. as a Baker Scholar with High Distinction from Harvard, and two Honorary Doctorate degrees of Humane Letters.

Dr. John J. Connolly is a member of our buyer parent's board of directors. Mr. Connolly is a member of the board of advisors of Morton's Holdings, LLC (the parent of Morton's Restaurant Group, Inc.). He has been the President and Chief Executive Officer of Castle Connolly Medical Ltd. since 1992. He previously served as President and Chief Executive Officer of New York Medical College for over ten years. He serves on the President's Advisory Council of the United Hospital Fund, as a member of the Board of Advisors of the Whitehead Institute and as a director of the New York Business Group of Health. He has also served as Chairman of the Board of Trustees of St. Francis Hospital in Poughkeepsie and was the first Chairman of the Dutchess County Industrial Development Agency. He is a fellow of the New York Academy of Medicine and is a founder and past Chairman of the American Lyme Disease Foundation. Dr Connolly serves as a Trustee Emeritus and past Chairman of the Board of the Culinary Institute of America. Dr. Connolly also presently serves as a director of Dearborn Risk Management, Health Enhancement Inc. and Publishing Works, Ltd.

David B. Pittaway is a member of our buyer parent's board of directors. Mr. Pittaway is currently the Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc. He has been with Castle Harlan, Inc. since 1987. Mr. Pittaway has been Vice President and Secretary of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998 he was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Prior thereto, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc. Mr. Pittaway is also a director of Dave & Busters, Inc., Morton's Holdings, LLC, Equipment Support Services, Inc., McCormick and Schmick Holdings LLC, Wilshire Restaurant Group, Inc. and The Dystrophic Epidermolysis Bullosa Research Association of America, Inc. Mr. Pittaway is a graduate of the University of Kansas (B.A. with Highest Distinction), and has both an M.B.A. with High Distinction (Baker Scholar) and a Juris Doctor degree from Harvard University.

William M. Pruellage is a member of our buyer parent's board of directors. Mr. Pruellage is a Managing Director of Castle Harlan, Inc. Mr. Pruellage is also a board member of Universal Compression, Inc., Advanced Accessory Systems, LLC, Wilshire Restaurant Group, Inc. and Ames True Temper, Inc. Prior to joining Castle Harlan in July 1997, Mr. Pruellage worked in the Mergers & Acquisitions group of Merrill Lynch & Co., where he assisted clients in strategic planning and corporate mergers. Mr. Pruellage is a Summa Cum Laude graduate of Georgetown University.

Summary Compensation Table

The following table sets forth our information regarding compensation for the last three fiscal years awarded to, earned by, or paid to our current chief executive officer, former chief executive officer and our two other most highly compensated executive officers at the end of fiscal 2004:

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards(1) ($)	Securities Underlying Options/SARs (#)(1)	All Other Compensation ($)
Joseph F. Trungale	2004	$363,755	$127,104	$108,481	10.9329	$106,086	(2)(3)
Chief Executive Officer, President &	2003	—	—	—	—	—
Chief Operating Officer	2002	—	—	—	—	—
Michael P. Donahoe(4)	2004	$280,565	$59,359	$44,401	8.6752	$16,874	(3)(5)
Executive Vice President, Finance &	2003	246,077	—	27,998	7.6547	176,091	(2)(5)
Chief Financial Officer	2002	55,906	—	30,093	4.9011
James F. Barrasso	2004	$256,149	$27,494	$41,401	8.6752	$16,874	(3)(5)
Executive Vice President, Food Service	2003	212,242	25,182	27,998	7.6547	6,000	(5)
Development	2002	216,035	20,000	30,093	4.9011	6,000	(5)
Donald N. Smith	2004	$567,802	$272,915	$—	$—	$—
Former Chairman & Chief Executive	2003	535,326	—	—	—	—
Officer	2002	525,795	225,615	—	—	—

(1)	Represents amounts earned under the 2002 Stock Option Plan. Options under the 2002 Stock Option Plan were awarded with a strike price of $0.01 to vest over six to ten years. At December 26, 2004, the value of our parent's stock was estimated at $23,347 per share by an independent appraiser. During fiscal 2004, Mr. Trungale had 4.646 shares vest and Mr. Donahoe and Mr. Barrasso each had 1.773 shares vest.

(2)	Includes relocation costs paid by us for $90,000 on behalf of Mr. Trungale and $170,091 on behalf of Mr. Donahoe.

(3)	Includes payments made under the SERP I in the amount of $16,086 for Mr. Trungale, and $10,724, for Mr. Donahoe and Mr. Barrasso.

(4)	On November 16, 2005, Mr. Donahoe resigned his position as Director, Executive Vice President, Finance and Chief Financial Officer of the Company and all his positions with our buyer-parent and subsidiaries.

(5)	Includes $6,150 for fiscal 2004 and $6,000 for fiscal 2003 and fiscal 2002 of our matching contributions allocated to the named executive officers under the Perkins Retirement Savings Plan and the Deferred Compensation Plan.

Compensation of Directors

All members of our, our parent's and the buyer parent's board of directors and our buyer parent's board of directors will be reimbursed for actual expenses incurred in connection with attendance at meetings of the respective boards on which they serve and of committees thereof. The following directors who are not employees of Castle Harlan or our company serve on the buyer's parent's board of directors: Allen J. Bernstein and Dr. John J. Connolly. Messrs. Bernstein and Connolly will receive $35,000 annually as compensation for their positions as directors of the buyer parent.

Compensation Committee Interlocks and Insider Participation

Other than Joseph F. Trungale, our chief executive officer, who serves on the board of directors of the buyer parent, there are no compensation committee interlocks (i.e., no executive officer serves as a member of the board or the compensation committee of another entity which has an executive officer serving on our board).

Employment Agreements

In a letter dated February 4, 2004, we offered Joseph Trungale the position of President and Chief Operating Officer, effective March 3, 2004. The offer letter provides Mr. Trungale with an annual base salary of $425,000, an annual bonus equal to 70% of the base salary if the parent meets the annual EBITDA target (100% of the base salary if the parent exceeds the annual EBITDA target and 35% of the base salary if the parent meets the minimum EBITDA target), and an option to purchase 10.9 shares under the 2002 Stock Option Plan. Under the terms of our offer, Mr. Trungale may participate in a supplemental executive retirement plan, under which we make an annual employer contribution of $60,000 to his account, and a deferred compensation plan. In addition, we have offered Mr. Trungale the following benefits: employer-paid premiums for medical, dental, and life insurance benefits; executive life insurance benefits; executive disability insurance benefits; and change of control agreement. If Mr. Trungale is terminated by us without "cause," as defined in the offer letter, he will receive severance pay equal to one year of salary.

Change in Control Agreements

Our parent entered into Change in Control Incentive Agreements with the following individuals (the effective date of each agreement is indicated in parenthesis): Anthony Seta, Vice President, Research & Development (April 23, 2004); Joseph F. Trungale, President and Chief Operating Officer (March 3, 2004); Robert Winters, Vice President, Franchise Development (January 14, 2002); James Barrasso, Executive Vice President, Food Service Development (January 9, 2002); William Forgione, Vice President, Human Resources (January 8, 2002); and George A. Whiteley, Senior Director, General Counsel (March 29, 2005).

The term of each change in control agreement begins on the effective date and ends on the third anniversary of the effective date with an automatic extension of twelve (12) months. Each change in control agreement, except Mr. Whiteley's agreement, which is discussed separately, provides that if the executive's employment with the company (or its subsidiary or successor) is terminated (x) by the company (or its subsidiary or successor) for a reason other than death, "disability" (as defined in the agreements) or "cause" (as defined in the agreements) or (y) by the executive because of a "constructive discharge" (as defined in the agreements), in each case, during the period commencing on the later of (i) the date which is 90 days prior to the "change in control" (as defined in the agreements) and (ii) the signing date of a letter of intent or other agreement contemplating the "change in control" and ending on the one year anniversary of the "change in control," then the executive will be entitled to the following payments and benefits: (i) a severance amount equal to one and one-half times his base salary in effect on the date of the "change in control," which will be paid to the executive over a period of eighteen (18) months; (ii) an amount equal to all amounts credited, whether or not vested or earned, under the long term incentive plan, which will be paid to the executive over a period of eighteen (18) months; and (iii) employer-paid premiums for health insurance coverage during the applicable period under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). With respect to Mr. Trungale, such payments will be in lieu of the termination benefits provided under his offer letter. Mr. Whiteley's change in control agreement provides that in the event of a termination described in the other agreements during a change in control period, Mr. Whiteley will be entitled to the following payments and benefits: (i) severance pay equal to one times his base salary in effect on the date of the change in control, which will be paid to him over a period of 12 months; and (ii) employer-paid premiums for COBRA health insurance coverage for 12 months. The consummation of the Transactions contemplated by the stock purchase agreement constituted a "change in control," as defined in all of the change in control agreements. Based on the fact that Mr. Donahoe voluntarily resigned, we believe he is no longer entitled to receive the benefits discussed above.

Change in Control Benefits

Five officers, including Messrs. Trungale and Barrasso, and six area directors received options to purchase shares of our parent's non-voting common stock under the 2002 Stock Option Plan. Pursuant to the stock purchase agreement, our parent accelerated the vesting of the options immediately prior to the closing of the acquisition, and each optionholder effected a cashless exercise of the options immediately prior to the closing of the acquisition. Any options unexercised at the closing were cancelled. Five officers, including Messrs. Trungale and Barrasso each received a cash bonus payment equal to the payment each would have been entitled to receive at the closing pursuant to the stock purchase agreement if he had held and exercised vested and exercisable options, with an exercise price of $.01 per share, to purchase an additional number of shares. Messrs. Trungale and Barrasso received such a cash bonus payment based, respectively, on 1.7242 and 3.5150 additional shares.

Donald Smith, five officers, including Messrs. Trungale and Barrasso and 21 additional employees were entitled to receive another cash bonus payment equal to the amount each would have received under our parent's annual headquarters bonus arrangement, pro rated for the portion of the year elapsed prior to the closing of the acquisition. The total amount of such cash bonus payments did not exceed the accrual on our books and records as of the end of the fiscal period immediately preceding the closing of the acquisition with respect to the bonus arrangement.

Pursuant to the stock purchase agreement and SERP I, if the sellers are entitled to receive $5,000,000 from the escrow agent because the total EBITDA for the period from July 11, 2005 through October 2, 2005, adjusted to exclude non-recurring income and expenses, equals or exceeds the "target earn out" EBITDA of $11,798,000, then the accounts of the twelve SERP I participants (six officers and six area directors) will be credited with an amount of $960,000 in the aggregate. Such amounts credited to the participants' accounts following the satisfaction of the "target earn out" EBITDA, and amounts previously credited to the participants' accounts totaling $640,000 in the aggregate, will be paid in full in a lump sum to each participant as soon as practicable following the consummation of the acquisition. In connection with the foregoing, Messrs. Trungale and Barrasso will receive payments under the SERP I of $300,000 and $200,000, respectively.

In addition, upon the consummation of the acquisition, non-vested employer contributions to participants' accounts under The Restaurant Company Deferred Compensation Plan, effective December 30, 1998, immediately vested in full and the accounts are to be paid in full to the participants. As of October 2, 2005, account balances totaled approximately $5.1 million. Participants of the plan include four officers, including Mr. Barrasso and 29 additional employees.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
AND MANAGEMENT

All of our issued and outstanding capital stock is held by our parent. Our parent is a direct wholly owned subsidiary of buyer, and buyer is a direct wholly owned subsidiary of buyer parent and approximately 90% and 10%, respectively, of the equity interests of buyer parent are owned by CHP IV and its affiliates, and the Donald N. Smith Living Trust.

The following table sets forth information with respect to the beneficial ownership of buyer parent's equity interests by:

•	each person who is known by us to beneficially own 5% or more of buyer parent's outstanding equity;

•	each member of buyer parent's board of directors;

•	each of our executive officers named in the table under "Management—Summary Compensation Table"; and

•	all members of buyer parent's board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Accordingly, the following table does not reflect certain Class B management incentive units that are subject to vesting. To our knowledge, each of the holders of units of ownership interests listed below has sole voting and investment power as to the units owned unless otherwise noted. The holders of Class A units will not ordinarily have the right to vote on matters to be voted on by unitholders. Holders of Class A and Class B units will also have different rights with respect to distributions.

Name and Address of Beneficial Owner	Number of Class A Units	Percentage of Total Class A Units (%)	Number of Class B Units	Percentage of Total Class B Units (%)
Castle Harlan Partners IV, LP(1)(2)	592,237.23627	90.11%	592,237.23627	90.11%
John K. Castle(1)(3)	592,237.23627	90.11%	592,237.23627	90.11%
Donald N. Smith(1)	64,993.50065	9.89%	64,993.50065	9.89%
Joseph F. Trungale(1)	0	0%	0	0%
James F. Barrasso(1)	0	0%	0	0%
Robert K. Winters(1)	0	0%	0	0%
Allan C. Bernstein(1)	0	0%	0	0%
Dr. John C. Connolly(1)	0	0%	0	0%
David B. Pittaway(1)	0	0%	0	0%
William M. Pruellage(1)	0	0%	0	0%
All directors and executive officers as a group (including those listed above)	657,230.73692	100.00%	657,230.73692	100.00%

(1)	The address for CHP IV and Messrs. Castle, Bernstein, Connolly, Pittaway and Pruellage is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. The address for Mr. Smith is 90 Hawthorne Lane, Barrington, Illinois 60010 and the executive officers named in the table is 6075 Poplar Avenue, Suite 800, Memphis, Tennessee 38119.

(2)	Includes units of ownership interests held by related entities and persons, all of which may be deemed to be beneficially owned by CHP IV. CHP IV disclaims beneficial ownership of these units.

(3)	John K. Castle, a member of buyer parent's board of directors, is the controlling stockholder of Castle Harlan Partners IV, G.P., Inc., the general partner of the general partner of CHP IV, the direct parent of the buyer parent, and as such may be deemed a beneficial owner of the units of the buyer parent owned by CHP IV and its affiliates. Mr. Castle disclaims beneficial ownership of all units in excess of his proportionate partnership share of CHP IV.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

We have entered into a management agreement with Castle Harlan, Inc., under which Castle Harlan provides business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to the buyer parent, the buyer, our parent and us. As compensation for those services, we pay to Castle Harlan (1) for services rendered during the first year of the term of the agreement, a management fee equal to 3% of the aggregate equity contributions made upon closing of the acquisition by CHP IV and its affiliates (including their limited partners), payable in advance on closing of the acquisition, and (2) for services rendered after the first full year of the agreement, an annual management fee equal to 3% of the aggregate equity contributions made first by CHP IV and its affiliates (including their limited partners), payable quarterly in advance. Under the management agreement, we paid Castle Harlan, for services rendered in connection with the Transactions, a one-time transaction fee paid on the date of the closing of the acquisition equal to 1% of the aggregate equity contributions made on the closing of the acquisition by CHP IV and its affiliates (including their limited partners). In addition, if at any time after the closing of the acquisition, CHP IV or its affiliates (including their limited partners) make any additional equity contributions to any of us, our parent, the buyer or the buyer parent, we will pay Castle Harlan an annual management fee equal to 3% of each such equity contribution. We will also pay or reimburse Castle Harlan for all out-of-pocket fees and expenses incurred by Castle Harlan and any advisors, consultants, legal counsel and other professionals engaged by Castle Harlan to assist in the provision of services under the management agreement.

The management agreement is for an initial term expiring December 31, 2012 and is subject to renewal for consecutive one-year terms unless terminated by Castle Harlan or us upon 90 days' notice prior to the expiration of the initial term or any annual renewal. We also indemnify the manager, its officers, directors and affiliates from any losses or claims suffered by them as a result of services they provide us. Payment of management fees will be subject to restrictions contained in our senior secured credit facility and under the indenture.

Other Board Affiliations

Messrs. Castle, Bernstein, Connolly, Pittaway and Pruellage, who each serve on the board of directors of our buyer parent, have in the past served, currently serve and in the future may serve, on the boards of directors of other restaurant companies. See "Management." Among the board of directors of Castle Harlan portfolio companies that one or more of the above individuals serve on are McCormick and Schmick Holding LLC and Morton's Holding Group, LLC and Wilshire Restaurant Group, Inc., the parent company of Marie Callender's, one of our competitors.

Sales of Foxtail Products To A Licensee of An Affiliate of Castle Harlan

American Pie LLC, a licensee of Marie Callender's, a full service dining restaurant chain owned by Castle Harlan Partners III, L.P., an affiliate of Castle Harlan, purchases pies and other dessert products from Foxtail pursuant to a written three year contract entered into on October 17, 2003. This contract was negotiated on an arms'-length basis with members of our current management prior to our ownership by affiliates of Castle Harlan. Sales to American Pie accounted for $5.0 million and $8.6 million or 13% and 24% of Foxtail's revenues for fiscal 2004 and the forty week period ended October 2, 2005, respectively.

Pre-Acquisition Relationships

The relationships discussed below are included solely to comply with the disclosure requirements of the SEC applicable to registered offerings.

During fiscal 2004, Friendly Ice Cream Corporation, or FICC, purchased certain food products from us related to Foxtail for which we were paid $340,000. We believe that the prices paid to us for these products were no less favorable than the prices that would have been paid for the same products by a non-affiliated party in an arm's length transaction. Mr. Smith, our former Chairman and Chief Executive Officer is the Chairman of FICC and owns approximately 9.5% of its outstanding equity securities. Mr. Smith relinquished his position as our Chairman and Chief Executive Officer in connection with the consummation of the transactions, although elected to rollover $6.5 million of his equity in connection with the acquisition. See "The Acquisition-Rollover of Equity; Management Equity Incentive Plan."

FICC leases certain land, buildings and equipment from us. During fiscal 2004, lease and sublease revenue was $69,000. We believe that the terms of the lease are no less favorable to us than could be obtained if the transaction was entered into with an unaffiliated third party.

In 1999, TRC Realty LLC, our wholly-owned subsidiary, leased an aircraft for use by both us and FICC. The operating lease on this aircraft was terminated and all associated costs of the termination were paid during the third quarter of 2003. During the lease, we shared with FICC the cost of TRC Realty LLC's generally fixed expenses. In addition, we and FICC incurred actual variable usage costs. Total expenses reimbursed by FICC for fiscal years 2003 and 2002 were $304,000 and $448,000, respectively.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following is a summary of the material provisions of the instruments evidencing our material indebtedness. It does not include all of the provisions of our material indebtedness, copies of which have been filed as exhibits to our registration statement filed in connection with this exchange offer.

Senior Secured Credit Facility

On September 21, 2005 we entered into a $25.0 million senior secured credit facility with Wachovia Bank, National Association and various other lenders. The following is a summary of some of the material terms of the credit agreement that governs the senior secured credit facility.

Structure.    The senior secured credit facility consists of a senior secured revolving credit facility of up to $25.0 million. Subject to customary conditions, including the continued accuracy of the representations and warranties and the absence of any default under the credit agreement, amounts available under the senior secured revolving credit facility may be borrowed, repaid and reborrowed after the closing, and letters of credit may be issued, until September 21, 2010. The senior secured revolving credit facility may be used to pay for costs and expenses related to our acquisition and for ongoing working capital and general corporate purposes, including other permitted acquisitions.

Maturity.    Unless terminated earlier, the senior secured revolving credit facility matures in five years.

Interest and Fees.    The loans under the senior secured revolving credit facility bear interest, at our option, at a rate per annum equal to either: (1) the base rate plus an applicable margin, or (2) the LIBOR rate plus an applicable margin. The applicable margin is initially set at 3.00% for LIBOR loans and 2.00% for base rate loans. Beginning on the date on which we deliver financial statements for the fiscal period ending October 31, 2005, the applicable margin for the loans under the senior secured credit facility will be determined by reference to the Leverage Ratio listed below.

The applicable margin beginning on the date on which we deliver financial statements for the fiscal period ending October 31, 2005, will be the percentage corresponding to our Leverage Ratio as set forth in the following table:

Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
Less than or equal to 3.50 to 1.00	2.50%	1.50%
Greater than 3.50 to 1.00, but less than 4.50 to 1.00	2.75%	1.75%
Greater than or equal to 4.50 to 1.00	3.00%	2.00%

The LIBOR rate is the rate per annum appearing on page 3750 of the Dow Jones Market Service as the rate for deposits in dollars in minimum amounts of $5,000,000 with a maturity comparable to the relevant interest period, adjusted for regulatory reserves. The base rate is a rate per annum equal to the greater of (i) the rate publicly announced by Wachovia Bank, National Association as its "prime rate" and (ii) the rate per annum representing the daily effective federal funds rate as quoted by Wachovia Bank, National Association and confirmed in the Federal Reserve Board Statistical Release H.15(519), plus 1/2 of 1%. "Leverage ratio" is the ratio of (i) our Total Indebtedness (consolidated debt for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments, obligations to pay the deferred purchase price of property or services except trade payables, capital lease obligations and synthetic lease obligations) to (ii) our EBITDA (as defined in our senior secured credit facility) for the four fiscal quarters most recently ended (generally, our consolidated net income with adjustments, as defined in our senior secured credit facility).

During the existence of an event of default under the senior secured credit facility, interest on past due payments of amounts accrues at the rate of 2.00% plus the rate otherwise applicable to such amount.

Guarantees and Security.    Our obligations under the senior secured credit facility are guaranteed by each of our existing and future direct and indirect subsidiaries, other than any foreign subsidiaries.

Subject to certain customary exceptions, we and each of the guarantors granted to the senior lenders a first priority security interest in and lien on substantially all of our respective present and future property and assets to secure all of the obligations under the senior secured credit facility and any interest rate swap or similar agreements with a lender (or an affiliate of a lender) under the senior secured credit facility.

Fees.    Certain customary fees are payable to the lenders and the agents under the senior secured credit facility, including, without limitation, a commitment fee equal to 0.50% per annum times the daily average undrawn portion of the Revolving Facility and letter of credit fees and issuer fronting fees.

Covenants.    The senior secured credit facility contains various customary affirmative and negative covenants (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on our ability and the ability of our subsidiaries to (i) incur additional indebtedness; (ii) create liens on our assets; (iii) make loans, advances, investments or acquisitions; (iv) engage in mergers; (v) dispose of our assets; (vi) pay certain restricted payments and dividends; (vii) exchange and issue capital stock; (viii) engage in certain transactions with affiliates; (ix) amend certain material agreements; and (x) enter into agreements that restrict our ability or the ability of our subsidiaries to grant liens or make distributions.

In addition, under the senior secured credit facility, we are required to comply with a leverage ratio and a minimum fixed charge coverage ratio. The fixed charge coverage ratio is the ratio of our EBITDA to our consolidated fixed charges for any period of 4 consecutive fiscal quarters. The minimum fixed charge coverage ratio is 1.00 to 1.00. The leverage ratio is the ratio of our total indebtedness (as defined in our senior secured credit facility) to our EBITDA for 4 consecutive fiscal quarters. It is the same ratio used to determine the applicable margin on our interest rate. The maximum leverage ratio is 5.5 to 1 through September 30, 2006; 5.35 to 1 through September 30, 2007; 5.1 to 1 through September 30, 2008; 4.75 to 1 through September 30, 2009 and 4.25 to 1 thereafter.

The credit agreement also restricts the maximum amount of capital expenditures by us and our subsidiaries in any fiscal year. Capital expenditures are, costs of assets that should, in accordance with generally accepted accounting principals, be classified as a capital asset on our balance sheet.

Events of Default.    The senior secured credit facility contains customary events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) monetary judgment defaults; (viii) certain ERISA matters; and (ix) certain changes of control.

DESCRIPTION OF THE NEW NOTES

General

The New Notes will be issued pursuant to an Indenture (the "Indenture"), among the Company, the Guarantors, TRC Finance and The Bank of New York, as trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the terms of the Original Notes, except for the transfer restrictions and registration rights relating to the Original Notes. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes are subject to all such terms, and holders (the "Holders") of the New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. References to the "Notes" in this section of the prospectus refers to both the "Original Notes" and the "New Notes." We urge you to read the Indenture because it, and not this description, defines your rights as Holders. Certain defined terms used in this description of the New Notes but not defined below under the subheading "—Certain Definitions" have the same meaning assigned to them in the Indenture.

Brief Description of The New Notes

The New Notes will be

•	general unsecured obligations of the Company;

•	senior in right of payment to all existing and future subordinated indebtedness of the Company;

•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Company; and

•	effectively subordinated to all secured Indebtedness of the Company (including borrowings under the New Credit Facility) to the extent of the value of the assets securing such Indebtedness.

All borrowings under the New Credit Facility are secured by a first priority Lien on substantially all of the assets of the Company and its Subsidiaries. As a result, the claims of Holders of the New Notes will be effectively subordinated to the extent of such security interests. As of October 2, 2005, we had approximately $192.6 million of senior debt outstanding, of which $2.6 million was secured and we had available to borrow approximately $16.6 million under our secured credit facility. The Indenture permits the incurrence of substantial additional secured indebtedness by the Company and its subsidiaries, under the New Credit Facility or otherwise, in the future. See "Risk Factors—Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage."

Guarantees

The New Notes will be guaranteed by each existing and future Restricted Subsidiary of the Company other than Foreign Subsidiaries. The Guarantors will jointly and severally guarantee the Company's obligations under the Indenture and New Notes. Each Guarantee will rank as a general unsecured senior obligation of such Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantee will be

•	a general unsecured obligation of the applicable Guarantor;

•	senior in right of payment with all existing and future subordinated Indebtedness of such Guarantor;

•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor; and

•	effectively subordinated to all secured Indebtedness of such Guarantor (including such Guarantor's Guarantee under the New Credit Facility) to the extent of the value of the assets securing such Indebtedness.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Merger, Consolidation, or Sale of Assets." A Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

(1)    if (a) all of the Capital Interests issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and in each case of (a) and (b) we otherwise comply, to the extent applicable, with the covenant described below under the caption "—Certain Covenants—Limitation on Asset Sales"; or

(2)    if we designate such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption "—Certain Covenants—Restricted Payments"; or

(3)    if we exercise our legal defeasance option or our covenant defeasance option as described below under the caption "—Legal Defeasance and Covenant Defeasance."

At our request and expense, the Trustee will execute and deliver any instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment. See "—Amendment, Supplement and Waiver."

As of the date of the Indenture, all of the Company's Subsidiaries were "Restricted Subsidiaries" and will guarantee the New Notes. Under certain circumstances, the Company will be able to designate future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the Indenture and do not guarantee the New Notes.

The Company's Unrestricted Subsidiaries and Foreign Subsidiaries will not guarantee the New Notes. The New Notes will be structurally subordinated to the Indebtedness and other obligations (including trade payables) of the Company's Unrestricted Subsidiaries and Foreign Subsidiaries. As of the date of the Indenture, there are no Unrestricted Subsidiaries of the Company and no Foreign Subsidiaries.

Principal, Maturity and Interest

The issuer will issue $190 million in aggregate principal amount of New Notes in this offering. The Notes will mature on October 1, 2013. Interest on the Notes will accrue at the rate of 10.0% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2006, to Holders of record on the immediately preceding March 15 and September 15. An unlimited amount of additional Notes may be issued from time to time after the offering, subject to the provisions of the Indenture described below under the caption "—Certain Covenants—Incurrence of Indebtedness." The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Additional Interest, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, if any, interest and Additional Interest, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples thereof.

Optional Redemption

The Notes will be redeemable, in whole or in part on any one or more occasions, at the option of the Company, on or after October 1, 2009, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2009	105.000%
2010	102.500%
2011 and thereafter	100.000%

Notwithstanding the foregoing, at any time on or prior to October 1, 2008, the Company may on any one or more occasions redeem Notes with the net cash proceeds of one or more Equity Offerings, at 110.0% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately following such redemption (excluding Notes held by the Company or any of its Subsidiaries); and provided, further, that such redemption shall occur within 90 days of the date of the closing of any such Equity Offering.

"Equity Offering" means any public or private sale of Qualified Capital Interests of the Company or any direct or indirect parent entity of the Company, provided that, in the event of an Equity Offering by any direct or indirect parent entity of the Company, such parent entity contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to this "Optional Redemption" section.

At any time prior to October 1, 2009, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of the Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. The Company is not prohibited by the terms of the Indenture from acquiring the Notes by means other than redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if any, ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option Of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to make the Change of Control payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The New Credit Facility will contain, and any future agreements relating to other Indebtedness to which the Company becomes a party may contain, restrictions or prohibitions on the Company's ability to repurchase Notes or may provide that an occurrence of a Change of Control constitutes an event of default under, or otherwise requires payments of amounts borrowed under, those agreements. If a Change of Control occurs at a time when the Company is prohibited from repurchasing the Notes, the Company could seek the consent of its then lenders to the repurchase of the Notes or could attempt to repay or refinance the Indebtedness containing such prohibitions. If the Company does not obtain such consent or repay the applicable Indebtedness, it would remain prohibited from repurchasing the Notes. In that case, failure to repurchase tendered Notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of the New Credit Facility or other Indebtedness that the Company may enter into from time to time.

Neither the Board of Directors of the Company nor the Trustee, without the consent of the Holders affected thereby, may waive the covenant relating to a Holder's right to require a repurchase of Notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (2) notice of redemption has been given pursuant to the Indenture as described above under the caption "—Optional Redemption" unless and until there is a default in payment of the applicable redemption price, or (3) if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an "Alternate Offer") any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

"Change of Control" means the occurrence of any of the following:

(i)    any sale, lease, exchange or other transfer (other than a Lien permitted by the Indenture or by way of consolidation or merger), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than in all such cases to one or more Permitted Holders;

(ii)    the approval by the holders of Capital Interests of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(iii)    any Person or Group (other than the Permitted Holders and any entity formed for the purpose of owning Capital Interests of Parent) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more that 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Interests of Parent or the Company; or

(iv)    the replacement over a two-year period of a majority of the Board of Directors of Parent (or if Parent has been liquidated or dissolved, the Company) who constituted the Board of Directors of Parent or the Company, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Continuing Directors.

The definition of "Change of Control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase

"substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

"Board of Directors" means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership, (iii) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of the sole member or of the managing member thereof and (iv) with respect to any other person, the board or committee of such Person serving a similar function.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) was nominated for election to such Board of Directors by a Permitted Holder.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)    the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)    except in the case of a Permitted Non-Cash Transaction, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or a combination thereof; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 30 days of the receipt thereof converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

Additionally, the following shall also be deemed to be cash for purposes of this covenant:

(i)    any assets of the kind referred to in clause (b) of the next paragraph of this covenant;

(ii)    cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or covenants or for payment of other contingent obligations in connection with the Asset Sale; and

(iii)    any Marketable Securities valued based on the Average Market Price of such Marketable Securities at the time of the consummation of such Asset Sale.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply such Net Proceeds:

(a)    to permanently reduce Indebtedness under the Credit Facilities (and to correspondingly reduce commitments with respect thereto) and repay any other Permitted Debt secured by a Lien on the property or assets that is the subject of such Asset Sale, or

(b)    to the acquisition of a majority of the assets of, or a majority of the voting Capital Interests of, another Person (or division or business unit thereof) engaged principally in a

Permitted Business, the making of a capital expenditure or the acquisition of other tangible long-term assets, in each case, that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other pari passu Indebtedness described above tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the respective aggregate amount of the Notes and such other Indebtedness to be purchased shall be determined on a pro rata basis, and the Trustee shall select the Notes to be purchased in such aggregate amount on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

The New Credit Facility will contain prohibitions on the ability of the Company and its Subsidiaries to voluntarily repurchase, redeem or prepay certain of their Indebtedness, including the Notes, and limitations on the ability of the Company and its Subsidiaries to engage in Asset Sales. Additionally, future agreements may contain prohibitions of certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company and its Subsidiaries. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of their other lenders to the purchase of Notes or could attempt to refinance, repay or replace the Indebtedness that contain such prohibition and enter into new agreements without such prohibition. If the Company does not obtain a consent or refinance, repay or replace such Indebtedness, the Company will remain prohibited from purchasing Notes. In that case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which, in turn, may constitute a default under the other Indebtedness. Finally, the Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any Restricted Subsidiary's Equity Interest in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Interests) of the Company or to the Company or a Restricted Subsidiary of the Company);

(ii)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(iii)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes except (a) a payment of interest or principal at Stated Maturity or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(iv)    make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

(a)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "—Incurrence of Indebtedness"; and

(c)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (ix), (x) and (xii) of the second succeeding paragraph), is less than the sum, without duplication, of

(i)    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing after the date of the Indenture (the "Measurement Date") to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii)    100% of the aggregate net proceeds, including the fair market value of any property, received by the Company since the Measurement Date as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Interests) or from the issue or sale of Disqualified Interests or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Interests or convertible debt securities) sold to a Subsidiary of the Company), together with the aggregate cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries at the time of such conversion or exchange plus the amount by which Indebtedness of the Company and its Restricted Subsidiaries is reduced upon the conversion or exchange subsequent to the date of the Indenture of any Indebtedness which is convertible into or exchangeable for Qualified Capital Interests of the Company or any of its Restricted Subsidiaries; plus

(iii)    to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital including for the release of any guarantee with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the aggregate amount of such Restricted Investment that was treated as a Restricted Payment when made.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The foregoing provisions will not prohibit:

(i)    the payment of any dividend or other distribution or redemption within 60 days after the date of declaration or call for redemption thereof, if at said date of declaration or call for redemption such payment would have complied with the provisions of the Indenture;

(ii)    the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Interests); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the second preceding paragraph;

(iii)    the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Interests with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv)    the declaration, or payment of any dividend or other distribution by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(v)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company and any distribution, loan or advance to Parent or any direct or indirect parent of Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent or any direct or indirect parent of Parent, in each case, held by any current or former officer, director, consultant or employee of Company or any of its Restricted Subsidiaries (or Heirs or other permitted transferees thereof); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.5 million in any calendar year; provided, further that the Company may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value (or distributions, loans or advances to Parent or a direct or indirect Parent) permitted to have been made but not made in any preceding calendar year up to a maximum of $3.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed (1) the net cash proceeds from the sale of Equity Interests (other than Disqualified Interests) of the Company (or Parent or any direct or indirect parent of Parent to the extent such net cash proceeds are contributed to the common equity of the Company) to employees, officers, directors or consultants of the Company and its Restricted Subsidiaries that occurs after the date of the Indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments) plus (2) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (v); provided further that cancellation of Indebtedness owing to the Company from employees, officers, directors and consultants of the Company or any of its Restricted Subsidiaries in connection with the repurchase of Equity Interests from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture; and provided further that the net cash proceeds from such sales of Equity Interests described in sub-clause (1) of this clause (v) shall be excluded from clause (c)(ii) of the second preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (v);

(vi)    the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities and cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants, or other convertible securities;

(vii)    the purchase, redemption, acquisition, cancellation or other retirement for value of Equity Interests of the Company or any Restricted Subsidiary to the extent necessary, in good faith judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license, permit or eligibility held by the Company or any of its Restricted Subsidiaries under any applicable law or governmental regulation or the policies of any governmental authority or other regulatory body in an aggregate amount not to exceed $500,000;

(viii)    the declaration or payment of dividends on the common stock of the Company following a public equity offering of such common stock or the common Capital Interests of Parent or a direct or indirect Parent of Parent, of up to 6% per annum of the net cash proceeds received by the Company in or as a result of any such public equity offering;

(ix)    the payment of intercompany Indebtedness that is expressly subordinated to the Notes or any Guarantee, the incurrence of which is permitted under clause (vii) of the second paragraph of the covenant described under "—Incurrence of Indebtedness"; provided, however, that no Default has occurred and in continuing or would otherwise result therefrom;

(x)    the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Interest of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described below under the caption "—Incurrence of Indebtedness";

(xi)    upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption "—Change of Control" (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Company subordinated to the Notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest);

(xii)    Permitted Payments to Parent;

(xiii)    payments in connection with or as a result of the Acquisition (including, without limitation, to make payments in respect of earnout obligations) as described in this prospectus; and

(xiv)    additional Restricted Payments not to exceed $10.0 million after the date of the Indenture.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million.

Incurrence of Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); provided, however, that the Company may incur Indebtedness (including Acquired Debt) and any of the Company's Restricted Subsidiaries that is a Guarantor or, upon such incurrence becomes a Guarantor, may incur Indebtedness if, in each case, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, as the case may be, at the beginning of such four-quarter period.

The Company will not incur any Indebtedness (nor will the Guarantors guarantee any such Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(i)    the incurrence by the Company (and the guarantee thereof by the Guarantors) of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) under Credit Facilities; provided that the aggregate principal amount of all revolving credit Indebtedness and letters of credit outstanding under Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $25.0 million; provided that in connection with an Asset Acquisition the amount of Indebtedness that may be outstanding pursuant to this clause may be increased by an amount not to exceed the lesser of (x) $20.0 million and (y) 1.0 times the Consolidated Cash Flow (after giving effect to Pro Forma Cost Savings) of the entity or assets acquired pursuant to the Asset Acquisition for the most recently ended four full fiscal quarters for which financial statements are available for such acquired entity or assets; provided, however, that the maximum aggregate principal amount of all Indebtedness and letters of credit that may be outstanding pursuant to this clause is $45.0 million.

(ii)    Indebtedness outstanding on the Issue Date;

(iii)    the incurrence by the Company (and the Guarantee thereof by the Guarantors) of Indebtedness represented by the Notes and the Guarantees issued on the Issue Date and the Exchange Notes and any related Guarantees to be issued therefor pursuant to the Registration Rights Agreement.

(iv)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (x) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any of the purchase price or cost of construction, installation, design, or improvement of real or personal property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) and (y) represented solely by mortgage financings incurred for any other purpose permitted under the Indenture, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

(v)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v) and any outstanding Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (v), does not exceed $10.0 million;

(vi)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, defease, discharge or replace Indebtedness permitted to be incurred by the Indenture (other than Indebtedness permitted under clause (i));

(vii)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

(viii)    the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or, commodity price risk or currency exchange rate risk, and in any such case not for speculative purposes;

(ix)    the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(x)    the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x);

(xi)    Indebtedness consisting of Permitted Investments of the kind described in clauses (f) and (k) of the definition of "Permitted Investments";

(xii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(xiii)    Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety and appeal bonds, payment obligations in connection with self-insurance or similar requirements (including Indebtedness represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, opened to provide security for any of the foregoing) incurred in the ordinary course of business;

(xiv)    Indebtedness arising from agreements of the Company or a Subsidiary providing for guarantee, indemnification, earnouts, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

(xv)    Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture;

(xvi)    the incurrence by the Company or any of its Restricted Subsidiaries, in connection with an Asset Acquisition consummated within eighteen months of the Issue Date, of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all outstanding Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xvi), not to exceed $100.0 million; provided, however, that the after giving effect to the incurrence under this clause (xvi), the Consolidated Leverage Ratio of the Company shall not exceed 5.00 to 1; and

(xvii)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all outstanding Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xvii), not to exceed $5.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (of any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of occurrence, and at any time and from time to time may reclassify in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock for purposes of this covenant shall not be deemed an incurrence of Indebtedness; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Liens

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, unless contemporaneously therewith:

(i)    in the case of any Lien securing Indebtedness that ranks pari passu with the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(ii)    in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such Indebtedness is secured by such Lien (such Lien, the "Primary Lien").

Any Lien created for the benefit of the Holders of the Notes pursuant to the immediately preceding paragraph shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if:

(i)    the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge

Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens,"

(ii)    the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction; and

(iii)    the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Asset Sales."

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)    (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Interests or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries,

(ii)    make loans or advances to the Company or any of its Subsidiaries or

(iii)    transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a)    the Indenture, the Notes and any Guarantees;

(b)    applicable law, rule or regulation or order;

(c)    any instrument governing Indebtedness or Capital Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Interest was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(d)    customary non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business and consistent with past practices;

(e)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature described in clause (iii) above on the property so acquired;

(f)    any agreement for the sale or other disposition of Equity Interests or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets that restrict distributions by that Restricted Subsidiary pending such sale;

(g)    Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more materially restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(h)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Company, which limitation is applicable only to the assets that are the subject of such agreements;

(i)    secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "—Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(j)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(k)    in the case of clause (iii) of the first paragraph of this covenant, arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any of its Restricted Subsidiaries;

(l)    provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

(m)    restrictions in other Indebtedness incurred in compliance with the covenant described under the caption "—Incurrence of Indebtedness"; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the New Credit Facility and the Indenture;

(n)    agreements governing existing Indebtedness and the Credit Facilities as in effect on the date of the Indentures and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of the Indentures; and

(o)    any encumbrances or restrictions imposed by any amendments, modifications restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of the Company, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation, or Sale of Assets

The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless

(i)    (a) the Company is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that, in case of a limited liability company or a partnership, a co-obligor of the Notes is a corporation;

(ii)    the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(iii)    immediately after giving effect to such transaction no Default or Event of Default exists; and

(iv)    except in the case of a consolidation, amalgamation or merger with or into or a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the property and assets of the Company and any of its Restricted Subsidiaries to a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness."

No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless:

(i)    subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Registration Rights Agreement;

(ii)    immediately after giving effect to such transaction, no Default or Event of Default exists; and

(iii)    the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "—Incurrence of Indebtedness."

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Interests of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Interests of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "—Repurchase at the Option of Holders—Asset Sales."

This "Merger, Consolidation or Sale of Assets" covenant will not apply to a merger of the Company or a Guarantor with an Affiliate solely for the purpose, and with the effect, of reincorporating the Company or such a Guarantor, as the case may be, in another jurisdiction of the United States. In addition, nothing in this "Merger, Consolidation or Sale of Assets" will prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Restricted Subsidiary.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless

(i)    such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and

(ii)    the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has either been approved by a majority of the disinterested members of the Board of Directors or has been approved in an opinion issued by an accounting, appraisal or investment banking firm of national standing as being fair to the Holders from a financial point of view and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(i)    any employment agreement or arrangements, incentive compensation plan, benefit arrangements or plan, severance or expense reimbursement arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(ii)    transactions between or among the Company and/or its Restricted Subsidiaries;

(iii)    payment of reasonable directors fees to directors of the Company or any Restricted Subsidiary of the Company and other reasonable fees, compensation, benefits and indemnities paid or entered into with directors, officers and employees of the Company or any Restricted Subsidiary of the Company;

(iv)    any issuance of Equity Interests and the granting or performance of registration rights in respect of any Equity Interests, which rights have been approved by the Board of Directors of the Company;

(v)    the sale or purchase of goods or provision of services in the ordinary course of business, at terms comparable to those available to third party customers or suppliers, to or with an Affiliate which would constitute an Affiliate Transaction solely as a result of the Company or any of its Restricted Subsidiaries being in or under common control with such Affiliate;

(vi)    any agreement in effect on the date of the Indenture or any amendment thereto or transaction contemplated thereby (and any replacement or amendment of any such agreement so long as any such amendment or replacement thereof is not materially less favorable to the Holders than the original agreement in effect on the date of the Indenture);

(vii)    Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments";

(viii)    transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company;

(ix)    the payment to Castle Harlan, Inc. of management fees and reimbursement of expenses pursuant to and in accordance with the Management Agreement not to exceed the amount per year specified in the Management Agreement; provided that in the event the full amount thereof is not paid in any year, the deficiency may cumulate and paid in subsequent years; and

(x)    repurchases of Notes if repurchased on the same terms as offered to non-affiliates.

Business Activities

The Company will not, and the Company will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary after the date of the Indenture, other than a Foreign Subsidiary, then such newly acquired or created Restricted Subsidiary shall become a Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture; provided, that the foregoing shall not apply to any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary.

Reports

Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes (but not the Exchange Notes) are outstanding, the Company will furnish to the Trustee on behalf of the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations (together with any extensions granted by the Commission) (provided, that the Company shall have an additional 30 days to provide its first Form 10-Q for the first quarterly period ending after the Issue Date); provided, however, that if the Commission will accept the filings of the Company, the Company, at its option, need not furnish such reports to the Trustee to the extent it elects to file such reports with the Commission. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing). In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that (1) the rules and regulations of the Commission permit the Company and any direct or indirect parent entity (including Parent) to report at such parent entity's level on a consolidated basis, (2) such parent entity is not engaged in any business other than the Permitted Business of Parent and (3) such parent entity's consolidated capitalization (including cash and cash equivalents) does not differ materially from that of the Company and its Subsidiaries on a consolidated basis, the information and reports required by this covenant may be those of such parent entity on a consolidated basis; provided that such information and reports distinguish in all material respects between the Company and its Subsidiaries and such parent entity and its other subsidiaries, if any.

Events of Default And Remedies

The Indenture provides that each of the following constitutes an Event of Default:

(i)    default for 30 days in the payment when due of interest on, or Additional Interest, if any, on, the Notes;

(ii)    default in payment when due of the principal of or premium, if any, on the Notes;

(iii)    a default by the Company or any Guarantor in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company or such Guarantor receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a "Notice of Default") from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(iv)    the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time and such failure shall not have been cured or waived within 30 days thereof;

(v)    failure by the Company or any of its Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by an insurance carrier or pursuant to which the Company is not indemnified by a third party who has agreed to honor such obligation) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(vi)    certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and

(vii)    except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligation under its Guarantee.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes shall notify the Company in writing, specifying the Event of Default, demanding that the Default be remedied and stating that such notice is a "Notice of Default," following which such Holders may declare all the Notes to be due and payable immediately. Upon such declaration of acceleration pursuant to a Notice of Default, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable without further action or notice; provided, however, that in the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the failure to pay or acceleration triggering such Event of Default pursuant to clause (iv) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than nonpayment of principal or interest that has become due solely because of acceleration).

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, future or present director, officer, employee, partner, manager, agent, member (or Person forming any limited liability company), incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and Guarantee. Such waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

(i)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below,

(ii)    the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(iii)    the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and

(iv)    the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance,

(i)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent investment bank, appraisal firms or public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A)

the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(v)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(vi)    the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(vii)    the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

(1)    either

(a)    all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)    all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonable satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)    the Company has paid all other sums payable under the Indenture by the Issuer; and

(3)    the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder):

(i)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)    reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

(iii)    reduce the rate of or change the time for payment of interest on any Note;

(iv)    waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(v)    make any Note payable in money other than that stated in the Notes;

(vi)    make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(vii)    after the Company's obligation to purchase Notes arises under the Indenture, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(viii)    modify or change any provision of the Indenture in any manner which subordinates the Notes in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor, in each case in a manner that adversely affects the Holders in any material respect; provided that subordination shall not be affected by the existence or lack thereof of a security interest or by priority with respect to a security interest;

(ix)    release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(x)    make any change in the foregoing amendment and waiver provisions.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if the consent approves the substance of the proposed amendment, waiver or consent.

Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may (i) amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, (iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (v) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (vi) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of New Notes to the extent that such provision in this Description of New Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes, (vii) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the date of the indenture, (viii) to allow any Guarantor to execute a supplemental Indenture and/or a Subsidiary Guarantee with respect to the Notes, or (ix) to comply with the rules of any applicable securities depository or (x) to add a co-issuer or co-obligor of the Notes.

Concerning The Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Acquisition" means the acquisition directly or indirectly by TRC Holding Corp. of The Restaurant Holding Corporation.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

"Applicable Premium" means, with respect to any Note on any redemption date, the greater of:

(1)    1.0% of the principal amount of the Note; or

(2)    the excess of:

(a)    the present value at such redemption date of (i) the redemption price of the Note at October 1, 2009 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the Note through October 1, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)    the principal amount of the Note, if greater.

"Asset Acquisition" means, with respect to any Person, (1) an Investment by such Person or any Restricted Subsidiary of such Person in any third Person pursuant to which such third Person shall become a Restricted Subsidiary of such Person or any Restricted Subsidiary of such Person, or shall be merged with or into such Person or any Restricted Subsidiary of such Person, or (2) the acquisition by such Person or any Restricted Subsidiary of such Person of the assets of any third Person (other than a Restricted Subsidiary of such Person) which constitute all or substantially all of the assets of such third Person or comprises any division or line of business of such third Person or any other properties or assets of such third Person other than in the ordinary course of business.

"Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory and leases (or subleases) of restaurant facilities and related equipment to franchisees, in each case in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Change of Control" and/or the provisions described above under the caption "—Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries other than director's qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer, sale or other disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "—Restricted Payments" or a Permitted Investment, (iv) any sale, lease, sublease or other disposition of assets that are no longer used, or are damaged, worn-out or obsolete, by the Company or any of its Restricted Subsidiaries; (v) issuance of Equity Interests by a Restricted Subsidiary of the Company in which the Company's percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto; (vi) the sale or other disposition of Cash Equivalents or Marketable Securities; (vii) the sale, lease, sublease, license, sublicense or consignment of accounts receivable, equipment, inventory, real property, or other assets in the ordinary course of business, including leases or subleases with respect to facilities which are temporarily not in use or pending their disposition; (viii) trade or exchange of assets of equivalent fair market value; (ix) the licensing of intellectual property or other general intangibles to third Persons on customary terms as determined by the Board of Directors in good faith; (x) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind; and (xi) the sale or other disposal of property or assets pursuant to the exercise of any remedies pursuant to the Credit Facilities or the other security documents relating to any Indebtedness permitted under the Indenture.

"Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

"Average Market Price" means, with respect to any Marketable Securities as of any relevant date of determination the average of the Closing Price per share or other unit of such Marketable Securities for the period of five full Trading Days ending on and including the third full Trading Day prior to such relevant date of determination (appropriately adjusted to reflect the effect of any stock splits, reverse splits, stock dividends and any other similar events affecting such security).

"Capital Interests" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than earn-outs or similar consideration payable in connection with an acquisition).

"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

"Cash Equivalents" means:

(i)    United States dollars;

(ii)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(iii)    certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign country recognized by the United State of America having capital and surplus, at the time of acquisition thereof, in excess of $500 million (or foreign currency equivalent thereof) and a Thompson Bank Watch Rating of "B" or better;

(iv)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)    commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services, Inc. and in each case maturing within nine months after the date of acquisition;

(vi)    securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services, Inc. or Moody's Investor Service, Inc.;

(vii)    investments by Restricted Subsidiaries in local currencies in instruments issued by or with entities in jurisdictions outside of the United States having correlative attributes to the foregoing; and

(viii)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated Cash Flow" means, with respect to any Person, for any period, the sum (without duplication) of:

(i)    Consolidated Net Income; and

(ii)    to the extent Consolidated Net Income has been reduced thereby:

(a)    all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period;

(b)    Consolidated Interest Expense;

(c)    Consolidated Non-Cash Charges;

(d)    the GAAP rental expense associated with operating leases less the actual cash rental expense associated with such operating leases;

(e)    any management fee paid by the Company and its Restricted Subsidiaries in such period pursuant to the terms of the Management Agreement as in effect on the date of the Indenture and as described in this prospectus;

(f)    all transaction and restructuring costs incurred during such period in connection with any Asset Acquisition in an aggregate amount not to exceed five percent of the total enterprise value of such Asset Acquisition; and

(g)    the aggregate amount of Pre-Opening Costs incurred during such period in an aggregate amount not to exceed $2.0 million in any period; all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, write-off of deferred financing cost, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (paid, accrued and/or scheduled to be paid or accrued), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations (including fees and premiums)), to the extent that any such expense was deducted in computing such Consolidated Net Income on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

"Consolidated Leverage Ratio" means, with respect to any Person, the ratio of total Indebtedness of such Person and its Restricted Subsidiaries during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio for which financial statements are available (the "CLR Transaction Date") to the Consolidated Cash Flow of such Person for the Four Quarter Period . In addition to and without limitation of the foregoing, for purposes of this definition, total Indebtedness and "Consolidated Cash Flow' shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)    the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness by such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the CLR Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)    any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any Consolidated Cash Flow (including any Pro Forma Cost Savings) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the CLR Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness) occurred on the first day of the Four Quarter Period.

In calculating Consolidated Interest Expense for the purpose of determining Consolidated Cash Flow on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the CLR Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the CLR Transaction Date; (b) if interest on any Indebtedness actually incurred on the CLR Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the CLR Transaction Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

"Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom (without duplication):

(1)    gains or losses from Asset Sales (without regard to the $2,000,000 limitation set forth in the definition thereof) or other dispositions, abandonments or reserves relating thereto or the extinguishment of any Indebtedness, together with any related provision for taxes on such gains or losses;

(2)    extraordinary gains and extraordinary losses, together with any related provision for taxes on such extraordinary gains or extraordinary losses;

(3)    the net income or loss of any Person acquired prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(4)    solely for purpose of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under the covenant described under the caption "Certain Covenants—Restricted Payments," the net income (but not loss) of any Subsidiary of the Company (excluding in the case of the Company or any of its Restricted Subsidiary, any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary) to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent that such net income is actually, or permitted to be, paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise;

(5)    all gains realized on or because of the purchase or other acquisition by the Company or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(6)    the cumulative effect of a change in accounting principles;

(7)    any gain or loss due solely to fluctuations in currency values and the related tax effects in accordance with GAAP;

(8)    any non-cash expenses or charges resulting from the grant of stock, stock options or other equity-based awards;

(9)    unrealized non-cash gains or losses in respect of Hedging Obligations;

(10)    any amortization of the consideration paid for any non-competition agreements or arrangements entered into in connection with the transactions described under the caption "The Transactions";

(11)    any goodwill impairment charges;

(12)    the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(13)    any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(14)    income or loss attributable to discontinued operation (including, without limitation, operations disposed or during such period whether or not such operations were classified as discontinued);

(15)    all transaction and restructuring costs incurred during such period in connection with the Acquisition; and

(16)    in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

In addition, Consolidated Net Income shall be reduced (to the extent not otherwise deducted in the provision for income taxes for such period) by the amount of any payment during such period pursuant to clause (2) of Permitted Payments to Parent.

"Consolidated Non-Cash Charges" means, with respect to any Person and its Restricted Subsidiaries, for any period, depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of any Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus non-cash items increasing such Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business and reversals in such period of an accrual of, or reserve for, a cash charge in another period) on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

"Credit Facilities" means one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities or indentures with banks or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), issuance of notes or letters of credit, in each case, as amended, restated, modified, substituted, renewed, refunded, replaced or refinanced in whole or in part from time to time.

"Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

"Disqualified Interests" means any Capital Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the sole option of the Holder thereof (except in each case, upon the occurrence of a Change of Control or to the extent such Capital Interest is only redeemable or exchangeable into Qualified Capital Stock), in whole or in part, on or prior to the date on which the Notes mature, for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such date; provided, however, that any Capital Interests that would constitute Disqualified Interests solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Interests upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Interests if the terms of such Capital Interests provide that the Company may not repurchase or redeem any such Capital Interests pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

"Equity Interests" means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

"Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of total Consolidated Cash Flow of such Person and its Restricted Subsidiaries during the Four Quarter Period ending prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio for which financial statements are available (the "FCCR Transaction Date") to Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated Cash Flow and Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)    the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries, or the issuance or redemption of any preferred stock by such Person or any of its Restricted Subsidiaries (in each case, and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (or the issuance or redemption or other repayment of any other preferred stock) by such Person or any of its Restricted Subsidiaries (in each case, and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four

Quarter Period and on or prior to the FCCR Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)    any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any Consolidated Cash Flow (including any Pro Forma Cost Savings) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the FCCR

Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness) occurred on the first day of the Four Quarter Period.

In calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the FCCR Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the FCCR Transaction Date; (b) if interest on any Indebtedness actually incurred on the FCCR Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the FCCR Transaction Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

"Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

(i)    the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; and

(ii)    the product of (a) all cash dividend payments on any series of preferred equity of such Person or any of its Restricted Subsidiaries paid during such period to any Person other than such Person or any of its Restricted Subsidiaries times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

"Foreign Subsidiaries" means any Subsidiary of the Company which was not formed under the laws of the United States or any state of the United States or the District of Columbia.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

"Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

"Guarantors" means any Subsidiary of the Company or of any co-issuer or co-obligor of the Notes that executes a Guarantee in accordance with the provision of the Indenture, and their respective successors and assigns.

"Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk; (ii) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and (iii) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

"Heirs" of any individual mean such individual's estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

"Holders" means a Person in whose name a Note is registered.

"Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof but excluding Obligations with respect to letters of credit (including trade letters of credit) to the extent such Obligations are cash collateralized or such letters of credit secure Obligations (other than Obligations described above and Obligations in connection with Capitalized Lease Obligations) entered into in the ordinary course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three Business Days following receipt by such Person of a demand for reimbursement) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), Attributable Debt and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. Indebtedness also includes all Disqualified Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Interests being equal to its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Interests which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Interests as if such Disqualified Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Interests, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Interests. Notwithstanding the foregoing, in connection with the Asset Acquisition or other purchase by the Company or any Restricted Subsidiary of any business or assets not in the ordinary course of business, the term "Indebtedness" will exclude post closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding extensions of credit to customers or advances, deposits or payments to or with suppliers, lessors or utilities or for worker's compensation, in each case, in the ordinary course of business that are required to be recorded in accordance with GAAP as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person and excluding commissions, travel and similar advances to officers and employees made consistent with past practices) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Restricted Payments." Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

"Issue Date" means, the date of issuance of the Notes.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

"Marketable Securities" means any securities listed or quoted on any national securities exchange that has registered with the SEC pursuant to Section 6(a) of the Exchange Act, the Nasdaq National Market or any designated offshore securities market as defined in Regulation S under the Securities Act.

"Management Agreement" means the management agreement among the Company, Parent, TRC Holding Corp., TRC Holding LLC and Castle Harlan, Inc., as in effect on the Issue Date.

"Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, (i) legal, accounting and investment banking fees, sales commissions, and any severance and relocation expenses incurred as a result thereof, (ii) all taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, (1) against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, or (2) for adjustment in respect of the sale price of the property or assets that are the subject of such Asset Sale; and (v) amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the assets that are the subject of the Asset Sale.

"New Credit Facility" means the Revolving Credit Agreement as in effect on the Closing Date among the Company, Wachovia Bank, National Association as agent and the lenders party thereto and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, renewed, refunded, replaced, restated, substituted, refinanced, supplemented or restated from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise, including any agreement extending the maturity of, refinancing, replacing, or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) as to which (a) the explicit terms provide that there is no recourse against any assets of the Company or any of its Restricted Subsidiaries or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Permitted Business" means the business of the Company and its Restricted Subsidiaries, as presently conducted by the Company and its Restricted Subsidiaries and other businesses that are ancillary or related thereto.

"Permitted Holders" means (1) Castle Harlan Partners IV, L.P. and any Person controlling, controlled by, or under common control with, and any account controlled or managed by or under common control or management with Castle Harlan Partners IV, L.P. or (2) Castle Harlan Inc. and employees, management and directors of (including any of their Heirs), and Persons owning accounts managed or advised by or controlled by, any of the foregoing and their respective Affiliates.

"Permitted Investments" means:

(a)    any Investment in the Company or in a Restricted Subsidiary of the Company;

(b)    any Investment in Cash Equivalents or Marketable Securities;

(c)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and that is engaged in a Permitted Business;

(d)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

(e)    any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Interests) of the Company or any parent of the Company;

(f)    Investments represented by guarantees that are otherwise permitted under the Indenture;

(g)    Investments existing on the Issue Date;

(h)    Hedging Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses, consistent with past practice, and otherwise in compliance with the Indenture;

(i)    Investments in the Notes;

(j)    Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors and customers;

(k)    Investment in franchisees (including the acceptance by the Company and its Restricted Subsidiaries of promissory notes from such franchisees as payment of such franchisees' obligations to the Company or any of its Restricted Subsidiaries) not in excess of $4.0 million at any one time outstanding;

(l)    advances to suppliers and customers in the ordinary course of business;

(m)    any Investments in promissory notes acquired in a Permitted Non-Cash Transaction, provided that not more than $5.0 million in aggregate principal amount of such promissory notes remains outstanding after giving effect to such Investment (excluding any such promissory notes outstanding on the date of the Indenture);

(n)    loans and advances, including advances for travel and moving expenses, to employees that are not officers or directors of the Company and its Restricted Subsidiaries in the ordinary course of business, for bona fide business purposes not in excess of $1.0 million at any one time outstanding; and

(o)    other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) since the date of the Indenture, not to exceed $5.0 million.

"Permitted Liens" means:

(i)    Liens securing Indebtedness under Credit Facilities to the extent such Indebtedness was permitted by the terms of the Indenture to be incurred solely pursuant to clauses (i) and (xvi) of the third paragraph under the covenant entitled "—Incurrence of Indebtedness";

(ii)    Liens in favor of the Company;

(iii)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the third paragraph of the covenant entitled "—Incurrence of Indebtedness," which liens with respect solely to Capital Lease Obligations and purchase money obligations and not mortgage financings, shall cover only the assets acquired, constructed, installed, designed, or improved with the proceeds of such Indebtedness;

(iv)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(vi)    Liens securing Hedging Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

(vii)    Liens arising by reason of any judgment, decree or order, but not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment decree on order shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

(viii)    Liens securing the Notes and all other monetary obligations under the Indenture and the Guarantees;

(ix)    Liens securing Refinancing Indebtedness incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and incurred in accordance with the covenant "—Incurrence of Indebtedness"; provided, that such Liens: (i) taken as a whole are no less favorable to the Holders and are not more favorable in any material respect to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(x)    Liens to secure additional Capital Lease Obligations and additional mortgage financings that were permitted to be incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "—Incurrence of Indebtedness," which liens with respect solely to Capital Lease Obligations and not mortgage financings, shall cover only the assets acquired, constructed, installed, designed, or improved with the proceeds of such Indebtedness, up to an aggregate of $15.0 million in principal amount at any one time outstanding;

(xi)    Liens existing on the Issue Date;

(xii)    Precautionary financing statements filed with respect to operating leases or other transactions not involving the incurrence of Indebtedness;

(xiii)    Liens securing Acquired Debt incurred in accordance with the covenant entitled "—Limitation of Indebtedness"; provided that:

(a)    such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company; and

(b)    such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of the Company or a Restricted Subsidiary of the Company and are no more favorable in any material respect to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company; and

(xiv)    Liens securing Indebtedness permitted by clause (xvii) of the third paragraph under the covenant entitled "—Incurrence of Indebtedness."

"Permitted Non-Cash Transaction" means any sale, lease or other disposition of restaurants and related equipment for consideration consisting of cash and/or promissory notes of the acquiror of such assets, provided that not more than $5.0 million in aggregate principal amount of such promissory notes remains outstanding after giving effect to such transaction (excluding any such promissory notes outstanding on the date of the Indenture).

"Permitted Payments to Parent" means, without duplication as to amounts:

(1)    payments to Parent or any direct or indirect parent of Parent to permit Parent or any direct or indirect parent of Parent to pay franchise taxes, directors fees and reasonable accounting, legal and administrative expenses of Parent when due, in an aggregate amount not to exceed $500,000 per annum;

(2)    for so long as the Company is a member of a group filing a consolidated or combined tax return with Parent or any direct or indirect parent of Parent, payments to Parent or any direct or indirect parent of Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries ("Tax Payments"). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent's or any direct or indirect parent of Parent's receipt of such Tax Payments or refunded to the Company; and

(3)    payments to Parent or any direct or indirect parent of Parent to permit the Parent or any direct or indirect parent of Parent to make certain payments permitted to be made under the caption "Certain Covenants—Restricted Payments."

"Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, redeem, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(i)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus fees, expenses, premiums, defeasance costs and accrued interest on, the Indebtedness so extended, refinanced, renewed, redeemed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(ii)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, redeemed, replaced, defeased or refunded;

(iii)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, or is Disqualified Interests, then the

Permitted Refinancing Indebtedness must have a final maturity date later than the final maturity date of, and be subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, redeemed, replaced, defeased or refunded; and

(iv)    such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"Pre-Opening Costs" means "start-up costs" (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of new restaurants, including, without limitation, the cost of feasibility studies, staff training, and recruiting and travel costs for employees engaged in such start-up activities.

"Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition that occurred during the Four Quarter Period or after the end of the Four Quarter Period and on or prior to the applicable calculation date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the indenture, (ii) were actually implemented by the business that was the subject of any such acquisition within six months after the date of the acquisition and prior to the calculation date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition and that the Company reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officers' certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the trustee from the Company's chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

"Qualified Capital Interest" means a Capital Interest that is not a Disqualified Interest.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

"Trading Day" means, with respect to any Marketable Securities, a day on which the principal United States or foreign securities exchange on which such security is listed or admitted to trading, or the Nasdaq National Market if such security is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

"Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to October 1, 2009, provided, however, that if the period from the redemption date to October 1, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

"Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(a)    has no Indebtedness other than Non-Recourse Debt;

(b)    is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(c)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the Four Quarter period, and (ii) no Default or Event of Default would be in existence following such designation; and provided, further, that, to the extent applicable, the Company shall cause such Subsidiary to comply with the covenant described above under the caption "Certain Covenants—Subsidiary Guarantees."

"Voting Stock" of any Person as of any date means the Capital Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

"Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Interests or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of the material United States federal income tax considerations relating to the exchange of Original Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Original Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of Original Notes for New Notes or from holding or disposing of the New Notes. Reference to "Notes" in this section of the prospectus refers to both the "Original Notes" and the "New Notes."

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion is limited to holders who purchased the Original Notes for cash at the initial offering at the original offering price and who hold the Original Notes, and will hold the New Notes, as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

U.S. Holders

As used herein, the term "U.S. holder" means a beneficial owner of a Note that is for United States federal income tax purposes:

(1) a citizen or resident of the United States;

(2) a corporation or an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4) a trust that either is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership) holds a Note, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding a Note, you should consult your tax advisor.

As used herein, the term "non-U.S. holder" means a beneficial owner of a Note that is not a U.S. holder or a partnership.

Payments of Interest

Interest on a New Note will generally be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Exchange Pursuant to Exercise of Registration Rights

The exchange of an Original Note for a New Note will not be a taxable event to you, and you will not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing. Moreover, your holding period for the New Note received in the exchange will include the holding period for the Original Note exchanged therefor, and such U.S. holder's adjusted tax basis in the New Note will be the same as your adjusted tax basis in the Original Note exchanged therefor, determined immediately before the exchange.

Optional Redemption

The Notes may be redeemed prior to their stated maturity at the option of the issuers or at the option of the holders under certain circumstances. We do not believe that either the issuers' or the holders' ability to redeem or cause the redemption of the Notes prior to the stated maturity thereof would affect the yield of the Notes for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the disposition of a Note by sale, exchange or redemption (other than an exchange pursuant to this exchange offer), you will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest) and (ii) your adjusted federal income tax basis in the Note. Your adjusted federal income tax basis in a Note generally will equal the cost of the Note.

Any gain or loss you recognize on a disposition of a Note will generally constitute capital gain or loss and will be long-term capital gain or loss if you have held the New Note and the Original Note for which it was exchanged for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to cash payments in respect of the Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. The backup withholding tax rate equals the fourth lowest rate of tax applicable under section 1(c) of the Code. That rate is currently 28%. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the Notes provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is pursuant to a loan agreement entered into in the ordinary course of business; and

•	you have fulfilled the statement requirements set forth in section 871(h) or section 881(c) of the Code, as discussed below.

The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a Note held on your behalf by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

If you cannot satisfy the requirements described above, payments of principal and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that payments on the Note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States, (and if a tax treaty applies, that interest is attributable to a permanent establishment or fixed base maintained in the United States) as discussed below.

The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale, exchange or other disposition of the Notes.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on Notes beneficially owned by you at the time of your death, provided that (1) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on those Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment in the United States, you will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In that case, you would not be subject to the 30% U.S. federal withholding tax. See "U.S. Holders" above. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on Notes will be included in earnings and profits if so effectively connected.

Any gain realized on the sale, exchange, or redemption of Notes generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you and, if a tax treaty applies, is attributable to a permanent establishment in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	you are subject to tax under tax laws applicable to certain U.S. expatriates.

Information Reporting and Backup Withholding

In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "U.S. Federal Withholding Tax."

Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an, exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of Original Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Original Notes acquired directly from the issuer or any of its affiliates, may exchange those Original Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-marking or other trading activities, must deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where the Original Notes were acquired as a result of market-making activities for other trading activities. The issuer has agreed that it will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the period may be suspended for a period if the issuer's and its parent's board of directors or managers, as applicable, determine, upon the advice of counsel, that the amended or supplemented prospectus would require disclosure of confidential information or interfere with any of its financing, acquisition, reorganization or other material transactions. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

The issuer will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

The issuer has agreed to pay all expenses incident to the exchange offer and to its performance of, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Whether the New Notes offered hereby will be the binding obligations of the issuer will be passed upon for it by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 26, 2004 and December 28, 2003 and for each of the three years in the period ended December 26, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. The registration statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains information regarding registrants, including the issuer, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

The Restaurant Company

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Forty Week Period
Condensed Consolidated Statements of Operations (Unaudited) for the Successor period from September 22, 2005 through October 2, 2005 and the Predecessor period from December 27, 2004 through September 21, 2005; and the forty week predecessor period ended October 3, 2004	F-2
Condensed Consolidated Balance Sheets (Unaudited) as of October 2, 2005 (Successor Basis) and October 3, 2004 (Predecessor Basis)	F-3
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Successor period from September 22, 2005 through October 2, 2005 and the Predecessor period from December 27, 2004 through September 21, 2005; and the forty week predecessor period ended October 3, 2004	F-5
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-6
Annual Period – Predecessor Basis
Report of Independent Registered Public Accounting Firm	F-22
Consolidated Balance Sheets as of December 26, 2004 and December 28, 2003	F-23
Consolidated Statements of Income for the years ended December 26, 2004, December 28, 2003 and December 29, 2002	F-24
Consolidated Statements of Stockholder's Investment for the years ended December 30, 2001, December 29, 2002, December 28, 2003 and December 26, 2004	F-25
Consolidated Statements of Cash Flows for the years ended December 26, 2004, December 28, 2003 and December 29, 2002	F-26
Notes to Consolidated Financial Statements	F-27

THE RESTAURANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands)

	Successor September 22, 2005 - October 2, 2005	Predecessor December 27, 2004 - September 21, 2005	Predecessor Forty Weeks Ended October 3, 2004
REVENUES:
Food sales	$10,211	$243,446	$244,388
Franchise and other revenue	680	16,343	16,769
Total Revenues	10,891	259,789	261,157
COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below):
Food cost	4,434	69,976	70,483
Labor and benefits	3,307	82,352	84,412
Operating expenses	627	53,438	50,168
General and administrative	710	23,711	23,782
Transaction costs	867	4,632	—
Stock compensation	—	8,925	335
Depreciation and amortization	481	11,816	14,786
Interest, net	658	13,380	12,436
(Benefit from) provision for disposition of assets	—	(518)	320
Asset write-down	—	248	455
Other, net	40	(214)	(365)
Total Costs and Expenses	11,124	267,746	256,812
(Loss) income before income taxes	(233)	(7,957)	4,345
Benefit from (provision for) income taxes	115	3,817	(1,234)
NET (LOSS) INCOME	$(118)	$(4,140)	$3,111

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE RESTAURANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands)

	Successor October 2, 2005	Predecessor December 26, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,376	$17,988
Restricted cash — Marketing Fund	4,717	5,853
Receivables, less allowances for doubtful accounts of $1,524 and $1,279	9,528	10,268
Inventories, net	7,849	7,166
Prepaid expenses and other current assets	26,131	1,228
Deferred income taxes	2,765	2,579
Total current assets	55,366	45,082
PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	42,542	113,011
GOODWILL	153,866	57,961
INTANGIBLE ASSETS, net of accumulated amortization of $0 and $5,914	48,255	6,609
DEFERRED INCOME TAXES	—	7,880
OTHER ASSETS	15,615	7,242
	$315,644	$237,785

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE RESTAURANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par and share amounts)

	Successor October 2, 2005	Predecessor December 26, 2004
LIABILITIES AND STOCKHOLDER'S INVESTMENT
CURRENT LIABILITIES:
Current maturities of capital lease obligations	$303	$331
Accounts payable	10,734	9,980
Franchise advertising contributions	3,907	3,851
Accrued expenses	33,988	23,435
Accrued income taxes	4,228	—
Total current liabilities	53,160	37,597
CAPITAL LEASE OBLIGATIONS, less current maturities	311	537
LONG-TERM DEBT	190,029	147,438
DEFERRED TAX LIABILITY	13,278	—
DUE TO PARENT	—	47,715
OTHER LIABILITIES	8,366	8,927
STOCKHOLDER'S INVESTMENT:
Common stock, $.01 par value, 100,000 shares authorized, 10,820 issued and outstanding	1	1
Additional paid-in capital	50,607	—
Other comprehensive income	10	75
Accumulated deficit	(118)	(4,505)
Total stockholder's investment	50,500	(4,429)
	$315,644	$237,785

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE RESTAURANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Successor September 22, 2005 - October 2, 2005	Predecessor December 27, 2004 - September 21, 2005	Predecessor Forty Weeks Ended October 3, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(118)	$(4,140)	$3,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	481	11,816	14,786
Other non-cash income and expense items	(65)	2,417	553
Payments on notes receivable	73	293	155
(Benefit from) provision for disposition of assets	—	(518)	320
Asset write-down	—	248	455
Net changes in operating assets and liabilities	3,495	(19,657)	(1,530)
Total adjustments	3,984	(5,401)	14,739
Net cash (used in) provided by operating activities	3,866	(9,541)	17,850
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(327)	(6,271)	(9,947)
Acquisition of predecessor's business	(224,972)	—	—
Proceeds from sale of assets	50	137,228	1,777
Net cash provided by (used in) investing activities	(225,249)	130,957	(8,170)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligations	—	(254)	(359)
Payments on long-term debt	(4,000)	(148,009)	—
Proceeds from long-term debt	190,029	4,000	—
Debt issuance costs	(9,163)	—	—
Proceeds for stock option redemption	—	9,645	—
Capital contribution from parent	44,107	—	—
Net cash (used in) provided by financing activities	220,973	(134,618)	(359)
Net (decrease) increase in cash and cash equivalents	(410)	(13,202)	9,321
CASH AND CASH EQUIVALENTS:
Balance, beginning of period	4,786	17,988	4,962
Balance, end of period	$4,376	$4,786	$14,283

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE RESTAURANT COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

(1)    Organization

The Restaurant Company (the "Company," "Perkins," or "TRC") is a wholly-owned subsidiary of The Restaurant Holding Corporation ("RHC"). TRC conducts business under the name "Perkins Restaurant and Bakery". TRC is also the sole stockholder of TRC Realty LLC ("TRC Realty"), The Restaurant Company of Minnesota ("TRCM") and Perkins Finance Corp. On September 2, 2005, an affiliate of Castle Harlan Partners IV, L.P. ("CHP IV"), TRC Holding Corp., entered into a stock purchase agreement with RHC and its equity holders to purchase all of the outstanding capital stock of RHC for a purchase price of $245,000,000 (excluding fees and expenses), subject to adjustments including a working capital adjustment and certain other adjustments, inclusive of a potential earnout payment of up to $5,000,000. Since the closing of the acquisition, which was on September 21, 2005, RHC's capital stock has been 100% owned by TRC Holding Corp., whose capital stock is 100% owned by TRC Holding LLC. TRC Holding Corp. and TRC Holding LLC were newly formed entities established by CHP IV. Approximately 90% of the equity interests of TRC Holding LLC are owned by CHP IV and its affiliates. In connection with the acquisition, Donald N. Smith, TRC's former Chairman and Chief Executive Officer, elected to exchange a portion of his equity interests in RHC for $6,500,000 of equity in TRC Holding LLC in lieu of cash consideration in the acquisition. Collectively, the foregoing transactions are referred to as the "Acquisition."

(2)    Basis of Presentation

The condensed consolidated interim financial statements included in this report are prepared by the Company without audit in accordance with U.S. generally accepted accounting principles. In the opinion of the Company's management, all adjustments consisting only of normal recurring items necessary for a fair presentation of the results of operations are reflected in these consolidated interim financial statements. All significant intercompany accounts and transactions have been eliminated. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The most significant estimates and assumptions underlying these financial statements and accompanying notes generally involve revenue recognition and provisions for uncollectible accounts, impairments and valuation adjustments, accounting for income taxes and variable compensation accruals. The results of operations for the period ended October 2, 2005 are not necessarily indicative of the operating results for the full year. The consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and notes therein for the year ended December 26, 2004.

(3)    Accounting Reporting Period

The Company's fiscal calendar year consists of thirteen four-week periods ending on the last Sunday in December. The first quarter each year will include four four-week periods. The first, second and third quarters ended on April 17, July 10 and October 2, respectively. The fourth quarter of 2005 will end on December 25.

(4)    Comprehensive Income

Total comprehensive loss for the Predecessor and Successor for the forty-week period ended October 2, 2005 was $4,127,000 and $108,000, respectively, compared to total comprehensive income of $3,122,000 for the forty-week period ended October 3, 2004.

(5)    1999 RHC Acquisition

On December 22, 1999, through a series of transactions, RHC acquired 100% of the outstanding shares of the Company (the "RHC Acquisition"). The RHC Acquisition was accounted for as a purchase business combination. The Company's reporting obligations under the Securities Exchange

Act of 1934, as amended (the "34 Act") related to its private offering of 10.125% Unsecured Senior Notes, due December 15, 2007 (the "Senior Notes") and of 11.25% Unsecured Senior Discount Notes, due May 15, 2008 (the "Discount Notes") were not affected by the RHC Acquisition. As allowed pursuant to SEC staff accounting bulletin (SAB), Topic 5-J, the Company was exempted from recording ("pushing down") RHC's cost basis to the Company's net assets due to its continuing reporting obligations pursuant to the indentures relating to the Senior Notes and the Discount Notes.

On August 1, 2005, the Company redeemed the Senior Notes and the Discount Notes (the "Redemption"). The Company has determined that, absent its reporting obligations under the Senior Notes and the Discount Notes, the Company was no longer exempt and is required to pushdown RHC's basis resulting from the RHC Acquisition to the financial statements of the Company. Such push down was applied retroactively to the RHC Acquisition date, once financial statements for periods subsequent to the Redemption are issued.

The consolidated statement of operations reflects the impact of pushing down RHC's cost basis in the net assets acquired in the RHC Acquisition as if push down accounting pursuant to SAB Topic 5-J had been applied since the RHC Acquisition date.

The significant adjustments outlined below, reflect the impact of the step-up related to the RHC Acquisition on the consolidated statement of operations of the Company as if such push down had been recorded in the financial statements of the Company on the RHC Acquisition date.

	PREDECESSOR DECEMBER 27, 2004 – SEPTEMBER 21, 2005	PREDECESSOR FORTY WEEKS ENDED OCTOBER 3, 2004
Statement of Operations Data (in thousands):
Depreciation and amortization	$462	$1,673
Interest expense	571	146
Benefit for income taxes	(322)	(742)
Net Loss	$(711)	$(1,077)

On September 21, 2005, the Company was acquired by TRC Holding Corp., an affiliate of CHP IV. The Acquisition is accounted for using the purchase method of accounting. For the forty-week period ending October 2, 2005, "Predecessor" is defined as the period from December 27, 2004 through September 21, 2005 and "Successor" is defined as the period from September 22, 2005 through October 2, 2005.

(6)    Acquisition

On September 21, 2005, the Company was acquired by TRC Holding Corp., an affiliate of CHP IV (the "Acquisition"). The Acquisition is accounted for using the purchase method. Based upon available information, the Company has preliminarily determined the allocation of the purchase price associated with the Acquisition. The Company will engage an independent appraiser to assist with the determination of the fair value of goodwill and other identifiable intangible assets. The Company expects this evaluation to be completed within one year following the Acquisition. Accordingly, the preliminary amounts estimated by the Company will be adjusted to reflect the results of the appraiser's evaluation. These adjustments may be material.

The following table represents the Company's preliminary purchase price allocation (in thousands):

Total Purchase Price:
Equity contribution	$65,730
Proceeds from debt issuance	187,429
Borrowings under the Credit Facility	2,600
Acquisition expenses and deferred financing	(15,123)
$240,636
Total Assets Acquired:
Current assets	32,118
Property and equipment, net	42,626
Other noncurrent assets	15,496
Liabilities assumed	(60,988)
Net assets acquired	29,252
Allocation of excess purchase price:
Inventory	100
Deferred financing costs	9,163
Identifiable intangible assets	48,255
Goodwill	153,866
Total Purchase Price	$240,636

Identifiable intangible assets consist of the present value of estimated future royalty fee income that is being amortized over the remaining lives of the franchise agreement, which is estimated to be 20 years. The effect of a $1,000,000 increase or decrease to the carrying value of these assets would impact amortization by approximately $70,000 per year.

The following unaudited pro forma results of the Predecessor are presented as if the Acquisition and the Sale Leaseback Transaction (See Note 12) had occurred on December 27, 2004 (in thousands):

	AS REPORTED	PRO FORMA
Predecessor:
December 27, 2004 – September 21, 2005:
Revenue	$259,789	$259,789
Income before income taxes	(7,957)	(9,513)
Net income	(4,140)	(5,267)

Excluded in the calculation of pro forma net income are transaction expenses of $4,632,000 and stock compensation expenses of $8,925,000 for the period December 27, 2004 through September 21, 2005.

In Prepaid expenses and other current assets on the accompanying Consolidated Balance Sheets, the Company has recorded amounts placed in escrow at the closing of the Acquisition. These amounts include $5,000,000 for general indemnification, $11,113,000 for taxes payable as a result of the Sale Leaseback Transaction, $5,000,000 related to the earn-out contained in the stock purchase agreement and $1,500,000 for other various items. The taxes payable related to the Sale Leaseback Transaction were recorded as a liability prior to the Acquisition; however, in conjunction with the Acquisition and consistent with the remaining balance of the escrow, a contingent liability of $11,500,000 has been recorded in Accrued expenses on the Consolidated Balance Sheets.

(7)    Commitments and Contingencies

The Company is a party to various legal proceedings in the ordinary course of business. Management does not believe it is likely that these proceedings, either individually or in the aggregate, will have a material adverse effect on the Company's financial position or results of operations.

The Company entered into a management agreement with CHP IV and Castle Harlan, Inc., which requires payment of an annual management fee of $1,777,000 or 3% of the equity contribution of CHP IV and its affiliates.

On June 9, 2000, the Company entered into an agreement to guarantee 50% of borrowings up to a total guarantee of $1,500,000 for use by a franchisee to remodel and upgrade existing restaurants. Immediately prior to the Acquisition date, there were $3,000,000 in borrowings outstanding under this agreement of which the Company guaranteed $1,500,000. In conjunction with the Acquisition, Donald N. Smith assumed all liability and responsibilities related to this guarantee. Under the provisions of FASB Interpretation No. 46, Consolidation of Variable Interest Entities, this guarantee was determined by the Company not to be a variable interest in the franchisee.

(8)    Provision for Disposition of Assets and Asset Write-Down

Prior to the Acquisition, the Company recorded approximately $754,000 of gain related to the amortization of the deferred gain on the Sale Leaseback Transaction. See Note 12, Sale-Leaseback Transaction.

During the second quarter ended July 10, 2005, the Company moved one leased Company-operated restaurant to a new facility in conjunction with an exchange transaction consummated by our landlord. In conjunction with the move, the Company recorded a loss of approximately $262,000 on assets abandoned at the old location. Additionally, the Company recorded a loss of $100,000 related to one property sold in the Sale Leaseback Transaction. The Company also incurred an impairment loss of $248,000 to write down the net book value of a property to its net realizable value. The Company has been negotiating a sale of this property and has reduced the net book value to the estimated sales price.

During the first quarter of 2005, the Company subleased one restaurant to a franchisee and sold the franchisee the equipment at the restaurant. The Company recorded a net gain of approximately $126,000 on the sale of the equipment. Related to the sale, the Company received a cash payment of $30,000 and a note from the franchisee of $120,000.

(9)    Supplemental Cash Flow Information

The increase or decrease in cash and cash equivalents due to changes in operating assets and liabilities for the forty weeks ended October 2, 2005 and October 3, 2004, consists of the following:

	SUCCESSOR SEPTEMBER 22, 2005 – OCTOBER 2, 2005	PREDECESSOR DECEMBER 27, 2004 – SEPTEMBER 21, 2005	FORTY WEEKS ENDED OCTOBER 3, 2004
	(in thousands)
(Increase) Decrease in:
Receivables	$(740)	$624	$(1,006)
Inventories	198	(781)	(507)
Prepaid expenses and other current assets	107	(667)	306
Other assets	9,044	(33,895)	(859)
Increase (Decrease) in:
Accounts payable	(1,372)	2,126	(4,384)
Accrued expenses	(9,771)	10,700	4,134
Other liabilities	6,029	2,236	786
	$3,495	$(19,657)	$(1,530)

The following supplemental schedule provides non-cash investing and financing activities:

	SUCCESSOR SEPTEMBER 22, 2005 – OCTOBER 2, 2005	PREDECESSOR DECEMBER 27, 2004 – SEPTEMBER 21, 2005
	(in thousands)
Assets sold for notes receivable	$—	$120
Non-cash adjustments at the Acquisition date:
Eliminate deferred gain on Sale Leaseback Transaction – long term	—	(71,507)
Eliminate deferred gain on Sale Leaseback Transaction – current	—	(3,763)
Capital contribution, shares exchanged in lieu of cash	6,500	—
Eliminate deferred credits	—	(2,364)
Eliminate deferred assets	—	107
Eliminate deferred tax asset associated with Sale Leaseback gain	—	30,356

(10)    Segment Reporting

The following presents revenue and other financial information by business segment for the twelve and forty weeks ended October 2, 2005 and October 3, 2004 (in thousands):

	RESTAURANTS	FRANCHISE	MANUFACTURING	OTHER	TOTALS
Successor
September 22, 2005 – October 2, 2005
Revenue from external customers	$8,837	$680	$1,374	$—	$10,891
Intersegment revenue			253		253
Segment profit (loss)	1,574	557	110	(2,359)	(118)
Predecessor
December 27, 2004 – September 21, 2005
Revenue from external customers	$209,242	$16,343	$34,204	$—	$259,789
Intersegment revenue			6,267		6,267
Segment profit (loss)	21,090	14,158	5,293	(44,681)	(4,140)
Predecessor
Forty weeks ended October 3, 2004:
Revenue from external customers	$217,652	$16,769	$26,736	$—	$261,157
Intersegment revenue			6,773		6,773
Segment profit (loss)	22,954	14,305	4,016	(38,164)	3,111

A reconciliation of other segment loss is as follows:

	SUCCESSOR SEPTEMBER 22, 2005 – OCTOBER 2, 2005	PREDECESSOR DECEMBER 27, 2004 – SEPTEMBER 21, 2005	FORTY WEEKS ENDED OCTOBER 3, 2004
	(in thousands)
General and administrative expenses	$724	$20,064	$20,211
Transaction costs	867	4,632	—
Stock Compensation	—	8,925	335
Depreciation and amortization expenses	185	1,981	3,499
Interest expense, net	658	13,380	12,436
(Benefit from) Provision for disposition of assets	—	(518)	320
Asset write-down	—	248	455
(Benefit from) Provision for income taxes	(115)	(3,817)	1,234
Other	40	(214)	(326)
	$2,359	$44,681	$38,164

(11)    Revolving Credit Agreement

On September 21, 2005, the Company terminated its then existing revolving credit facility and entered into an agreement for a new secured $25,000,000 revolving credit facility with a sub-limit for up to $10,000,000 of letters of credit (the "Credit Facility"). All amounts under the Credit Facility bear interest at floating rates based on the agent's base rate or Eurodollar rates as defined in the agreement. The interest rate on Credit Facility borrowings at October 2, 2005 was 8.75%. All indebtedness under the Credit Facility is collateralized by a first priority lien on substantially all of the assets of the Company. As of October 2, 2005, there were $2,600,000 of borrowings outstanding and approximately $5,794,000 of letters of credit outstanding under the Credit Facility. The letters of credit are primarily utilized in conjunction with the Company's workers' compensation programs.

(12)    Sale Leaseback Transaction

On June 29, 2005, the Company sold 67 of its restaurant properties to a subsidiary of Trustreet Properties, Inc. ("Trustreet") and simultaneously entered into a lease with Trustreet for each property for an initial term of 20 years and option terms for up to an additional 20 years (the "Sale Leaseback Transaction"). In conjunction with this transaction, the Company received net proceeds of $137,212,000. The total net book value of the assets sold was $62,042,000. One restaurant property was sold at a loss of $100,000, which is recorded in Provision for Disposition of Assets on the accompanying Consolidated Statements of Operations. The remaining properties were sold for a gain of $75,270,000, which was deferred and amortized to income until the Acquisition date. The balance of the deferred gain as of the Acquisition date was eliminated in connection with recording purchase accounting adjustments described in the Acquisition note. At October 2, 2005, a current tax liability of approximately $4,228,000, which represents estimated capital gains tax related to the Sale Leaseback Transaction, is recorded in Accrued income taxes on the Consolidated Balance Sheet.

(13)    Note Redemption

On August 1, 2005, the Company redeemed the principal amount of $148,009,000, the premium due on redemption of $2,532,000 and all accrued interest of $2,152,000 on (1) the 10.125% Unsecured Senior Notes under the indenture dated December 22, 1997, among Perkins Family Restaurants, L.P., Perkins Finance Corp. (to which we are successor in interest) and State Street Bank and Trust Company, as Trustee and (2) the 11.25% Senior Discount Notes under the indenture dated as of May 18, 1998, between us and State Street Bank and Trust Company, as Trustee. In addition, the Company wrote off the remaining loan discount of $571,000 and charged Interest, net in the accompanying Statement of Operations.

(14)    Senior Notes

In conjunction with the Acquisition, the Company issued $190,000,000 of unsecured 10% Senior Notes due October 1, 2013 (the "New Senior Notes"). The New Senior Notes were issued at a discount of $2,570,700, which is accreted using the interest method over the term of the Senior Notes. Interest is payable semi-annually on April 1 and October 1 of each year. All consolidated subsidiaries of TRC are 100% owned and provide a joint and several, full and unconditional guarantee of the securities. There are no significant restrictions on our ability to obtain funds from any of the guarantor subsidiaries in the form of a dividend or a loan. Additionally, there are no significant restrictions on a guarantor subsidiary's ability to obtain funds from the parent company or its direct or indirect subsidiaries. In connection with the New Senior Notes and the Credit Facility, the Company has capitalized certain financing costs in Other Assets in the Consolidated Balance Sheets. The deferred financing costs, $8,116,000 and $1,047,000, respectively, will be amortized over the term of the respective debt indenture.

(15)     Condensed Consolidated Financial Information

On September 21, 2005 the Company issued $190 million principal amount of its 10% Senior Notes. All existing consolidated subsidiaries of the Company are 100% owned and provide a joint and several, full and unconditional guarantee of the securities. There are no significant restrictions on the Company's ability to obtain funds from any of the guarantor subsidiaries in the form of a dividend or loan. Additionally, there are no significant restrictions on the guarantor subsidiary's ability to obtain funds from the Company or its direct subsidiaries.

The following condensed consolidating balance sheets, statements of operations and statements of cash flows are provided for the parent company and all guarantor subsidiaries. The information has been presented as if the parent company accounted for its ownership of the guarantor subsidiaries using the equity method of accounting.

Consolidating statement of operations from September 22, 2005 through October 2, 2005 (Successor):

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

Revenue
Food Sales	$7,436	$2,775	$—	$—	$10,211
Franchise and Other Revenue	435	450	7	(212)	680
Total Revenues	7,871	3,225	7	(212)	10,891

Cost and Expenses
Cost of Sales (excluding depreciation shown below):
Food cost	3,862	572	—	—	4,434
Labor and benefits	2,455	852	—	—	3,307
Operating expenses	90	633	—	(96)	627
General and administrative	701	118	7	(116)	710
Transaction costs	867	—	—	—	867
Stock compensation	—	—	—	—
Depreciation and amortization	370	111	—	—	481
Interest, net	671	(13)	—	—	658
Provision for disposition of assets	—	—	—	—	—
Asset write-down	—	—	—	—	—
Other, net	40	—	—	—	40
Total Costs and Expenses	9,056	2,273	7	(212)	11,124
(Loss) income before income taxes	(1,185)	952	—	—	(233)
(Benefit from) provision for income taxes	(447)	332	—	—	(115)
Equity in earnings (loss) of subsidiaries	620	—	—	(620)	—
NET (LOSS) INCOME	$(118)	$620	$—	$(620)	$(118)

Consolidating statement of operations from December 27, 2004 through September 21, 2005 (Predecessor):

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)
Revenue
Food Sales	$185,771	$57,675	$—	$—	$243,446
Franchise and Other Revenue	10,338	11,004	181	(5,180)	16,343
Total Revenues	196,109	68,679	181	(5,180)	259,789

Cost and Expenses
Cost of Sales (excluding depreciation shown below):
Food cost	55,976	14,000	—	—	69,976
Labor and benefits	59,481	22,871	—	—	82,352
Operating expenses	40,138	15,467	181	(2,348)	53,438
General and administrative	23,657	2,886	—	(2,832)	23,711
Transaction costs	4,632	—	—	—	4,632
Stock compensation	8,925	—	—	—	8,925
Depreciation and amortization	9,081	2,735	—	—	11,816
Interest, net	13,684	(304)	—	—	13,380
Provision for disposition of assets	(652)	134	—	—	(518)
Asset write-down	248	—	—	—	248
Other, net	(214)	—	—	—	(214)
Total Costs and Expenses	214,956	57,789	181	(5,180)	267,746
(Loss) income before income taxes	(18,847)	10,890	—	—	(7,957)
(Benefit from) provision for income taxes	(7,639)	3,822	—	—	(3,817)
Equity in earnings (loss) of subsidiaries	7,068	—	—	(7,068)	—
NET (LOSS) INCOME	$(4,140)	$7,068	$—	$(7,068)	$(4,140)

Consolidating statement of operations for the forty weeks ended October 3, 2004 (Predecessor):

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

Revenue
Food Sales	$184,691	$59,697	$—	$—	$244,388
Franchise and Other Revenue	9,943	11,357	381	(4,912)	16,769
Total Revenues	194,634	71,054	381	(4,912)	261,157

Cost and Expenses
Cost of Sales (excluding depreciation shown below):
Food cost	55,542	14,941	—	—	70,483
Labor and benefits	61,301	23,111	—	—	84,412
Operating expenses	36,324	16,256	—	(2,412)	50,168
General and administrative	23,325	2,579	378	(2,500)	23,782
Stock compensation	335	—	—	—	335
Depreciation and amortization	13,468	1,315	3	—	14,786
Interest, net	12,643	(207)	—	—	12,436
Provision for disposition of assets	320	—	—	—	320
Asset write-down	455	—	—	—	455
Other, net	(365)	—	—	—	(365)
Total Costs and Expenses	203,348	57,995	381	(4,912)	256,812
(Loss) income before income taxes	(8,714)	13,059	—	—	4,345
(Benefit from) provision for income taxes	(3,336)	4,570	—	—	1,234
Equity in earnings (loss) of subsidiaries	8,489	—	—	(8,489)	—
NET (LOSS) INCOME	$3,111	$8,489	$—	$(8,489)	$3,111

Consolidating balance sheet as of October 2, 2005 (Successor):

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

CURRENT ASSETS
Cash and cash equivalents	$4,260	$153	$(37)	$—	$4,376
Restricted cash – Marketing Fund	—	4,717	—	—	4,717
Receivables, less allowance for doubtful accounts	9,521	7	—	—	9,528
Inventories, net	7,449	400	—	—	7,849
Prepaid expenses and other current assets	25,914	217	—	—	26,131
Deferred income taxes	2,765	—	—	—	2,765
Total current assets	49,909	5,494	(37)	—	55,366

PROPERTY AND EQUIPMENT, net	34,730	7,812	—	—	42,542
GOODWILL	153,866	—	—	—	153,866
INTANGIBLE ASSETS, net	48,255	—	—	—	48,255
INVESTMENTS IN SUBSIDIARIES	50,738	—	—	(50,738)	—
DUE FROM TRC	—	44,194	39	(44,233)	—
DEFERRED INCOME TAXES	—	—	—	—	—
OTHER ASSETS	15,607	—	8	—	15,615
	$353,105	$57,500	$10	$(94,971)	$315,644

CURRENT LIABILITIES
Current maturities of long term debt	$303	$—	$—	$—	$303
Accounts payable	9,469	1,249	16	—	10,734
Franchise advertising contributions	3,907	—	—	—	3,907
Accrued expenses	28,481	5,503	4	—	33,988
Accrued income taxes	4,228	—	—	—	4,228
Total current liabilities	46,388	6,752	20	—	53,160

CAPITAL LEASE OBLIGATIONS	311	—	—	—	311
LONG TERM DEBT	190,029	—	—	—	190,029
DEFERRED TAX LIABILITIES	13,278	—	—	—	13,278
DUE TO TRCM	44,233	—	—	(44,233)	—
DUE TO PARENT	—	—	—	—	—
OTHER LIABILITIES	8,366	—	—	—	8,366

STOCKHOLDER'S INVESTMENT:
Common Stock	1	1	—	(1)	1
Additional paid-in capital	50,607	50,132	—	(50,132)	50,607
Other comprehensive income	10	—	—	—	10
Accumulated earnings (deficit)	(118)	615	(10)	(605)	(118)
Total stockholder's investment	50,500	50,748	(10)	(50,738)	50,500
	$353,105	$57,500	$10	$(94,971)	$315,644

Consolidating balance sheet as of December 26, 2004 (Predecessor):

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

CURRENT ASSETS
Cash and cash equivalents	$15,791	$2,201	$(4)	$—	$17,988
Restricted cash – Marketing Fund	2,053	3,800	—	—	5,853
Receivables, less allowance for doubtful accounts	10,268	—	—	—	10,268
Inventories, net	6,652	514	—	—	7,166
Prepaid expenses and other current assets	1,051	177	—	—	1,228
Deferred income taxes	2,579	—	—	—	2,579
Total current assets	38,394	6,692	(4)	—	45,082

PROPERTY AND EQUIPMENT, net	91,524	21,362	125	—	113,011
GOODWILL	57,961	—	—	—	57,961
INTANGIBLE ASSETS, net	6,609	—	—	—	6,609
INVESTMENTS IN SUBSIDIARIES	59,049	—	—	(59,049)	—
DUE FROM TRC	—	37,412	—	(37,412)	—
DEFERRED INCOME TAXES	7,880	—	—	—	7,880
OTHER ASSETS	6,983	250	9	—	7,242
	$268,400	$65,716	$130	$(96,461)	$237,785

CURRENT LIABILITIES
Current maturities of long term debt	$331	$—	$—	$—	$331
Accounts payable	8,187	1,786	7	—	9,980
Franchise advertising contributions	3,851	—	—	—	3,851
Accrued expenses	18,495	4,871	69	—	23,435
Accrued income taxes	—	—	—	—	—
Total current liabilities	30,864	6,657	76	—	37,597

CAPITAL LEASE OBLIGATIONS	537	—	—	—	537
LONG TERM DEBT	147,438	—	—	—	147,438
DEFERRED TAX LIABILITY	—	—	—	—	—
DUE TO TRCM	37,412	—	—	(37,412)	—
DUE TO PARENT	47,715	—	—	—	47,715
OTHER LIABILITIES	8,863	—	64	—	8,927

STOCKHOLDER'S INVESTMENT:
Common Stock	1	1	—	(1)	1
Additional paid-in capital	—	21,751	—	(21,751)	—
Other comprehensive income	75	—	—	—	75
Accumulated earnings (deficit)	(4,505)	37,307	(10)	(37,297)	(4,505)
Total stockholder's investment	(4,429)	59,059	(10)	(59,049)	(4,429)
	$268,400	$65,716	$130	$(96,461)	$237,785

Consolidating Statement of Cash Flows for the period September 22, 2005 through October 2, 2005 (Successor):

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(118)	$620	$—	$(620)	$(118)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiaries	(620)	—	—	620	—
Depreciation and amortization	370	111	—	—	481
Other non-cash income and expense items	(65)	—	—	—	(65)
Payments on notes receivable	73	—	—	—	73
Net changes in operating assets and liabilities	3,515	(20)	—	—	3,495
Total adjustments	3,273	91	—	620	3,984
Net cash (used in) provided by operating activities	3,155	711	—	—	3,866
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(327)	—	—	—	(327)
Acquisition of predecessor's business	(224,972)	—	—	—	(224,972)
Proceeds from sale of property and equipment	50	—	—	—	50
Intercompany activities	727	(727)	—	—	—
Net cash provided by investing activities	(224,522)	(727)	—	—	(225,249)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(4,000)	—	—	—	(4,000)
Proceeds from long-term debt	190,029	—	—	—	190,029
Debt issuance costs	(9,163)	—	—	—	(9,163)
Capital contribution from parent	44,107	—	—	—	44,107
Net cash used in financing activities	220,973	—	—	—	220,973
Net increase (decrease) in cash and cash equivalents	(394)	(16)	—	—	(410)

CASH AND CASH EQUIVALENTS:
Balance, at September 22, 2005	4,654	169	(37)	—	4,786
Balance, at October 2, 2005	$4,260	$153	$(37)	$—	$4,376

Consolidating Statement of Cash Flows for the period December 27, 2004 through September 21, 2005 (Predecessor):

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(4,140)	$7,068	$—	$(7,068)	$(4,140)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiaries	(7,068)	—	—	7,068	—
Depreciation and amortization	9,081	2,735	—	—	11,816
Other non-cash income and expense items	2,417	—	—	—	2,417
Payments on notes receivable	293	—	—	—	293
Provision for the disposition of assets	(652)	134	—	—	(518)
Asset write-down	248	—	—	—	248
Net changes in operating assets and liabilities	(19,242)	(485)	70	—	(19,657)
Total adjustments	(14,923)	2,384	70	7,068	(5,401)
Net cash (used in) provided by operating activities	(19,063)	9,452	70	—	(9,541)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(6,271)	—	—	—	(6,271)
Acquisition of business, excluding debt proceeds	—	—	—	—	—
Proceeds from sale of property and equipment	107,433	29,795	—	—	137,228
Intercompany activities	25,382	(25,279)	(103)	—	—
Net cash provided by investing activities	126,544	4,516	(103)	—	130,957
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligations	(254)	—	—	—	(254)
Payments on long-term debt	(148,009)	—	—	—	(148,009)
Proceeds from long-term debt	4,000	—	—	—	4,000
Proceeds for stock option redemption	9,645	—	—	—	9,645
Dividend to TRC	16,000	(16,000)	—	—	—
Net cash used in financing activities	(118,618)	(16,000)	—	—	(134,618)
Net increase (decrease) in cash and cash equivalents	(11,137)	(2,032)	(33)	—	(13,202)

CASH AND CASH EQUIVALENTS:
Balance, beginning of year	15,791	2,201	(4)	—	17,988
Balance, at September 21, 2005	$4,654	$169	$(37)	$—	$4,786

Consolidating Statement of Cash Flows for the forty-weeks ended October 3, 2004 (Predecessor):

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$3,111	$8,489	$—	$(8,489)	$3,111
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiaries	(8,489)	—	—	8,489	—
Depreciation and amortization	13,468	1,315	3	—	14,786
Other non-cash income and expense items	553	—	—	—	553
Payments on notes receivable	155	—	—	—	155
Provision for the disposition of assets	320	—	—	—	320
Asset write-down	455	—	—	—	455
Net changes in operating assets and liabilities	832	(2,350)	(12)	—	(1,530)
Total adjustments	7,294	(1,035)	(9)	8,489	14,739
Net cash (used in) provided by operating activities	10,405	7,454	(9)	—	17,850
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(9,696)	(251)	—	—	(9,947)
Proceeds from sale of property and equipment	1,777	—	—	—	1,777
Intercompany activities	7,522	(7,483)	(39)	—	—
Net cash provided by investing activities	(397)	(7,734)	(39)	—	(8,170)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligations	(359)	—	—	—	(359)
Net cash used in financing activities	(359)	—	—	—	(359)
Net increase (decrease) in cash and cash equivalents	9,649	(280)	(48)	—	9,321

CASH AND CASH EQUIVALENTS:
Balance, beginning of year	2,491	2,460	11	—	4,962
Balance, end of period	$12,140	$2,180	$(37)	$—	$14,283

(16)    Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the forty week period ended October 2, 2005 are as follows (in thousands):

Balance as of December 29, 2004	$57,961
Goodwill acquired during the year	153,866
Impairment losses	—
Goodwill of predecessor	(57,961)
Balance as of October 2, 2005	$153,866

The Company has historically allocated its Goodwill between the Restaurant and Franchise segments. The Company has engaged an independent appraiser to evaluate the amount of Goodwill to be allocated to each reportable segment. Once the appraiser has completed the evaluation of Goodwill, we will update our allocation of Goodwill accordingly.

In conjunction with the Acquisition, the Company estimated approximately $48,255,000 of identifiable intangible assets that represent the present value of estimated future royalty fee income. This amount is being amortized over the remaining lives of the franchise agreements, which is estimated to be 20 years. Amortization expense of identifiable intangible assets recorded in fiscal 2005 by the Predecessor was $481,000. Estimated amortization expense for the Successor is as follows (in thousands):

2005	$603
2006	2,413
2007	2,413
2008	2,413
2009	2,413

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Restaurant Company.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholder's investment and of cash flows present fairly, in all material respects, the financial position of The Restaurant Company and subsidiaries (the "Company") at December 26, 2004 and December 28, 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 26, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Memphis, Tennessee

August 31, 2005, except for Note 23

as to which the date is January 5, 2006

THE RESTAURANT COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 26, 2004	December 28, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,988	$4,962
Restricted cash	5,853	4,808
Trade receivables, less allowance for doubtful accounts of $1,279 and $1,003	10,268	10,647
Inventories, at the lower of first-in, first-out cost or market	7,166	6,199
Prepaid expenses and other current assets	1,228	1,597
Deferred income taxes	2,579	2,331
Total current assets	45,082	30,544
PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	113,011	122,779
GOODWILL	57,961	57,961
INTANGIBLE ASSETS, net of accumulated amortization of $5,914 and $5,265	6,609	7,981
DEFERRED INCOME TAXES	7,880	5,862
OTHER ASSETS	7,242	6,933
	$237,785	$232,060
LIABILITIES AND STOCKHOLDER'S INVESTMENT
CURRENT LIABILITIES:
Current maturities of capital lease obligations	$331	$466
Accounts payable	9,980	11,133
Franchisee advertising contributions	3,851	4,093
Accrued expenses	23,435	21,441
Total current liabilities	37,597	37,133
CAPITAL LEASE OBLIGATIONS, less current maturities	537	869
LONG-TERM DEBT	147,438	147,249
OTHER LIABILITIES	8,927	7,451
DUE TO PARENT	47,715	47,715
COMMITMENT AND CONTINGENCIES (Notes 5 and 11)
STOCKHOLDER'S INVESTMENT:
Common stock, $.01 par value, 100,000 shares authorized, 10,820 issued and outstanding	1	1
Accumulated Other Comprehensive Income	75	42
Retained Earnings	(4,505)	(8,400)
	(4,429)	(8,357)
	$237,785	$232,060

The accompanying notes are an integral part of these consolidated financial statements.

THE RESTAURANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Years Ended
	December 26, 2004	December 28, 2003	December 29, 2002
REVENUES:
Food sales	$319,737	$311,002	$315,256
Franchise and other revenue	21,604	21,640	22,200
Total Revenues	341,341	332,642	337,456
COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below)
Food cost	93,439	89,490	87,307
Labor and benefits	110,312	110,115	110,511
Operating expenses	64,397	64,283	65,892
General and administrative	31,395	29,077	30,961
Depreciation and amortization	18,866	20,184	24,953
(Benefit from) provision for disposition of assets, net	(109)	336	(628)
Lease Termination	—	761	—
Asset write-down	740	455	1,640
Interest, net	16,121	16,586	18,119
Other, net	(469)	(494)	(595)
Total Costs and Expenses	334,692	330,793	338,160
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,649	1,849	(704)
(PROVISION FOR) BENEFIT FROM INCOME TAXES	(1,504)	247	1,304
INCOME FROM CONTINUING OPERATIONS:	5,145	2,096	600
DISCONTINUED OPERATIONS:
Loss from discontinued operations of Sage Hen	—	(154)	(1,915)
Income tax benefit	—	58	720
LOSS FROM DISCONTINUED OPERATIONS	—	(96)	(1,195)
NET INCOME (LOSS)	$5,145	$2,000	$(595)

The accompanying notes are an integral part of these consolidated financial statements.

THE RESTAURANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S INVESTMENT
(in thousands)

	Common Stock	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Total
Balance at December 30, 2001	$1	—	($9,805)	($9,804)
Net Income	—	—	(595)	(595)
Balance at December 29, 2002	1	—	(10,400)	(10,399)
Net Income	—	—	2,000	2,000
Foreign Currency Translation Adjustment	—	42	—	42
Total comprehensive income	—	—	—	2,042
Balance at December 28, 2003	1	42	(8,400)	(8,357)
Distribution	—	—	(1,250)	(1,250)
Net Income	—	—	5,145	5,145
Foreign Currency Translation Adjustment	—	33	—	33
Total comprehensive income	—	—	—	5,178
Balance at December 26, 2004	$1	$75	$(4,505)	$(4,429)

The accompanying notes are an integral part of these consolidated financial statements.

THE RESTAURANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended
	December 26, 2004	December 28, 2003	December 29, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,145	$2,000	$(595)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,866	20,184	24,953
Accretion of Senior Discount Notes	—	7	25
Payments on notes receivable of franchise fees	268	302	407
(Benefit from) provision for disposition of assets	(109)	336	(628)
Asset write-down	740	455	1,640
Other non-cash income and expense items, net	752	594	498
Net changes in other operating assets and liabilities	(2,535)	(3,517)	(1,944)
Total adjustments	17,982	18,361	24,951
Net cash provided by operating activities	23,127	20,361	24,356
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(11,874)	(9,740)	(13,418)
Proceeds from sale of property and equipment	3,490	29	5,366
Net cash used in investing activities	(8,384)	(9,711)	(8,052)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligations	(467)	(648)	(992)
Payments on long-term debt	—	(14,603)	(44,750)
Proceeds from long-term debt	—	3,750	30,750
Distribution to RHC	(1,250)	—	—
Net cash used in financing activities	(1,717)	(11,501)	(14,992)
Net increase (decrease) in cash and cash equivalents	13,026	(851)	1,312
CASH AND CASH EQUIVALENTS:
Balance, beginning of year	4,962	5,813	4,501
Balance, end of year	$17,988	$4,962	$5,813

The accompanying notes are an integral part of these consolidated financial statements.

THE RESTAURANT COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 26, 2004

(1)    ORGANIZATION:

Organization

The Restaurant Company ("TRC," "Perkins" or the "Company") is a Delaware corporation and is a wholly-owned subsidiary of The Restaurant Holding Corporation ("RHC"). RHC is owned by Donald N. Smith ("Mr. Smith"), BancBoston Ventures, Inc. ("BBV"), a subsidiary of Fleet Boston Financial Corp., and others who own 70.0%, 21.0% and 9.0%, respectively.

Mr. Smith is also the Chairman of Friendly Ice Cream Corporation ("FICC"), which operates and franchises approximately 535 restaurants, located primarily in the northeastern United States.

We operate and franchise mid-scale restaurants that serve a wide variety of high quality, moderately priced breakfast, lunch, and dinner entrees and bakery products. TRC and its franchisees operate under the names "Perkins Restaurant and Bakery," "Perkins Family Restaurant," "Perkins Family Restaurant and Bakery" and "Perkins Restaurant." Our restaurants provide table service and are open seven days a week. The restaurants are located in 34 states with the largest number in Minnesota, Florida, Pennsylvania, Ohio, and Wisconsin. There are sixteen franchised restaurants located in Canada. We also offer cookie doughs, muffin batters, pancake mixes, pies and other food products for sale to restaurants operated by us and our franchisees and to bakery and food service distributors through Foxtail Foods ("Foxtail"), our manufacturing division.

TRC Realty LLC

TRC Realty LLC ("TRC Realty") is a 100% owned subsidiary of TRC. TRC Realty's sole purpose is the operation of an airplane that is used for business purposes of TRC.

Perkins Finance Corp.

Perkins Finance Corp. ("PFC") is a wholly-owned subsidiary of TRC, and was created solely to act as the co-issuer of our 10.125% Senior Notes. PFC has no operations and does not have any revenues or assets.

The Restaurant Company of Minnesota

On September 30, 2000, we contributed all of the restaurant, office and related assets owned by us and used in our operations in Minnesota and North Dakota and all of our trademarks and service marks to The Restaurant Company of Minnesota ("TRCM"), a newly created, wholly-owned subsidiary. TRCM was formed to conduct our operations in Minnesota and North Dakota as well as manage the rights and responsibilities related to the contributed trademarks and service marks. TRCM granted us a license to use, and the right to license others to use, the trademarks and service marks used in the Perkins system.

Predecessor Basis of Presentation

The accompanying financial statements include the consolidated results of TRC and subsidiaries for the fiscal years 2004, 2003 and 2002. The Company has also recorded ("push down") RHC's cost basis in the Company's net assets resulting from RHC's acquisition of 100% of the outstanding shares of the Company on December 22, 1999 (See Note 22). All material intercompany transactions have been eliminated in consolidation.

Certain prior year amounts have been reclassified to conform to current year presentation.

Accounting Reporting Period

Our financial reporting is based on thirteen four-week periods ending on the last Sunday in December. The first quarter includes four four-week periods. The first, second, third and fourth quarters of 2004 ended April 18, July 11, October 3, and December 26, respectively.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are cash and cash equivalents. At times, cash balances may be in excess of FDIC insurance limits. The Company has not experienced any losses with respect to bank balances in excess of government provided insurance.

Cash Equivalents

We consider all investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenue at Company-operated restaurants is recognized as customers pay for products at the time of sale. Revenue recognition at Foxtail occurs upon the shipment of product to the distributor.

Our franchisees are required to pay an initial fee to us when each franchise is granted. These fees are not recognized as income until the restaurants open. We also receive franchise royalties ranging from one to six percent of the gross sales of each franchised restaurant. These royalties are recorded as income in the period earned.

Advertising

We include the costs of advertising in operating expenses as incurred. Advertising expense was $12,006,000, $13,053,000 and $13,853,000 for the fiscal years 2004, 2003 and 2002, respectively.

Property and Equipment

Major renewals and betterments are capitalized; replacements and maintenance and repairs that do not extend the lives of the assets are charged to operations as incurred. Upon disposition, both the asset and the accumulated depreciation amounts are relieved, and the related gain or loss is credited or charged to the income statement.

Goodwill and Intangible Assets

As of December 31, 2001, we adopted Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets. Under SFAS 142, goodwill is no longer amortized but is tested for impairment using a fair value approach, at the "reporting unit" level. A reporting unit is the operating segment, or a business one level below that operating segment (the "component" level) if discrete financial information is prepared and regularly reviewed by management at the component level. We have determined that our operating segments are our reporting units under the provisions of SFAS 142.

SFAS 142 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. The fair value of each reporting unit is determined using a discounted cash flow analysis and comparative market multiples. If an impairment is indicated, then the fair value of the reporting unit's goodwill is determined by allocating the unit's fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill and other intangible assets is measured as the excess of its carrying value over its fair value. As required by SFAS No. 142, we completed a transitional impairment test for goodwill as of December 30, 2001 and also an impairment test as of December 26, 2004, December 28, 2003 and December 29, 2002. As a result of these tests, we did not record any impairment of our goodwill.

We amortize the cost of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment and written down to fair value as required.

Income Taxes

Deferred income taxes are provided for the tax effect of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. We use the asset and liability method to account for income taxes, which requires deferred taxes to be recorded at the statutory rate expected to be in effect when the taxes are paid. We record a valuation allowance to reduce deferred tax assets to the balance that is more likely than not to be realized.

Preopening Costs

In accordance with the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," we expense the costs of start-up activities as incurred.

Impairment of Long-Lived Assets

Pursuant to SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," we evaluate the recoverability of assets (including intangibles) when events and circumstances indicate that assets might be impaired. For such assets, we determine impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Where an indication of impairment exists, we generally estimate undiscounted future cash flows at the level of individual restaurants or manufacturing facilities. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Assets held for disposition are valued at the lower of historical cost, net of accumulated depreciation, or fair market value less disposition cost.

Insurance Accruals

We are self-insured up to certain limits for costs associated with workers' compensation claims, property claims and benefits paid under employee health care programs. At December 26, 2004 and December 28, 2003, we had total self-insurance accruals reflected in our balance sheet of approximately $5.7 million and $4.7 million, respectively.

We account for the worker's compensation costs primarily through actuarial methods, which develop estimates of the undiscounted liability for claims incurred, including those claims incurred but not reported. These methods provide estimates of future ultimate claim costs based on claims incurred as of the balance sheet date. We account for benefits paid under employee health care programs using historical lag information as the basis for estimating expenses incurred as of the balance sheet date.

Operating Leases

Rent expense for the Company's operating leases, some of which have escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term, as defined in SFAS No. 13,

"Accounting for Leases, as amended." The lease term begins when the Company has the right to control the use of the leased property, which may occur before rent payments are due under the terms of the lease. The difference between rent expense and rent paid is recorded as deferred rent and is included in accrued expenses in the consolidated balance sheets.

Stock Based Compensation

As more fully described in Note 13, the Company has provided a stock option plan for certain key employees. The company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), as amended. As permitted by SFAS 123, the Company continues to apply Accounting Principal Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations and recognizes compensation expense for its employee stock-based compensation plan under APB 25 as allowed by SFAS 123. Had compensation cost related to the Company's stock options been determined based on the fair value at grant dates for awards under the plan consistent with SFAS 123, the Company's net income for 2004, 2003 and 2002 would not have changed.

Perkins Marketing Fund

The Company has maintained a Marketing Fund to pool the resources of the Company and its franchisees for advertising purposes and to promote the Perkins brand in accordance with the system's advertising policy. Effective with the third quarter of 2003, the Company consolidated the Marketing Fund with TRC. Accordingly, the Company has recorded $5,853,000 and $4,808,000 as of December 26, 2004 and December 28, 2003, respectively, of restricted cash on its balance sheet that represents the funds contributed by TRC and the franchisees specifically for the purpose of advertising. The Company has also recorded liabilities of approximately $1,280,000 and $1,392,000 as of December 26, 2004 and December 28, 2003, respectively, for accrued advertising, which is included in accrued expenses on the accompanying balance sheet, and approximately $3,851,000 and $4,093,000 as of December 26, 2004 and December 28, 2003, respectively, which represents franchisee contributions for advertising services not yet provided. The results of operations of the Marketing Fund primarily consist of general and administrative expenses and interest income, both of which are immaterial to the Company as a whole.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal." In addition, the statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for fiscal years beginning after June 15, 2005. The Company does not believe that the implementation of this statement will have a material affect on the financial position or results of operations of the Company.

In December 2004, FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. This statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. This statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and shall be applied on a prospective basis. The Company has evaluated the impact of implementing SFAS No. 153 and has concluded that implementation of the statement will not have a material affect on the financial position or results of operations of the Company.

In December 2004, the FASB issued SFAS No. 123, Share Based Payments (revised 2004). This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. It requires entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. However, this statement provides certain exceptions to that measurement method if it is not possible to reasonably estimate the fair value of an award at the grant date. A nonpublic entity also may choose to measure its liabilities under share-based payment arrangements at intrinsic value. The statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from nonemployees in share-based payment transactions. This statement is effective for the Company with the beginning of the 2006 fiscal year. Currently, the Company does not anticipate that the implementation of the statement will have a material effect on the financial position or results of operations of the Company.

(3)	SUPPLEMENTAL CASH FLOW INFORMATION:

The decrease in cash and cash equivalents due to changes in operating assets and liabilities for the past three years consisted of the following (in thousands):

	December 26, 2004	December 28, 2003	December 29, 2002
(Increase) Decrease in:
Receivables	($705)	($1,511)	($1,994)
Inventories	(967)	(1,017)	148
Prepaid expenses and other current assets	274	379	652
Other assets	(1,469)	(1,283)	(1,279)
Increase (Decrease) in:
Accounts payable	(1,153)	(2,999)	1,032
Accrued expenses	730	2,506	(1,008)
Other liabilities	755	408	505
	($2,535)	($3,517)	($1,944)

Other supplemental cash flow information for the past three years consisted of the following (in thousands):

	December 26, 2004	December 28, 2003	December 29, 2002
Cash paid for interest	$15,555	$16,138	$17,124
Income taxes paid	4,487	1,281	3,063
Income tax refunds received	98	80	1,666

During 2004, the Company has converted approximately $97,000 of accounts receivable to long-term notes receivable.

(4)	PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following for the past two years (in thousands):

	December 26, 2004	December 28, 2003
Owned:
Land and land improvements	$38,090	$38,668
Buildings	97,940	97,780
Leasehold improvements	61,760	60,197
Equipment	108,479	103,359
Construction in progress	283	1,370
	306,552	301,374
Less — accumulated depreciation and amortization	(194,354)	(181,537)
	112,198	119,837
Property under Capital Lease:
Buildings	17,116	18,206
Less — accumulated amortization	(16,764)	(17,421)
	352	785
Assets Held for Sale	461	2,157
	$113,011	$122,779

Depreciation and amortization is computed primarily using the straight-line method over the estimated useful lives unless the assets relate to leased property, in which case, the amortization period is the shorter of the useful lives or the lease terms. A summary of the useful lives is as follows:

Years
Owned:
Land improvements	3 - 20
Buildings	20 - 30
Leasehold improvements	3 - 20
Equipment	1 - 7
Property under Capital Lease:
Buildings	20

As of December 26, 2004, we owned one property held for disposal with a total carrying value of $461,000. This property is currently vacant. The assets are reflected in the accompanying balance sheet at the lower of historical cost, net of accumulated depreciation, or fair market value less disposition costs. Depreciation is not recorded on assets held for sale. Related to this property, our results of operations include a loss of $58,000 for 2004, income of $32,000 for 2003 and a loss of $9,000 for 2002.

(5)	LEASES:

As of December 26, 2004, we operated 153 full-service restaurants as follows:

70 with both land and building leased 67 with both land and building owned 16 with only the land leased

As of December 26, 2004, we either leased or subleased thirteen properties to others as follows:

6 with both land and building leased 4 with both land and building owned 3 with only the land leased

Most of our restaurant leases have an initial term of 20 years and generally provide for two to four renewals of five years each. Certain leases provide for minimum payments plus a percentage of sales in excess of stipulated amounts.

Future minimum payments related to non-cancelable leases that have initial or remaining lease terms in excess of one year as of December 26, 2004 were as follows (in thousands):

	Lease Obligation
	Capital	Operating
2005	$398	$9,055
2006	312	8,932
2007	166	8,290
2008	113	7,528
2009	—	6,499
Thereafter	—	30,013
Total minimum lease payments	989	$70,317
Less:
Amounts representing interest	(121)
Capital lease obligations	$868

Future minimum gross rental revenue as of December 26, 2004, were as follows (in thousands):

	Amounts Receivable As
	Lessor	Sublessor
2005	$320	$824
2006	320	660
2007	291	660
2008	145	652
2009	151	612
Thereafter	442	2,489
Total minimum lease rentals	$1,669	$5,897

The net rental expense included in the accompanying Consolidated Statements of Income for operating leases was as follows for the past three years (in thousands):

	2004	2003	2002
Minimum rentals	$10,173	$9,941	$9,751
Contingent rentals	823	624	850
Less -- sublease rentals	(677)	(573)	(615)
	$10,319	$9,992	$9,986

Sublease rentals are recorded in other expenses in the accompanying Consolidated Statements of Income.

(6)	GOODWILL AND INTANGIBLE ASSETS:

The following schedule presents the carrying amount of goodwill attributable to each reportable operating segment and changes therein:

	Restaurants	Franchise	Manufacturing	Other	Total Company
Balance as of December 29, 2002	$24,401	$33,560	—	—	$57,961
Changes in the carrying amount	—	—	—	—	—
Balance as of December 28, 2003	$24,401	$33,560	—	—	$57,961
Changes in the carrying amount	—	—	—	—	—
Balance as of December 26, 2004	$24,401	$33,560	—	—	$57,961

In connection with adopting SFAS No. 142, we also reassessed the useful lives and the classification of our identifiable intangible assets other than goodwill and determined that they continue to be appropriate. The components of our intangible assets are as follows (in thousands):

	2004	2003
Present value of estimated future royalty fee income being amortized ratably over the remaining lives of the franchise agreements	$15,506	$15,676
Less — Accumulated Amortization	(8,897)	(7,695)
Total	$6,609	$7,981

Additionally, during 2004 we recorded an impairment charge of $136,000 related to intangible assets on specifically identifiable franchise locations that ceased operations.

Amortization expense for intangible assets was $1,202,000, $1,199,000 and $1,482,000 for 2004, 2003 and 2002, respectively. Estimated amortization expense for the five succeeding fiscal years is as follows (in thousands):

Estimated Amortization Expense
2005	$1,022
2006	879
2007	884
2008	617
2009	581

(7)	ACCRUED EXPENSES:

Accrued expenses consisted of the following (in thousands):

	2004	2003
Payroll and related benefits	$10,566	$8,734
Property, real estate and sales taxes	2,683	2,677
Insurance	1,480	1,257
Rent	1,669	1,351
Advertising	1,280	1,392
Stock based compensation	417	168
Other	5,340	5,862
	$23,435	$21,441

(8)	LONG-TERM DEBT:

Long-term debt consisted of the following (in thousands):

	2004	2003
10.125% Unsecured Senior Notes, due December 15, 2007	$129,516	$129,353
11.25% Unsecured Senior Discount Notes, due May 15, 2008	17,922	17,896
Revolving credit facility, due January 12, 2006	—	—
	147,438	147,249
Less current maturities	—	—
	$147,438	$147,249

We have outstanding $130,000,000 of 10.125% Unsecured Senior Notes (the "Notes") due December 15, 2007. Interest on the Notes is payable semi-annually on June 15 and December 15. The

Notes may be redeemed at any time at a redemption price of 101.688% through December 15, 2005. After December 15, 2005, the Notes may be redeemed at par.

We have a secured $25,000,000 revolving line of credit facility (the "Credit Facility") with a sub-limit for up to $7,500,000 of letters of credit. All amounts under the Credit Facility bear interest at floating rates based on the agent's base rate or Eurodollar rates as defined in the agreement. All indebtedness under the Credit Facility is collateralized by a first priority lien on substantially all of the assets of the Company. As of December 26, 2004, there were no borrowings and approximately $5,968,000 of letters of credit outstanding under the Credit Facility.

At April 20, 2003, we failed to meet the criteria of one of the financial covenants of the Credit Facility. On May 14, 2003, we executed an amendment to the Credit Facility that waived the April 20, 2003 covenant violation, reduced the requirements of the financial covenants and lowered the total amount available under the Credit Facility from $40,000,000 to $25,000,000. We executed an amendment to the Credit Facility on March 25, 2004 that reduced the requirements of the financial covenants at the end of the first quarter 2004 and thereafter. Effective December 20, 2004, we executed an amendment to extend the maturity of the Credit Facility to January 12, 2006 and to simplify the financial covenants. At December 26, 2004, we were in compliance with the requirements of the financial covenants.

We have outstanding $18,009,000 of 11.25% Senior Discount Notes (the "Discount Notes") maturing on May 15, 2008. On November 15, 2001, we elected to begin accruing cash interest on the Discount Notes. Cash interest is payable semi-annually on May 15 and November 15. On May 15, 2003, we redeemed $8,383,000 in principal on the Discount Notes at a redemption price of 105.625%. The Discount Notes may be redeemed at any time at a redemption price of 103.750% through May 15, 2005. On May 15, 2005, the redemption price decreases to 101.875%, and after May 15, 2006, the Discount Notes may be redeemed at par.

In connection with the issuance of the Notes, the Discount Notes and obtaining the Credit Facility, we incurred deferred financing costs of approximately $6,836,000 that are being amortized over the terms of the debt agreements. The unamortized balance of these costs was $1,487,000 as of December 26, 2004. Amortization of deferred financing costs of $662,000, $633,000 and $940,000 for 2004, 2003 and 2002, respectively, are included in interest, net in the accompany Consolidated Statements of Income.

Based on the borrowing rates currently available for debt with similar terms and maturities, the approximate fair market value of our long-term debt was as follows (in thousands):

	2004	2003
10.125% Unsecured Senior Notes	$130,654	$130,559
11.25% Unsecured Senior Discount Notes	18,087	18,196

Because our revolving line of credit borrowings bear interest at current market rates, we believe that any related liabilities reflected in the accompanying balance sheets approximated fair market value.

Pursuant to the Notes, the Discount Notes and the Credit Facility, we are subject to certain restrictions which limit additional indebtedness. Additionally, among other restrictions, the Credit Facility limits our capital expenditures and additional indebtedness and requires us to maintain specified financial ratios and a minimum level of annual earnings before interest, taxes, depreciation and amortization. At December 26, 2004, we were in compliance with all such requirements. A continuing default under the Credit Facility could result in a default under the Notes and the Discount Notes. In the event of such a default and under certain circumstances, the trustee or the holders of the Notes or the Discount Notes could then declare the respective notes due and payable immediately.

The Notes, the Discount Notes and the Credit Facility restrict our ability to pay dividends or distributions to our equity holders. If no default or event of default exists, we are generally allowed to pay dividends or distributions subject to all of the following restrictions:

1.    if at the time of such dividend or distribution we would have been allowed to incur at least $1.00 of additional indebtedness under fixed charge coverage ratio tests as defined in the 11.25% Senior Discount Note Indenture and the 10.125% Senior Note Indenture (the "Indentures").

2.    under the Discount Notes, if such dividend or distribution is less than the sum of 50% of consolidated net income from July 1, 1998 through the end of the most recent fiscal quarter plus 100% of any contribution to or net proceeds from issuance of our common equity plus additional dividends not to exceed $5 million after the date of the Indenture.

3.    under the Notes, in an aggregate amount after December 22, 1997 equal to 50% of positive net income, after tax distributions, from January 1, 1998 through the end of the most recently ended fiscal quarter plus additional dividends not to exceed $5 million after the date of the Indenture.

These available amounts are reduced by dividends paid as well as certain other restricted payments as defined in the Indentures.

We are a wholly owned subsidiary of RHC. On March 21, 2005, RHC announced that it had retained an investment bank to help RHC explore and evaluate a variety of financial and strategic alternatives for the Perkins Restaurant and Bakery chain. The outstanding common shares of RHC not owned by Mr. Smith (the "Minority Shares") are subject to an option to require RHC to redeem such shares at any time after December 22, 2004 at fair market value (the "Put"). As of December 31, 2004, the Minority Shares represented 30% of the outstanding common stock of RHC. By letter agreement, dated as of March 18, 2005, the holders of the Minority Shares agreed that they will not exercise the Put while RHC was exploring its strategic alternatives; however, if an agreement relating to a strategic transaction is not entered into by September 11, 2005 or a strategic transaction is not consummated by January 9, 2006, the holder's right to exercise the Put will be reinstated. Under such letter agreement, RHC has agreed that if no strategic transaction is consummated within such time period and the holders of the Minority Shares exercise their Put rights thereafter, then RHC will, pursuant to the terms of the Put, complete the purchase of the Minority Shares put by the holders. RHC has waived its right under the terms of the Put to commence a sale of the company to complete such purchase, but this waiver would apply only to the first time the holders of Minority Shares exercise their Put rights.

RHC has a management fee agreement dated as of December 22, 1999, with BancBoston Ventures, Inc. (BBV) whereby BBV provides certain consulting services to RHC. In consideration for these services, a fee of $250,000 accrued annually through 2004 and $1,250,000 was paid by RHC on December 22, 2004. During 2004, we declared and paid a dividend to RHC in the amount of $1,250,000 for the purpose of paying the management fee to BBV. Our payment of this dividend was in compliance with the dividend restrictions under the Notes, the Discount Notes and the Credit Facility.

Scheduled annual principal maturities of long-term debt for the five years subsequent to December 26, 2004, are as follows:

Amount
2005	$—
2006	—
2007	129,516
2008	17,922
2009	—
Thereafter	—
$147,438

No interest expense was capitalized in connection with our construction activities during 2004 and 2003. Interest expense capitalized equaled approximately $28,000 for the year ended December 29, 2002.

(9)	INCOME TAXES:

We file a consolidated Federal income tax return with RHC. For state purposes, each subsidiary generally files a separate return.

The following is a summary of the components of the provision for income taxes attributable to continuing operations for the past three years (in thousands):

	2004	2003	2002
Current:
Federal	$3,124	$1,853	$2,608
State and local	683	344	263
	3,807	2,197	2,871
Deferred:
Federal	(2,159)	(2,484)	(3,922)
State and local	(144)	40	(253)
	(2,303)	(2,444)	(4,175)
	$1,504	($247)	($1,304)

A reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate attributable to continuing operations is as follows:

	2004	2003	2002
Federal	34.2%	34.2%	34.2%
Federal income tax credits	(16.6)	(59.0)	177.7
State income taxes, net of Federal taxes	3.1	3.4	5.1
State deferred tax rate changes	—	6.3	—
Nondeductible expenses and other	1.9	1.7	(31.8)
	22.6%	(13.4)%	185.2%

The following is a summary of the significant components of our deferred tax position (in thousands):

	2004		2003
	Current	Noncurrent	Current	Noncurrent
Capital leases	$133	$75	$188	$34
Inventory	349	—	301	—
Accrued expenses and reserves	1,824	629	1,724	580
Property and equipment	—	9,029	—	8,347
State net operating loss	—	1,369	—	1,160
Deferred compensation and other	273	1,947	118	1,174
	2,579	13,049	2,331	11,295
Valuation allowance	—	(2,235)	—	(1,933)
Deferred tax assets	2,579	10,814	2,331	9,362
Intangibles and other	—	(2,934)	—	(3,500)
Deferred tax liabilities	—	(2,934)	—	(3,500)
	$2,579	$7,880	$2,331	$5,862

During 2004, the American Jobs Creation Act of 2004 ("Jobs Creation Act") was signed into law. Beginning in 2005, the Jobs Creation Act includes relief for domestic manufacturers by providing a tax deduction for qualified production activities. Generally, food processing is a qualified production activity. In addition, the Jobs Creation Act provides a shorter recovery period for both leasehold improvements and qualified restaurant property put into service during 2005. We do not believe that the provisions of the Jobs Creation Act will have a material impact on our effective rate in future periods.

(10)	RELATED PARTY TRANSACTIONS:

During 2004, 2003 and 2002, FICC purchased certain food products from Foxtail for which we were paid approximately $340,000, $322,000 and $463,000, respectively. We believe that the prices paid to us for these products were no less favorable than the prices that would have been paid for the same products by a non-affiliated party in an arm's length transaction.

FICC leases certain land, buildings and equipment from us. During 2004 and 2003, lease and sublease revenue was $69,000. During 2002, lease and sublease revenue was $68,000. We believe that the terms of the lease are no less favorable to us than could be obtained if the transaction was entered into with an unaffiliated third party.

In 1999, TRC Realty LLC leased an aircraft for use by both FICC and TRC. The operating lease on this aircraft was terminated and all associated costs of the termination were paid during the third quarter of 2003. During the lease, we shared with FICC the cost of TRC Realty LLC's generally fixed expenses. In addition, FICC and TRC incurred actual variable usage costs. Total expenses reimbursed by FICC for the fiscal years 2003 and 2002 were $304,000 and $448,000, respectively.

(11)	COMMITMENTS AND CONTINGENCIES:

We are a party to various legal proceedings in the ordinary course of business. We do not believe it is likely that these proceedings, either individually or in the aggregate, will have a material adverse effect on our consolidated financial statements.

During 2000, we entered into a separate agreement to guarantee fifty percent of borrowings up to a total guarantee of $1,500,000 for use by a franchisee to remodel and upgrade existing restaurants. As of December 26, 2004 and December 28, 2003, there were $3,000,000 in borrowings outstanding under this agreement of which $1,500,000 was guaranteed by us.

The majority of our franchise revenues are generated from franchisees owning individually less than five percent of total franchised restaurants, and, therefore, the loss of any one of these franchisees would not have a material impact on our results of operations. As of December 26, 2004, three franchisees, otherwise unaffiliated with the Company, owned 92 of the 333 franchised restaurants. These franchisees operated 41, 29 and 22 restaurants, respectively. Thirty-eight of these restaurants are located in Pennsylvania, 26 are located in Ohio and the remaining 28 are located across Wisconsin, Nebraska, Florida, Tennessee, New Jersey, Minnesota, South Dakota, Kentucky, Maryland, New York, Virginia, North Dakota, South Carolina and Michigan. During 2004, these three franchisees provided royalties and license fees of $2,431,000, $1,561,000 and $1,476,000, respectively.

Our predecessors entered into arrangements with several different parties which have reserved territorial rights under which specified payments are to be made by us based on a percentage of gross sales from certain restaurants and for new restaurants opened within certain geographic regions. During 2004, we paid an aggregate of $2,656,000 under such arrangements. Three such agreements are currently in effect. Of these, one expires in the year 2075 and covers an area within a twenty-five mile radius from a point within Wall Township, New Jersey, one covers Iowa and Wisconsin and expires upon the death of the beneficiary and the remaining agreement covering North Dakota, South Dakota and Nebraska remains in effect as long as we operate Perkins Restaurants and Bakeries in certain states.

Our ability to make scheduled payments of principal of, or to pay the interest or liquidated damages, if any, on, or to refinance, our indebtedness (including the Notes and the Discount Notes), or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under the Credit Facility, will be adequate to meet our liquidity needs for the foreseeable future. We may, however, need to refinance all or a portion of the principal of the Notes and the Discount Notes on or prior to maturity. There can be no assurance that we will generate sufficient cash flow from operations, or that future borrowings will be available under the Credit Facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. In addition, there can be no assurance that we will be able to effect any such refinancing on commercially reasonable terms or at all.

(12)	LONG-TERM INCENTIVE PLANS:

Effective January 1, 1999, we established a Deferred Compensation Plan under which our officers and key employees may defer specified percentages of their salaries, annual incentives and long-term compensation payments. We also make matching contributions of the lesser of 3% of eligible compensation or $6,000. Amounts deferred are excluded from the participants' taxable income and are held in trust with a bank, where the funds are invested at the direction of each participant. As of December 26, 2004, $4,261,000 is held in trust under the plan and is included in other long-term assets and liabilities in the accompanying consolidated balance sheets. We made matching contributions of $215,000, $203,000 and $234,000 for 2004, 2003 and 2002, respectively, which are recorded in general and administrative expenses in the accompanying Consolidated Statements of Income.

Investment income on the invested funds is taxable to us, and we are eligible for a tax deduction for compensation expense when the funds are distributed to the participants at retirement, cessation of employment or other specified events.

We established a Performance Unit Grant Plan under which a select group of key employees may receive awards of Performance Units based on financial performance criteria established by the Board of Directors at the time of grant. The Performance Unit Grant Plan is designed to retain and reward selected key employees by tying Performance Unit valuation to our growth valuation criteria. Each award is payable in cash and vests over a 3 year period at 33.3% per year. Upon exercise, up to 50% of vested award values may be transferred to the participant's Deferred Compensation Plan account. Unexercised awards expire on the tenth anniversary of grant. Compensation expense of $171,000, $23,000 and $134,000 for 2004, 2003 and 2002, respectively, was recorded and included in general and administrative expense in the accompanying Consolidated Statements of Income. Awards of $82,000 were paid in 2003 and no awards were paid in 2004 or 2002.

Our Supplemental Executive Retirement Income Plan (the "SERP") was established on July 1, 1999. Under the SERP, a contribution is made each year on behalf of one of our executives. The executive immediately vests in 33.3% of the contribution while vesting in the remaining 66.7% is discretionary based on the attainment of certain performance criteria. We contributed $82,000 and $123,000 for 2003 and 2002, respectively, which is recorded in general and administrative expenses in the accompanying Consolidated Statements of Income. This executive retired from the Company at the end of 2003. During 2004, we paid $358,000 in final distributions under the plan.

Effective April 1, 2004, The Restaurant Company Supplemental Executive Retirement Plan (the "New SERP") was established. The purpose of the New SERP is to provide additional compensation for a select group of management and highly compensated employees who contribute materially to the continued growth of the Company. Contributions to the New SERP are made at the discretion of the Company and participants generally vest in the contributions over a five-year period. During 2004, the Company made $355,000 in contributions under the New SERP, which is included in general and administrative expenses in the accompanying Consolidated Statements of Income.

(13)	STOCK OPTION PLAN:

On September 16, 2002, the Board of Directors of The Restaurant Holding Corporation approved The Restaurant Holding Corporation 2002 Stock Option Plan (the "Plan"). The Plan reserves stock options for grant in an amount up to 7.5% of the outstanding common shares of RHC. The stock option plan provides for the granting of either incentive or non-statutory stock options to certain key employees of the Company or certain key employees of an affiliate. Each award is divided equally between Base Option Shares and Performance Option Shares. All Base Option Shares vest with the passage of time and are scheduled to be fully vested as of December 31, 2007. The performance option shares vest on December 15, 2011 if the optionee's employment with the Company has not terminated. Vesting of the Performance Option Shares will accelerate if certain annual performance measures have been achieved by the Company. As of December 26, 2004, the performance measures have not been achieved for any year covered by the Plan and no accelerated vesting on the Performance Shares has been recognized by the Company. Upon the occurrence of a change of control event, as defined, the Base Shares and the Performance Shares immediately vest.

The Plan requires a fair value repurchase by RHC, funded by the Company, of vested Base and Performance Options or outstanding shares issued pursuant to the Plan on separation of the employee from the Company. Because of the aforementioned cash settlement feature, a liability is established related to the Plan based on the estimated fair value of RHC's shares at each balance sheet date times vested or proportionately vested options at each balance sheet date. An expense or a reduction in expense is recognized associated with the change in that liability balance.

Data concerning Base Option Shares and Performance Option follows:

	2004	2003	2002
Outstanding—beginning of year	54.0476	55.4919	—
Granted	23.6859	23.3752	55.4919
Forfeited/Exercised	(12.8214)	(24.8195)	—
Outstanding—end of year	64.9121	54.0476	55.4919

At December 26, 2004, 13.2639 shares were available under the Plan for future awards. We have recorded compensation expense in general and administrative expenses in the accompanying consolidated statements of income of $436,000, $19,000 and $265,000 for 2004, 2003 and 2002, respectively. A liability of $720,000 and $284,000 as of December 26, 2004 and December 28, 2003, respectively, is recorded to reflect the obligation of the Company with respect to the vested and proportionately vested options.

(14)	EMPLOYEE BENEFITS:

The Perkins Retirement Savings Plan (the "Plan") as amended and restated effective January 1, 1992, was established for the benefit of all eligible employees, both hourly and salaried. All participating employees at December 31, 1991 remained eligible to participate in the Plan. All other employees of TRC and TRC Realty LLC who have satisfied the participation requirements are eligible for participation in the Plan provided they (i) have attained the age of 21 and (ii) have completed one Year of Service, as defined, during which they have been credited with a minimum of 1,000 Hours of Service.

Participants may elect to defer from 1% to 15% of their annual eligible compensation subject to Internal Revenue Code ("IRC") regulated maximums. We may make a matching contribution equal to a percentage of the amount deferred by the participant or a specified dollar amount as determined each year by the Board of Directors. During 2004, 2003 and 2002, we elected to match contributions at a rate of 25% up to the first 6% deferred by each participant. Our matching contributions to the Plan for each of the years 2004, 2003, and 2002 were $282,000, $474,000, and $517,000, respectively. During 2004, we elected to pay an additional matching contribution of $270,000, which was accrued as of December 26, 2004 and subsequently paid in February 2005.

Participants are always 100% vested in their salary deferral accounts and qualified rollover accounts. Vesting in the employer matching account is based on qualifying Years of Service. A participant vests 60% in the employer matching account after three years, 80% after four years and 100% after five years.

(15)	ASSET WRITE-DOWNS:

During 2004, we determined that impairment existed with respect to three company owned restaurants. This determination was made based on our projections that the future cash flows of these restaurants would not exceed the present carrying value of the assets. Accordingly, we recorded an impairment charge of approximately $604,000 to adjust the assets of these restaurants to fair value. Additionally, we recorded an impairment charge of $136,000 related to intangible assets on specifically identifiable franchise locations that ceased operations.

During 2003, we determined that impairment existed with respect to two company owned restaurants. This determination was made based on our projections that the future cash flows of these restaurants would not exceed the present carrying value of the assets. Accordingly, we recorded an impairment charge of approximately $455,000 to adjust the assets of these restaurants to fair value.

During 2002, we determined that impairment existed with respect to two Company-operated restaurants. This determination was made based on our projections that the future cash flows of these restaurants would not exceed the present carrying value of the assets. Accordingly, we recorded an impairment charge of approximately $1,640,000 to adjust the assets of these restaurants to fair value.

(16)	SEGMENT REPORTING:

We have three primary operating segments: restaurants, franchise and manufacturing. The restaurant operating segment includes Company-operated restaurants. The franchise operating segment includes revenues and expenses directly allocable to franchised restaurants. The manufacturing segment consists of Foxtail.

Revenues for the restaurant segment result from the sale of menu products at Perkins restaurants we operate. Revenues for the franchise segment consist primarily of initial franchise fees and royalty income earned as a result of operation of franchise restaurants. Revenues for the manufacturing segment are generated by the sale of food products to restaurants we operate and franchisees through third-party distributors, as well as customers outside the Perkins system. Foxtail's sales to Company-operated restaurants are eliminated for external reporting purposes.

The following presents revenues and other financial information, attributable to continuing operations, by business segment (in thousands):

	Restaurants	Franchise	Manufacturing	Other	Totals
2004:
Revenues from external customers	$281,292	$21,604	$38,445	—	$341,341
Intersegment revenues	—	—	9,420	—	9,420
Interest expense, net	—	—	—	16,121	16,121
Depreciation and amortization	13,454	—	936	4,476	18,866
Segment profit (loss)	29,240	18,871	5,949	(48,915)	5,145
Segment assets	128,713	54,209	17,392	37,471	237,785
Goodwill	24,092	33,869	—	—	57,961
Expenditures for segment assets	7,531	—	3,549	794	11,874

	Restaurants	Franchise	Manufacturing	Other	Totals
2003:
Revenues from external customers	$276,860	$21,336	$34,142	$304	$332,642
Intersegment revenues	—	—	9,801	—	9,801
Interest expense, net	—	—	—	16,586	16,586
Depreciation and amortization	14,397	—	921	4,866	20,184
Segment profit (loss)	21,197	18,623	8,210	(45,934)	2,096
Segment assets	136,406	41,879	13,381	40,394	232,060
Goodwill	24,092	33,869	—	—	57,961
Expenditures for segment assets	7,599	—	1,107	1,034	9,740

	Restaurants	Franchise	Manufacturing	Other	Totals
2002:
Revenues from external customers	$281,323	$21,752	$33,933	$448	$337,456
Intersegment revenues	—	—	9,689	—	9,689
Interest expense, net	—	—	—	18,119	18,119
Depreciation and amortization	16,040	180	1,002	7,731	24,953
Segment profit (loss)	25,174	18,329	7,901	(50,804)	600
Segment assets	145,354	42,159	11,791	41,420	240,724
Goodwill	24,545	33,869	—	—	58,414
Expenditures for segment assets	12,414	—	389	615	13,418

We evaluate the performance of our segments based primarily on operating profit before corporate general and administrative expenses, interest expense, amortization of goodwill and income taxes.

Assets included in the Other operating segment primarily include cash, corporate accounts receivable and deferred taxes.

The components of the other segment loss is as follows (in thousands):

	2004	2003	2002
General and administrative expenses	$26,928	$24,507	$26,065
Depreciation and amortization expenses	4,476	4,866	7,731
Asset write-down	740	455	1,640
Lease termination	—	761	—
(Benefit from) provision for disposition of assets, net	(109)	336	(628)
Interest expense	16,121	16,586	18,119
Provision for income taxes	1,504	(247)	(1,304)
Other	(745)	(1,280)	(819)
	$48,915	$45,984	$50,804

(17)	ACQUIRED RESTAURANT OPERATIONS:

Effective December 1, 2003, we leased two restaurants from a franchisee in Florida for a period of five years. These restaurants' operations for 2004 and the last four-week period of 2003 are included in the accompanying financial statements. Also effective December 1, 2003, we entered into a management contract to operate one franchisee restaurant located in Florida for a period of one year. This contract was renewed during 2004 for an additional one-year period. In accordance with the contract, we will operate the store and are responsible for the profit or loss generated by the store. This contract did not meet the requirements under accounting principles generally accepted in the United States of America for consolidation into our financial statements. Therefore, only our management fee income or expense related to this restaurant's profit or loss is recorded in the Franchise segment of our financial statements.

(18)	ASSET DISPOSITIONS:

During 2004, we recorded a net gain of $109,000 related to the disposition of assets. This amount primarily related to the disposition of five properties owned by us that were sold during 2004.

During 2003, we recorded a net loss of $336,000 related to the disposition of assets. This amount includes a loss of $190,000 on the disposal of assets related to the lease termination of the corporate aircraft and a loss of approximately $95,000 related to the disposition of automobiles in conjunction with amending our corporate fleet automobile program.

During 2002, we recorded a net gain of $628,000 related to the disposition of assets. This amount includes a $920,000 net gain related to the sale of six restaurant properties during the year.

(19)	DISCONTINUED OPERATIONS:

In 2001, the Company opened two restaurants, known as Sage Hen, as a test of a new concept for an upscale breakfast restaurant. Due to poor performance, by the end of 2002, all of the restaurants operations had ceased with the exception of an operating lease on one of the stores, for which the Company is obligated until July 31, 2011. In the third quarter of 2002, the Company determined that impairment existed with respect to the two Sage Hen restaurants. This determination was made based on projections that indicated that the future cash flows of these restaurants would not exceed the carrying value of the assets. Accordingly, an impairment charge of approximately $1,026,000 was recorded to adjust the book value of the assets to an estimate of their fair value of $100,000. These remaining assets were subsequently moved to other Company locations and depreciated. At the time of closure, we recorded a liability of $282,000, which represented the estimated present value of the remaining lease obligation, net of expected sub-rentals. During 2003, we charged lease payments of approximately $182,000 against this liability. In the fourth quarter of 2003, we entered into a sublease for this property and recorded a change in estimate and increased the fair value of the liability by an additional $154,000. During 2004, we reduced the liability by lease payments of $185,000, net of rental receipts of $100,000.

Components of the loss on discontinued operations consisted of the following:

	2003	2002
Food sales	—	$1,702
Cost of sales	—	2,138
Depreciation and amortization	—	171
Lease termination charge	154	282
Asset write-down	—	1,026
Income tax benefit	58	720
Loss on discontinued operations	($96)	($1,195)

(20)	COMPREHENSIVE INCOME:

Comprehensive income includes net income and foreign currency translation adjustments. Total comprehensive income for the years ended December 26, 2004 and December 28, 2003 was $5,178,000 and $2,042,000 respectively, which included the effect of gains from translation adjustments of approximately $33,000 and $42,000, respectively.

(21)	SUBSEQUENT EVENTS:

On April 13, 2005, we entered into a commitment letter ("Commitment") with a subsidiary of Trustreet Properties, Inc. ("Trustreet") pursuant to which we will sell to Trustreet and simultaneously lease back from Trustreet up to 68 of our owned properties which are currently operated by us as "Perkins Restaurant and Bakery" restaurants (each, a "Property" and collectively, the "Properties"). The sale and lease back of each Property is conditioned on, among other things, the negotiation and execution by us and Trustreet of mutually agreeable definitive purchase and lease agreements, each on the terms specified in the Commitment. The aggregate purchase price for the Properties will be $137,500,000, and the lease agreements will each have terms of between 17 and 20 years with two successive ten-year renewal options. We currently expect to close the transactions contemplated in the Commitment no more than 60 days after the execution of the Commitment.

We currently expect to use the net proceeds from the sale of the Properties along with other monies provided by us to effect the covenant defeasance and subsequent redemption of (i) all of our outstanding 10.125% Unsecured Senior Notes under the indenture dated as of December 22, 1997, among Perkins Family Restaurants, L.P., Perkins Finance Corp. (to which we are successor in interest) and State Street Bank and Trust Company, as Trustee, and (ii) all of our outstanding 11.25% Senior Discount Notes under the indenture dated as of May 18, 1998, between us and State Street Bank and Trust Company, as Trustee.

(22)	PUSH DOWN ACCOUNTING:

On December 22, 1999, through a series of transactions, RHC acquired 100% of the outstanding shares of the Company (the "RHC Acquisition") accounted for as a purchase business combination. The Company's reporting obligations under the 34 Act related to its private offering of 10.125% Unsecured Senior Notes, due December 15, 2007 (the "Senior Notes") and its 11.25% Unsecured Senior Discount Notes, due May 15, 2008 (the "Discount Notes") were not affected by the RHC Acquisition. As allowed pursuant to SEC staff accounting bulletin (SAB), Topic 5-J, the Company was exempted from recording ("pushing down") RHC's cost basis to the Company's net assets due to its continuing reporting obligations pursuant to the Notes and the Discount Notes indentures.

On August 1, 2005, the Company redeemed the Notes and the Discount Notes (the "Redemption"). The Company has determined that, absent its reporting obligations under the Notes and the Discount Notes, the Company is no longer exempt and is now required to pushdown RHC's basis resulting from the RHC Acquisition to the financial statements of the Company. Such push down has been recorded retroactively to the RHC Acquisition date.

The significant adjustments outlined below (in thousands), reflects the step-up related to the RHC Acquisition on the consolidated balance sheet of the Company as of December 30, 2001:

Balance Sheet Data:
Allocation of step-up of net assets:
Property and equipment, net of accumulated depreciation of $6,936	$9,442
Definite lived intangibles, net of accumulated amortization of $1,442	5,103
Goodwill, net of accumulated amortization of $1,672	31,379
Long-term debt	1,137
Deferred taxes	(6,303)
Due to parent	(47,715)
Accumulated losses (a)	(6,957)

(a)	Represents the net after tax impact of the depreciatiion and amortization of the step-up in basis of the net assets acquired subsequent to the RHC Acquisition in July 1999.

(23)    Condensed Consolidated Financial Information

On September 21, 2005 the Company issued $190 million principal amount of its 10% Senior Notes. All existing consolidated subsidiaries of the Company are 100% owned and provide a joint and several, full and unconditional guarantee of the securities. There are no significant restrictions on the Company's ability to obtain funds from any of the guarantor subsidiaries in the form of a dividend or loan. Additionally, there are no significant restrictions on the guarantor subsidiary's ability to obtain funds from the Company or its direct subsidiaries.

The following condensed consolidating balance sheets, statements of operations and statements of cash flows are provided for the parent company and all guarantor subsidiaries. The information has been presented as if the parent company accounted for its ownership of the guarantor subsidiaries using the equity method of accounting.

Consolidating balance sheet as of December 26, 2004:

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)
CURRENT ASSETS
Cash and cash equivalents	$15,791	$2,201	$(4)	$—	$17,988
Restricted cash – Marketing Fund	2,053	3,800	—	—	5,853
Receivables, less allowance for doubtful accounts	10,268	—	—	—	10,268
Inventories, net	6,652	514	—	—	7,166
Prepaid expenses and other current assets	1,051	177	—	—	1,228
Deferred income taxes	2,579	—	—	—	2,579
Total current assets	38,394	6,692	(4)	—	45,082
PROPERTY AND EQUIPMENT, net	91,524	21,362	125	—	113,011
GOODWILL	57,961	—	—	—	57,961
INTANGIBLE ASSETS, net	6,609	—	—	—	6,609
INVESTMENTS IN SUBSIDIARIES	59,049	—	—	(59,049)	—
DUE FROM TRC	—	37,412	—	(37,412)	—
DEFERRED INCOME TAXES	7,880	—	—	—	7,880
OTHER ASSETS	6,983	250	9	—	7,242
	$268,400	$65,716	$130	$(96,461)	$237,785
CURRENT LIABILITIES
Current maturities of long term debt	$331	$—	$—	$—	$331
Accounts payable	8,187	1,786	7	—	9,980
Franchise advertising contributions	3,851	—	—	—	3,851
Accrued expenses	18,495	4,871	69	—	23,435
Accrued income taxes	—	—	—	—	—
Total current liabilities	30,864	6,657	76	—	37,597
CAPITAL LEASE OBLIGATIONS	537	—	—	—	537
LONG TERM DEBT	147,438	—	—	—	147,438
DEFERRED TAX LIABILITY	—	—	—	—	—
DUE TO TRCM	37,412	—	—	(37,412)	—
DUE TO PARENT	47,715	—	—	—	47,715
OTHER LIABILITIES	8,863	—	64	—	8,927
STOCKHOLDER'S INVESTMENT:
Common Stock	1	1	—	(1)	1
Additional paid-in capital	—	21,751	—	(21,751)	—
Other comprehensive income	75	—	—	—	75
Accumulated earnings (deficit)	(4,505)	37,307	(10)	(37,297)	(4,505)
Total stockholder's investment	(4,429)	59,059	(10)	(59,049)	(4,429)
	$268,400	$65,716	$130	$(96,461)	$237,785

Consolidating balance sheet as of December 28, 2003:

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

CURRENT ASSETS
Cash and cash equivalents	$2,491	$2,460	$11	$—	$4,962
Restricted cash – Marketing Fund	1,789	3,019	—	—	4,808
Receivables, less allowance for doubtful accounts	10,485	162		—	10,647
Inventories, net	5,645	554	—	—	6,199
Prepaid expenses and other current assets	1,429	168	—	—	1,597
Deferred income taxes	2,331	—	—	—	2,331
Total current assets	24,170	6,363	11	—	30,544

PROPERTY AND EQUIPMENT, net	99,502	23,277	—	—	122,779
GOODWILL	57,961	—	—	—	57,961
INTANGIBLE ASSETS, net	7,981	—	—	—	7,981
INVESTMENTS IN SUBSIDIARIES	48,736	—	—	(48,736)	—
DUE FROM TRC	—	28,055	121	(28,176)	—
DEFERRED INCOME TAXES	5,862	—	—	—	5,862
OTHER ASSETS	6,673	251	9	—	6,933
	$250,885	$57,946	$141	$(76,912)	$232,060

CURRENT LIABILITIES
Current maturities of long term debt	$466	$—	$—	$—	$466
Accounts payable	3,866	7,157	110	—	11,133
Franchise advertising contributions	4,093	—	—	—	4,093
Accrued expenses	19,357	2,043	41	—	21,441
Accrued income taxes	—	—	—	—	—
Total current liabilities	27,782	9,200	151	—	37,133

CAPITAL LEASE OBLIGATIONS	869	—	—	—	869
LONG TERM DEBT	147,249	—	—	—	147,249
OTHER LIABILITIES	7,451	—	—	—	7,451
DUE TO TRCM / TRC REALTY	28,176	—	—	(28,176)	—
DUE TO PARENT	47,715	—	—	—	47,715
				—
STOCKHOLDER'S INVESTMENT:				—
Common Stock	1	1	—	(1)	1
Additional paid-in capital	—	21,751	—	(21,751)	—
Other comprehensive income	42	—	—	—	42
Accumulated earnings (deficit)	(8,400)	26,994	(10)	(26,984)	(8,400)
Total stockholder's investment	(8,357)	48,746	(10)	(48,736)	(8,357)
	$250,885	$57,946	$141	$(76,912)	$232,060

Consolidating statement of operations for the year ended December 26, 2004:

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

Revenue
Food Sales	$242,667	$77,070	$—	$—	$319,737
Franchise and Other Revenue	13,174	14,759	525	(6,854)	21,604
Total Revenues	255,841	91,829	525	(6,854)	341,341

Cost and Expenses
Cost of Sales (excluding depreciation shown below):
Food cost	74,102	19,337	—	—	93,439
Labor and benefits	80,396	29,916	—	—	110,312
Operating expenses	47,641	19,345	525	(3,114)	64,397
General and administrative	31,274	3,861	—	(3,740)	31,395
Stock compensation	—	—	—	—
Depreciation and amortization	15,183	3,683	—	—	18,866
Provision for disposition of assets	(109)	—	—	—	(109)
Asset write-down	740	—	—	—	740
Interest, net	16,419	(298)	—	—	16,121
Other, net	(469)	—	—	—	(469)
Total Costs and Expenses	265,177	75,844	525	(6,854)	334,692
(Loss) income before income taxes	(9,336)	15,985	—	—	6,649
(Benefit from) provision for income taxes	(4,168)	5,672	—	—	1,504
Equity in earnings (loss) of subsidiaries	10,313	—	—	(10,313)	—
NET (LOSS) INCOME	$5,145	$10,313	$—	$(10,313)	$5,145

Consolidating statement of operations for the year ended December 28, 2003:

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

Revenue
Food Sales	$233,459	$77,543	$—	$—	$311,002
Franchise and Other Revenue	12,207	14,720	1,153	(6,440)	21,640
Total Revenues	245,666	92,263	1,153	(6,440)	332,642

Cost and Expenses
Cost of Sales (excluding depreciation shown below):
Food cost	69,629	19,861	—	—	89,490
Labor and benefits	79,673	30,442	—	—	110,115
Operating expenses	46,208	21,205	—	(3,130)	64,283
General and administrative	27,823	3,411	1,153	(3,310)	29,077
Depreciation and amortization	16,164	4,020	—	—	20,184
Provision for disposition of assets	186	150	—	—	336
Lease termination	761	—	—	—	761
Asset write-down	455	—	—	—	455
Interest, net	16,844	(258)	—	—	16,586
Other, net	(494)	—	—	—	(494)
Total Costs and Expenses	257,249	78,831	1,153	(6,440)	330,793
(Loss) income before income taxes	(11,583)	13,432	—	—	1,849
(Benefit from) provision for income taxes	(4,961)	4,714	—	—	(247)
Equity in earnings (loss) of subsidiaries	8,718	—	—	(8,718)	—
Income (loss) from continuing operations	2,096	8,718	—	(8,718)	2,096
Discontinued Operations:
Loss from discontinued operations of Sage Hen	(154)	—	—	—	(154)
Income tax benefit	58	—	—	—	58
Loss from discontinued operations	(96)	—	—	—	(96)
NET (LOSS) INCOME	$2,000	$8,718	—	(8,718)	$2,000

Consolidating statement of operations for the year ended December 29, 2002:

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

Revenue
Food Sales	$236,375	$78,881	$—		$315,256
Franchise and Other Revenue	12,866	14,779	1,551	(6,996)	22,200
Total Revenues	249,241	93,660	1,551	(6,996)	337,456

Cost and Expenses
Cost of Sales (excluding depreciation shown below):
Food cost	68,051	19,256	—	—	87,307
Labor and benefits	79,606	30,905	—	—	110,511
Operating expenses	47,938	21,142	—	(3,188)	65,892
General and administrative	29,413	3,806	1,550	(3,808)	30,961
Lease termination	—	—	—	—	—
Depreciation and amortization	20,311	4,641	1	—	24,953
Provision for disposition of assets	(1,017)	389	—	—	(628)
Asset write-down	1,640	—	—	—	1,640
Interest, net	18,193	(74)	—	—	18,119
Other, net	(595)	—	—	—	(595)
Total Costs and Expenses	263,540	80,065	1,551	(6,996)	338,160
(Loss) income before income taxes	(14,299)	13,595	—	—	(704)
(Benefit from) provision for income taxes	(5,763)	4,459	—	—	(1,304)
Equity in earnings (loss) of subsidiaries	9,136	—	—	(9,136)	—
Income (loss) from continuing operations	600	9,136	—	(9,136)	600
Discontinued Operations:
Loss from discontinued operations of Sage Hen	(1,915)	—	—	—	(1,915)
Income tax benefit	720	—	—	—	720
Loss from discontinued operations	(1,195)	—	—	—	(1,195)
NET (LOSS) INCOME	$(595)	$9,136	$—	$(9,136)	$(595)

Consolidating Statement of Cash Flows for the year ended December 26, 2004:

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$5,145	$10,313	$—	$(10,313)	$5,145
Adjustments to reconcile net income to net cash provided by operating activities
Equity in earnings of subsidiaries	(10,313)	—	—	10,313
Depreciation and amortization	15,183	3,683	—	—	18,866
Payments on notes receivable	268	—	—	—	268
Provision for the disposition of assets	(109)	—	—	—	(109)
Asset write-down	740	—	—	—	740
Other non-cash income and expense items	752	—	—	—	752
Net changes in operating assets and liabilities	610	(3,130)	(15)	—	(2,535)
Total adjustments	7,131	553	(15)	10,313	17,982
Net cash (used in) provided by operating activities	12,276	10,866	(15)	—	23,127

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for property and equipment	(10,106)	(1,768)	—	—	(11,874)
Acquisition of business, excluding debt proceeds	—	—	—	—	—
Proceeds from sale of property and equipment	3,490	—	—	—	3,490
Intercompany activities	9,357	(9,357)	—	—	—
Net cash provided by investing activities	2,741	(11,125)	—	—	(8,384)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments under capital lease obligations	(467)	—	—	—	(467)
Payments on long-term debt	—	—	—	—	—
Proceeds from long-term debt	—	—	—	—	—
Distribution to RHC	(1,250)	—	—	—	(1,250)
Net cash used in financing activities	(1,717)	—	—	—	(1,717)
Net increase (decrease) in cash and cash equivalents	13,300	(259)	(15)	—	13,026

CASH AND CASH EQUIVALENTS
Balance, beginning of year	2,491	2,460	11	—	4,962
Balance, end of year	$15,791	$2,201	$(4)	$—	$17,988

Consolidating Statement of Cash Flows for the year ended December 28, 2003:

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$2,000	$8,718	$—	$(8,718)	$2,000
Adjustments to reconcile net income to net cash
Provided by operating activities
Equity in earnings of subsidiaries	(8,718)	—	—	8,718	—
Depreciation and amortization	16,164	4,020	—	—	20,184
Accretion of senior discount notes	7	—	—	—	7
Payments on notes receivable	302	—	—	—	302
Provision for the disposition of assets	186	150	—	—	336
Asset write-down	455	—	—	—	455
Other non-cash income and expense items	594	—	—	—	594
Net changes in operating assets and liabilities	(8,462)	5,008	(63)	—	(3,517)
Total adjustments	528	9,178	(63)	8,718	18,361
Net cash (used in) provided by operating activities	2,528	17,896	(63)	—	20,361

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for property and equipment	(7,572)	(2,168)	—	—	(9,740)
Proceeds from sale of property and equipment	29	—	—	—	29
Intercompany activities	13,414	(13,414)	—	—	—
Net cash provided by investing activities	5,871	(15,582)	—	—	(9,711)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments under capital lease obligations	(648)	—	—	—	(648)
Payments on long-term debt	(14,603)	—	—	—	(14,603)
Proceeds from long-term debt	3,750	—	—	—	3,750
Net cash used in financing activities	(11,501)	—	—	—	(11,501)
Net increase (decrease) in cash and cash equivalents	(3,102)	2,314	(63)	—	(851)

CASH AND CASH EQUIVALENTS
Balance, beginning of year	5,593	146	74	—	5,813
Balance, end of year	$2,491	$2,460	$11	$—	$4,962

Consolidating Statement of Cash Flows for the year ended December 29, 2002:

	TRC	TRCM	Other Guarantors	Eliminations	Consolidated TRC
	(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(595)	$9,136	$—	$(9,136)	$(595)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiaries	(9,136)	—	—	9,136	—
Depreciation and amortization	20,311	4,641	1	—	24,953
Accretion of senior discount notes	25	—	—	—	25
Payments on notes receivable	407	—	—	—	407
Provision for the disposition of assets	(1,017)	389	—	—	(628)
Asset write-down	1,640	—	—	—	1,640
Other non-cash income and expense items	498	—	—	—	498
Net changes in operating assets and liabilities	(1,895)	(3)	(46)	—	(1,944)
Total adjustments	10,833	5,027	(45)	9,136	24,951
Net cash (used in) provided by operating activities	10,238	14,163	(45)	—	24,356

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for property and equipment	(9,300)	(4,118)	—	—	(13,418)
Proceeds from sale of property and equipment	5,366	—	—	—	5,366
Intercompany activities	2,806	(2,806)	—	—	—
Net cash provided by investing activities	(1,128)	(6,924)	—	—	(8,052)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments under capital lease obligations	(992)	—	—	—	(992)
Payments on long-term debt	(44,750)	—	—	—	(44,750)
Proceeds from long-term debt	30,750	—	—	—	30,750
Distribution to TRC	8,000	(8,000)	—	—	—
Net cash used in financing activities	(6,992)	(8,000)	—	—	(14,992)
Net increase (decrease) in cash and cash equivalents	2,118	(761)	(45)	—	1,312

CASH AND CASH EQUIVALENTS
Balance, beginning of year	3,475	907	119	—	4,501
Balance, end of year	$5,593	$146	$74	$—	$5,813

THE RESTAURANT COMPANY AND SUBSIDIARIES
QUARTERLY FINANCIAL INFORMATION
(UNAUDITED)
(IN THOUSANDS)

2004 (b)	Revenues	Gross Profit (a)	Net Income
1st Quarter	$105,117	$22,380	$490
2nd Quarter	77,672	16,806	1,380
3rd Quarter	78,368	16,908	1,241
4th Quarter	80,184	17,099	2,034
	$341,341	$73,193	$5,145

2003 (b)	Revenues	Gross Profit (a)	Net Income
1st Quarter	$99,989	$19,716	$(438)
2nd Quarter	77,624	16,717	1,057
3rd Quarter	77,044	16,599	795
4th Quarter (c)	77,985	15,722	586
	$332,642	$68,754	$2,000

(a)	Represents total revenues less cost of sales.

(b)	Our financial reporting calendar has thirteen four-week periods ending on the last Sunday in December. The first quarter includes four four-week periods. The second, third and fourth quarters include three four-week periods.

(c)	As discussed in Note 19, we classified the results of operations of the two Sage Hen restaurants from continuing operations to discontinued operations. The net income in the fourth quarter of 2003 includes $154 of additional lease termination charges related to these discontinued operations.

PROSPECTUS DATED                     , 2006

$190,000,000

THE RESTAURANT COMPANY

Offer to Exchange

10% Senior Notes due 2013, Series B
for any and all outstanding
10% Senior Notes due 2013, Series A

PROSPECTUS

The issuer has not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or the issuer's solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until          , 2006 (90 days from the date of this prospectus), all dealers effecting transactions in the Securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification Under the Delaware General Corporation Law

The Restaurant Company, issuer of the New Notes, and The Restaurant Company of Minnesota and Perkins Finance Corporation, each a guarantor of the New Notes, are corporations organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(1)	for any breach of the director's duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(4)	for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under the By-Laws of the Issuer, The Restaurant Company of Minnesota and Perkins Finance Corporation

The by-laws of the Issuer provide that it will indemnify its directors, officers and employees serving at its request (including its subsidiaries), partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the DGCL.

The by-laws of The Restaurant Company of Minnesota and Perkins Finance Corporation, guarantors of the New Notes, each provide that directors will not be liable to the applicable company or its respective stockholders for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Further, without limitation of the rights conferred under the DGCL, each person party to any threatened, pending or completed action by reason of past or present position as a director or officer of either company (and either company may, in the sole discretion of the board of directors, so indemnify a person by reason of the fact that such person is or was an employee or agent of the company, or is or was serving at the request of the company as a director, trustee, member, manager, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise). Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, trustee, manager, member or agent, and shall inure to the benefit of the indemnitee's heirs, testators, intestates, executors and administrators provided the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the applicable company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Any such indemnitee will only be indemnified by the applicable company (unless ordered by a court) if authorized (a) by the board of directors by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel (compensated by the applicable company) in a written opinion or (d) by the stockholders. The indemnification right includes the right to advance payment of expenses incurred in defending any such proceeding in advance of its final disposition, provided, if the DGCL so requires, an undertaking is delivered to the applicable company by or on behalf of such indemnitee to repay all amounts so advanced if it should ultimately be determined that by any final judicial decision that such indemnitee is not entitled to be indemnified for such expenses. The rights to indemnification and to the advancement of expenses conferred in the respective by-laws are not exclusive of any other right which any person may have or may acquire under any statute, the applicable charter, agreement, vote of applicable stockholders or disinterested directors or otherwise.

Indemnification Under the Delaware Limited Liability Company Act

TRC Realty LLC, a guarantor of the New Notes, is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the Delaware Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification Under the Operating Agreement of TRC Realty LLC

The operating agreement of TRC Realty LLC provides that persons covered under Section 18-108 of the Delaware Act will be indemnified and held harmless to the fullest extent of the Delaware Act, the sole member, any officer or employee of TRC Realty LLC who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administration or investigative (including, without limitation, an action by or in the right of TRC Realty LLC) by reason of any action or omission in their respective capacities against any liabilities, expenses (including, without limitation, attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of TRC Realty LLC, and, with respect to any criminal action or proceeding, had not reasonable cause to believe its, his or her conduct was unlawful.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1*	Stock Purchase Agreement, dated as of September 2, 2005, by and among The Restaurant Holding Corporation, The Individuals and Entities listed on Exhibit A attached thereto and TRC Holding Corp.
1.2*	First Amendment to Stock Purchase Agreement, dated as of September 21, 2005, by and among The Restaurant Corporation, TRC Holding Corp., BancBoston Ventures Inc. and Donald N. Smith
3.1*	Certificate of Incorporation of The Restaurant Company
3.2*	Bylaws of The Restaurant Company
3.3*	Certificate of Incorporation of The Restaurant Company of Minnesota
3.4*	Bylaws of The Restaurant Company of Minnesota
3.5*	Certificate of Incorporation of Perkins Finance Corporation
3.6*	Bylaws of Perkins Finance Corporation
3.7*	Certificate of Formation of TRC Realty LLC
3.8*	Limited Liability Company Operating Agreement of TRC Realty LLC
4.1*	Indenture dated September 21, 2005 by and among TRC Finance, Inc., The Restaurant Company, the Guarantors and The Bank of New York, as Trustee
4.2*	Form of 10% Senior Notes due 2013 (included in Exhibit 4.1)
4.3*	Registration Rights Agreement, dated as of September 21, 2005, among TRC Finance, Inc., The Restaurant Company, the Guarantors and the Initial Purchasers
4.4*	Form of Guarantee (included in Exhibit 4.1)
5.1	Opinion of Schulte Roth & Zabel LLP
10.1*	Purchase Agreement, dated as of September 16, 2005 among TRC Finance, Inc. and Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., Jefferies & Company, Inc. and Piper Jaffray & Co. as Initial Purchasers
10.2*	Credit Agreement, dated as of September 21, 2005, by and among The Restaurant Company, as Borrower, The Restaurant Holding Corporation, as Holdings, the Lenders referred to therein, and Wachovia Bank, National Association, as Administrative Agent, Documentation Agent Swingline Lender and Issuing Lender, Wachovia Capital Markets, LLC, as Sole Lead Arranger and Sole Book Manager and BNP Paribas, as Syndication Agent
10.3*	Collateral Agreement, dated as of September 21, 2005, by and among The Restaurant Holding Corporation, The Restaurant Company, and certain of its Subsidiaries as Grantors, in favor of Wachovia Bank, National Association, as Administrative Agent
10.4*	Revolving Credit Note, dated as of September 21, 2005, by The Restaurant Company in favor of BNP Paribas, in the original amount of $12,500,000
10.5*	Revolving Credit Note, dated as of September 21, 2005, by The Restaurant Company in favor of Wachovia Bank, National Association, in the original amount of $12,500,000
10.6*	Joinder Agreement, dated as of September 21, 2005, by and among TRC Finance, Inc., The Restaurant Company, The Restaurant Company of Minnesota, Perkins Finance Corporation and TRC Realty LLC
21.1*	List of subsidiaries of The Restaurant Company
23.1*	Consent of PricewaterhouseCoopers LLP
23.2**	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
25.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee
99.1**	Form of Letter of Transmittal
99.2**	Form of Notice of Guaranteed Delivery for Outstanding 10% Senior Notes due 2013, Series A, in exchange for 10% Senior Notes due 2013, Series B

*	Filed herewith.

**	To be filed by amendment.

Item 22.    Undertakings.

The undersigned Registrants hereby undertake:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrants hereby undertake that:

(1)    Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)    Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Restaurant Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 12th day of January, 2006.

THE RESTAURANT COMPANY
By:	/s/ KAREN L. YOUNG
Name: Karen L. Young Title: Acting Senior Financial Director (Principal Financial and Accounting Officer)

Date: January 12, 2006

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOSEPH F. TRUNGALE	Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2006

Joseph F. Trungale

/s/ KAREN L. YOUNG	Acting Senior Financial Director (Principal Financial and Accounting Officer)	January 12, 2006

Karen L. Young

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Restaurant Company of Minnesota and Perkins Finance Corporation have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 12th day of January, 2006.

THE RESTAURANT COMPANY OF MINNESOTA PERKINS FINANCE CORPORATION
By:	/s/ KAREN L. YOUNG
Name: Karen L. Young Title: Acting Senior Financial Director (Principal Financial and Accounting Officer)

Date: January 12, 2006

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOSEPH F. TRUNGALE	Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2006

Joseph F. Trungale

/s/ KAREN L. YOUNG	Acting Senior Financial Director (Principal Financial and Accounting Officer)	January 12, 2006

Karen L. Young

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRC Realty LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 12th day of January, 2006.

TRC REALTY LLC
By:	/s/ KAREN L. YOUNG
Name: Karen L. Young Title: Acting Senior Financial Director (Principal Financial and Accounting Officer)

Date: January 12, 2006

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOSEPH F. TRUNGALE	Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2006

Joseph F. Trungale

/s/ KAREN L. YOUNG	Acting Senior Financial Director (Principal Financial and Accounting Officer)	January 12, 2006

Karen L. Young

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Stock Purchase Agreement, dated as of September 2, 2005, by and among The Restaurant Holding Corporation, The Individuals and Entities listed on Exhibit A attached thereto and TRC Holding Corp.
1.2*	First Amendment to Stock Purchase Agreement, dated as of September 21, 2005, by and among The Restaurant Corporation, TRC Holding Corp., BancBoston Ventures Inc. and Donald N. Smith
3.1*	Certificate of Incorporation of The Restaurant Company
3.2*	Bylaws of The Restaurant Company
3.3*	Certificate of Incorporation of The Restaurant Company of Minnesota
3.4*	Bylaws of The Restaurant Company of Minnesota
3.5*	Certificate of Incorporation of Perkins Finance Corporation
3.6*	Bylaws of Perkins Finance Corporation
3.7*	Certificate of Formation of TRC Realty LLC
3.8*	Limited Liability Company Operating Agreement of TRC Realty LLC
4.1*	Indenture dated September 21, 2005 by and among TRC Finance, Inc., The Restaurant Company, the Guarantors and The Bank of New York, as Trustee
4.2*	Form of 10% Senior Notes due 2013 (included in Exhibit 4.1)
4.3*	Registration Rights Agreement, dated as of September 21, 2005, among TRC Finance, Inc., The Restaurant Company, the Guarantors and the Initial Purchasers
4.4*	Form of Guarantee (included in Exhibit 4.1)
5.1**	Opinion of Schulte Roth & Zabel LLP
10.1*	Purchase Agreement, dated as of September 16, 2005 among TRC Finance, Inc. and Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., Jefferies & Company, Inc. and Piper Jaffray & Co. as Initial Purchasers
10.2*	Credit Agreement, dated as of September 21, 2005, by and among The Restaurant Company, as Borrower, The Restaurant Holding Corporation, as Holdings, the Lenders referred to therein, and Wachovia Bank, National Association, as Administrative Agent, Documentation Agent Swingline Lender and Issuing Lender, Wachovia Capital Markets, LLC, as Sole Lead Arranger and Sole Book Manager and BNP Paribas, as Syndication Agent
10.3*	Collateral Agreement, dated as of September 21, 2005, by and among The Restaurant Holding Corporation, The Restaurant Company, and certain of its Subsidiaries as Grantors, in favor of Wachovia Bank, National Association, as Administrative Agent
10.4*	Revolving Credit Note, dated as of September 21, 2005, by The Restaurant Company in favor of BNP Paribas, in the original amount of $12,500,000
10.5*	Revolving Credit Note, dated as of September 21, 2005, by The Restaurant Company in favor of Wachovia Bank, National Association, in the original amount of $12,500,000
10.6*	Joinder Agreement, dated as of September 21, 2005, by and among TRC Finance, Inc., The Restaurant Company, The Restaurant Company of Minnesota, Perkins Finance Corporation and TRC Realty LLC
21.1*	List of subsidiaries of The Restaurant Company
23.1*	Consent of PricewaterhouseCoopers LLP
23.2**	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
25.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee
99.1**	Form of Letter of Transmittal
99.2**	Form of Notice of Guaranteed Delivery for Outstanding 10% Senior Notes due 2013, Series A, in exchange for 10% Senior Notes due 2013, Series B

*	Filed herewith.

**	To be filed by amendment.